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Filed Pursuant to Rule 424(b)3
Registration No. 333-150653

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated May 6, 2008)

20,000,000 Equity Units
(Initially Consisting of 20,000,000 Corporate Units)
Legg Mason, Inc.

          The Equity Units will each have a stated amount of $50 and will initially be in the form of Corporate Units, each of which consists of a purchase contract issued by us and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our senior notes due June 30, 2021, which we refer to as the "notes."

  •
  The purchase contract will obligate you to purchase from us, no later than June 30, 2011, for a price of $50 in cash, the following number of shares of our common stock, subject to anti-dilution adjustments:

  •
  if the "applicable market value" of our common stock, which is the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to June 30, 2011, equals or exceeds $                        ,                         shares of our common stock;

  •
  if the applicable market value is less than $                        but greater than $                        , a number of shares of our common stock having a value, based on the applicable market value, equal to $50; and

  •
  if the applicable market value is less than or equal to $                        ,                         shares of our common stock.

  •
  The notes will initially bear interest at a rate of                        % per year, payable, initially, quarterly. The notes will be remarketed as described in this prospectus supplement. Following a successful remarketing, the interest rate on the notes will be reset and interest may become payable semi-annually if we so elect. In addition, following a successful remarketing, we may modify certain terms of the notes as described in this prospectus supplement.

  •
  We will also pay you quarterly contract adjustment payments at a rate of                        % per year of the stated amount of $50 per Equity Unit, or $                        per year, subject to our right to defer contract adjustment payments, as described in this prospectus supplement.

  •
  You can create Treasury Units from Corporate Units by substituting Treasury securities for the notes, and you can recreate Corporate Units by substituting notes for the Treasury securities comprising a part of the Treasury Units.

  •
  Your ownership interest in a note or, if substituted for it, the Treasury securities or the applicable ownership interest in the Treasury portfolio, as the case may be, will be pledged to us to secure your obligation under the related purchase contract.

  •
  If there is a successful remarketing on or prior to the ninth business day immediately preceding June 30, 2011, the notes comprising a part of the Corporate Units will be replaced by the Treasury portfolio described in this prospectus supplement.

          We will apply to list the Corporate Units on the New York Stock Exchange, and we expect trading on the New York Stock Exchange to begin within 30 days of the initial issuance of the Corporate Units. Our common stock is traded on the New York Stock Exchange under the symbol "LM." The last reported sale price of our common stock on May     , 2008 was $        per share.

Investing in the Equity Units involves risks. See "Risk Factors" starting on page S-23.

	Per Corporate Unit		Total
Public offering price		$50.00		$1,000,000,000
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to Legg Mason	$		$

          The underwriters may also purchase up to an additional 3,000,000 Corporate Units at the public offering price less the underwriting discounts and commissions within a 13-day period beginning on (and including) the initial date of issuance of the Corporate Units in order to cover over-allotments, if any.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The Corporate Units will be ready for delivery in book-entry form only through The Depository Trust Company on or about                        , 2008.

Joint Book-Running Managers

Citi	Merrill Lynch & Co.	Goldman, Sachs & Co.	JPMorgan
Global Coordinators and Structuring Agents

The date of this prospectus supplement is                        , 2008.

Prospectus Supplement

Prospectus

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective date of the document in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates. The information contained in or incorporated by reference into this prospectus supplement updates and supplements and, to the extent inconsistent therewith, supersedes the information contained in the accompanying prospectus and any earlier filed document.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the securities we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into that prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, including securities other than those that we are offering in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Incorporation by Reference" in this prospectus supplement and in "Where You Can Find More Information" in the accompanying prospectus. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the prospectus is accurate as of any date other than the date on the front of that document.

        We include cross-references in this prospectus supplement and the accompanying prospectus to captions in those documents where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

        You should not consider any information in this prospectus supplement or the prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of Equity Units. We are not making any representation to you regarding the legality of an investment in the Equity Units by you under applicable investment or similar laws.

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to "Legg Mason," "we," "us," "our" or similar terms are to Legg Mason, Inc. and do not include our subsidiaries.

ii

SUMMARY

        The following information supplements, and should be read together with, the information contained in other parts of this prospectus supplement and in or incorporated by reference into the prospectus to which it relates. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. You should also review "Risk Factors" to determine whether an investment in the Equity Units is appropriate for you.

Legg Mason, Inc.

        Legg Mason is a global asset management company. Acting through our subsidiaries, we provide investment management and related services to institutional and individual clients, company-sponsored mutual funds and other investment vehicles. We offer these products and services directly and through various financial intermediaries. We divide our business into three divisions: Managed Investments; Institutional; and Wealth Management. Within each of our divisions, we provide our services through a number of asset managers, each of which is an individual business that generally markets its products and services under its own brand name.

        Legg Mason, Inc. was incorporated in Maryland in 1981 to serve as a holding company for its brokerage and related subsidiaries. The predecessor companies to Legg Mason trace back to Legg & Co., a Maryland-based broker-dealer formed in 1899. Our subsequent growth has occurred primarily through internal expansion and the acquisition of asset management and broker-dealer firms. In December 2005, Legg Mason completed a transaction in which it sold its broker-dealer businesses to concentrate on the asset management industry.

Recent Developments

        We recently reported our unaudited preliminary results for fiscal year 2008 and the fourth fiscal quarter, which ended March 31, 2008. For the full fiscal year 2008, Legg Mason achieved record annual revenues of $4.63 billion, up 7% from $4.34 billion in fiscal 2007. Net income for fiscal 2008 was $267.6 million, or $1.86 per diluted share, representing a decrease of 59% and 58%, respectively, from fiscal 2007 results. For the quarter ended March 31, 2008, revenues were $1.07 billion, down 6% from $1.14 billion in the fourth quarter of fiscal 2007. Legg Mason reported a net loss of $255.5 million, or $1.81 per diluted share, compared to net income of $172.5 million, or $1.19 per diluted share, in the fourth quarter of fiscal 2007.

        The fourth quarter net loss resulted from two non-cash charges: (1) previously announced support for money market funds, totaling $291.0 million after tax and compensation related adjustments, or $2.06 per diluted share; and (2) a charge of $94.8 million after tax, or $0.66 per diluted share, for a reduction in the value of acquired management contracts held by a Wealth Management subsidiary since the time of its acquisition by Legg Mason.

  Assets Under Management

        Assets Under Management, which we refer to as AUM, at the end of fiscal 2008 were $950.1 billion, down 5% from $998.5 billion at December 31, 2007, and down 2% from $968.5 billion at the end of fiscal 2007.

        AUM decreased primarily as a result of market depreciation of $28.5 billion in the fourth quarter and net client cash outflows of $19.2 billion. Equity outflows were $17 billion and fixed income outflows were $7 billion for the quarter, while liquidity inflows totaled $5 billion.

        Average AUM during the quarter were $975 billion, compared to $1,014 billion in the third quarter of fiscal 2008 and $959 billion in the fourth quarter of fiscal 2007. At March 31, 2008, equity products represented 29% of AUM, fixed income represented 53% and liquidity represented 18%. By business division, 54% of total AUM were in Institutional, 40% in Managed Investments and 6% in Wealth Management. Assets managed for non-U.S. domiciled clients represented 34% of total AUM at March 31, 2008.

        For the fiscal year 2008, total AUM declined by $18.4 billion, or 2%, from $968.5 billion at March 31, 2007.

  Comparison to the Fourth Quarter of Fiscal Year 2007

        Revenues decreased 6% from the prior year quarter, reflecting lower investment advisory fees as a result of reduced performance fees and year-over-year changes in the mix of equity and fixed income assets. Performance fees were $3.3 million, down from $37.5 million in the prior year quarter. Operating expenses increased by 7% from the prior year quarter, primarily due to the $151 million write-down of acquired management contracts. Other non-operating expenses were $530.5 million, driven by approximately $517.2 million of losses and other costs related to Legg Mason's money market fund support. For the quarter, we incurred a net loss of $255.5 million, or $1.81 per diluted share, down from net income of $172.5 million, or $1.19 per diluted share, in the fourth quarter of fiscal 2007. The diluted loss per share included a net charge of $2.06 for the support of the money market funds and a net charge of $0.66 for the write-down of management contracts.

        The pre-tax profit margin decreased to (36.7%) from 24.0% in the fourth quarter of fiscal 2007.

  Results for Fiscal Year 2008

        Total revenues for fiscal 2008 were $4.63 billion, up 7% from the prior fiscal year, primarily driven by an increase in fund advisory fees of 15%. Performance fees decreased for the year by 7%, to $132.7 million. Net income was $267.6 million, down 59% from $646.8 million in fiscal 2007 primarily because of $759.3 million ($408.5 million net of compensation related adjustments and taxes) in non-cash charges resulting from money market fund support and the write-down of acquired asset management contracts discussed above. Earnings were $1.86 per diluted share, a decrease of 58% from $4.48 in fiscal 2007.

        The pre-tax profit margin for fiscal 2008 was 9.6%, compared to 24.0% for fiscal 2007.

  Comparison to the Third Quarter of Fiscal Year 2008

        Revenues of $1.07 billion decreased 10% from $1.19 billion in the prior quarter ended December 31, 2007. There was a loss of $255.5 million in the quarter, compared to net income of $154.6 million in the prior quarter. The decline in net income was largely the result of the non-cash charges to support money market funds and to account for the write-down of management contracts.

        The pre-tax profit margin was (36.7%) compared to 20.8% in the prior quarter.

  Balance Sheet

        At March 31, 2008, Legg Mason's cash position, including cash equivalents, repurchase agreements and cash restricted for collateral purposes, was $2.9 billion, total debt was $2.8 billion and stockholders' equity was $6.6 billion. The ratio of total debt to total capital (total equity plus total debt) was 29%.

  Unaudited Financial Information

        We have not completed our financial statements including footnotes for the three-month period and the year ended March 31, 2008. Additionally, our auditors have not completed their audit procedures for the year ended March 31, 2008 and there can be no assurance that our final results for the three-month period and the year ended March 31, 2008 will not differ materially from the amounts presented herein. In addition, these amounts should not be viewed as a substitute for full year audited financial statements prepared in accordance with generally accepted accounting principles.

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			% Change
	March 31, 2008	December 31, 2007	March 31, 2007	March 31, 2008 Compared to December 31, 2007	March 31, 2008 Compared to March 31, 2007
Operating Revenues:
Investment advisory fees:
Separate accounts	$341,797	$365,735	$376,311	(6.5)%	(9.2)%
Funds	558,382	593,375	542,696	(5.9)	2.9
Performance fees	3,258	50,848	37,514	(93.6)	(91.3)
Distribution and service fees	158,721	172,637	181,533	(8.1)	(12.6)
Other	6,965	4,049	3,743	72.0	86.1

Total operating revenues	1,069,123	1,186,644	1,141,797	(9.9)	(6.4)

Operating Expenses:
Compensation and benefits	326,899	366,377	404,906	(10.8)	(19.3)
Distribution and servicing	304,674	326,698	317,863	(6.7)	(4.1)
Communications and technology	52,326	45,400	46,125	15.3	13.4
Occupancy	32,896	34,303	28,856	(4.1)	14.0
Amortization of intangible assets	13,686	14,155	16,714	(3.3)	(18.1)
Impairment of management contracts	151,000	—	—	n/m	n/m
Other	50,038	57,720	54,879	(13.3)	(8.8)

Total operating expenses	931,519	844,653	869,343	10.3	7.2

Operating Income	137,604	341,991	272,454	(59.8)	(49.5)

Other Income (Expense)
Interest income	22,922	19,356	15,707	18.4	45.9
Interest expense	(28,073)	(20,837)	(18,107)	34.7	55.0
Other	(525,341)	(93,518)	4,241	461.8	n/m

Total other income (expense)	(530,492)	(94,999)	1,841	458.4	n/m

Income (Loss) from Operations before Income Tax Provision (Benefit) and Minority Interests	(392,888)	246,992	274,295	(259.1)	(243.2)
Income tax provision (benefit)	(137,488)	92,319	102,046	(248.9)	(234.7)

Income (Loss) from Operations before Minority Interests	(255,400)	154,673	172,249	(265.1)	(248.3)
Minority interests, net of tax	(51)	(91)	225	(44.0)	n/m

Net Income (Loss)	$(255,451)	$154,582	$172,474	(265.3)	(248.1)

Net income (loss) per share:
Basic	$(1.81)	$1.09	$1.22	(266.1)%	(248.4)%

Diluted	$(1.81)	$1.07	$1.19	(269.2)	(252.1)

Weighted average number of shares outstanding:
Basic	141,132	142,297	141,590
Diluted	141,132 (1)	144,018	144,549

n/m—not meaningful

(1)
Basic shares outstanding used for diluted earnings per share calculation due to loss for period.

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)

	Year Ended March 31,
	2008	2007	% Change
	(Unaudited)
Operating Revenues:
Investment advisory fees:
Separate accounts	$1,464,512	$1,445,796	1.3%
Funds	2,319,788	2,023,140	14.7
Performance fees	132,740	142,245	(6.7)
Distribution and service fees	692,277	716,402	(3.4)
Other	24,769	16,092	53.9

Total operating revenues	4,634,086	4,343,675	6.7

Operating Expenses:
Compensation and benefits	1,569,517	1,568,568	0.1
Distribution and servicing	1,273,986	1,196,019	6.5
Communications and technology	192,821	174,160	10.7
Occupancy	129,425	100,180	29.2
Amortization of intangible assets	57,271	68,410	(16.3)
Impairment of management contracts	151,000	—	n/m
Other	209,890	208,040	0.9

Total operating expenses	3,583,910	3,315,377	8.1

Operating Income	1,050,176	1,028,298	2.1

Other Income (Expense)
Interest income	76,923	58,916	30.6
Interest expense	(82,681)	(71,474)	15.7
Other	(600,547)	28,114	n/m

Total other income (expense)	(606,305)	15,556	n/m

Income from Continuing Operations before
Income Tax Provision and Minority Interests	443,871	1,043,854	(57.5)
Income tax provision	175,995	397,612	(55.7)

Income from Continuing Operations
before Minority Interests	267,876	646,242	(58.5)
Minority interests, net of tax	(266)	4	n/m

Income from Continuing Operations	267,610	646,246	(58.6)
Gain on sale of discontinued operations, net of tax	—	572	n/m

Net Income	$267,610	$646,818	(58.6)

Net income per share:
Basic
Income from continuing operations	$1.88	$4.58	(59.0)%
Gain on sale of discontinued operations	—	—	n/m

	$1.88	$4.58	(59.0)

Diluted
Income from continuing operations	$1.86	$4.48	(58.5)
Gain on sale of discontinued operations	—	—	n/m

	$1.86	$4.48	(58.5)

Weighted average number of shares outstanding:
Basic	142,018	141,112
Diluted	143,976	144,386

n/m—not meaningful

Summary Historical Consolidated Financial Data of Legg Mason, Inc.

        Set forth below is our summary historical consolidated financial data for the periods indicated. You should read the following information in connection with our audited financial statements and the related notes incorporated by reference into this prospectus. The financial information for the years ended March 31, 2007, 2006 and 2005 has been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2007, which is incorporated by reference into this prospectus supplement. The financial information for the nine months ended December 31, 2007 and 2006 has been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, which is incorporated by reference into this prospectus supplement. Our summary historical results are not necessarily indicative of results to be expected in future periods.

        The summary financial data should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements, the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are set forth in our Annual Report on Form 10-K for the year ended March 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007.

	Nine Months Ended December 31,		Year Ended March 31,
	2007	2006	2007	2006	2005
	(unaudited)
	amounts in thousands (except per share amount)
OPERATING RESULTS(1)
Operating revenues	$3,564,963	$3,201,878	$4,343,675	$2,645,212	$1,570,700
Operating expenses	2,652,391	2,446,034	3,315,377	1,965,482	1,081,583

Operating income	912,572	755,844	1,028,298	679,730	489,117
Other income (expense)	(75,813)	13,715	15,556	35,732	(18,359)

Income from continuing operations before income tax provision and minority interests	836,759	769,559	1,043,854	715,462	470,758
Income tax provision	313,483	295,566	397,612	275,595	175,334

Income from continuing operations before minority interests	523,276	473,993	646,242	439,867	295,424
Minority interests, net of tax	(215)	(221)	4	(6,160)	—

Income from continuing operations	523,061	473,772	646,246	433,707	295,424
Income from discontinued operations, net of tax	—	—	—	66,421	113,007
Gain on sale of discontinued operations, net of tax	—	572	572	644,040	—

Net income	$523,061	$474,344	$646,818	$1,144,168	$408,431

Ratio of earnings to fixed charges(2)	11.8x	12.4x	11.0x	11.6x	9.8x
PER SHARE
Net income per share:
Basic
Income from continuing operations	$3.68	$3.36	$4.58	$3.60	$2.86
Income from discontinued operations	—	—	—	0.55	1.09
Gain on sale of discontinued operations	—	—	—	5.35	—

	$3.68	$3.36	$4.58	$9.50	$3.95

Diluted
Income from continuing operations	$3.62	$3.29	$4.48	$3.35	$2.56
Income from discontinued operations	—	—	—	0.51	0.97
Gain on sale of discontinued operations	—	—	—	4.94	—

	$3.62	$3.29	$4.48	$8.80	$3.53

Weighted average shares outstanding:
Basic	142,258	140,960	141,112	120,396	103,428
Diluted	144,351	144,243	144,386	130,279	117,074
Dividends declared	$.720	$.600	$.810	$.690	$.550
BALANCE SHEET
Total assets	$10,561,401	$9,536,109	$9,604,488	$9,302,490	$8,219,472
Long-term debt	1,018,226	1,162,660	1,112,624	1,202,960	811,164
Total stockholders' equity	7,033,686	6,375,623	6,541,490	5,850,116	2,293,146

(1)
Reflects results of the acquired Citigroup Asset Management and Permal businesses since acquisition in fiscal 2006 and discontinued private client, capital markets and mortgage banking and servicing operations, where applicable.

(2)
For purposes of calculating the ratio of earnings to fixed charges, (i) "earnings" consist of our consolidated income from operations before income taxes and fixed charges and (ii) "fixed charges" consist of interest expense, excluding interest on uncertain tax positions, included in earnings and one third of the total Rent, Marketing Data Services, Maintenance, Data Processing Service Bureau and Equipment Rental expenses (considered representative of the interest factor).

The Offering

Issuer	Legg Mason, Inc., a Maryland corporation.
Securities Offered	20,000,000 Equity Units (or 23,000,000 Equity Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50, and consisting of either Corporate Units or Treasury Units as described below. The Equity Units offered will initially consist of 20,000,000 Corporate Units (or 23,000,000 Corporate Units if the underwriters exercise their over-allotment option in full).
The Corporate Units	Each Corporate Unit consists of a purchase contract and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our senior notes due June 30, 2021, which we call the "notes." The notes will be issued in minimum denominations of $1,000 and integral multiples thereof, except in certain limited circumstances. The notes underlying your Corporate Units will be owned by you, but initially will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. If the notes are successfully remarketed during the period for early remarketing described in this prospectus supplement, or if a special event redemption occurs prior to June 30, 2011, the notes underlying the Corporate Units will be replaced by the Treasury portfolio described in this prospectus supplement, and the Treasury portfolio underlying the Corporate Units will then be pledged to us through the collateral agent to secure your obligations under the related purchase contract.
Holders of Corporate Units will be entitled to receive, quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on September 30, 2008, cash distributions consisting of their pro rata share of interest payments on the notes (or distributions on the Treasury portfolio if the notes have been replaced by the Treasury portfolio), and contract adjustment payments payable by us, subject to our right to defer contract adjustment payments as described below.
The Purchase Contracts
Settlement Rate	Each purchase contract underlying an Equity Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on June 30, 2011, which we refer to as the "purchase contract settlement date," for $50 in cash, a number of newly issued shares of our common stock equal to the "settlement rate."
The settlement rate will be calculated as follows:
• if the applicable market value (as defined below) of our common stock is equal to or greater than $ , which we refer to as the "threshold appreciation price," the settlement rate will be shares of our common stock;

• if the applicable market value of our common stock is less than the threshold appreciation price but greater than $ , which we refer to as the "reference price," the settlement rate will be a number of shares of our common stock equal to $50 divided by the applicable market value; and
• if the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be shares of our common stock.
The "applicable market value" of our common stock means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date. The reference price represents the reported last sale price of our common stock on the New York Stock Exchange on May , 2008. The threshold appreciation price represents a % appreciation over the reference price. The reference price, threshold appreciation price and settlement rate are subject to adjustment as described in this prospectus supplement.
Contract Adjustment Payments	Under the purchase contracts, we will be obligated to pay quarterly contract adjustment payments at the rate of % per year on the stated amount of $50 or $ per year.
However, we have the right to defer the payment of contract adjustment payments until no later than the purchase contract settlement date; provided that in a fundamental change early settlement as described in this prospectus supplement we will pay deferred contract adjustment payments through the fundamental change early settlement date. Any deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of % per year until paid, compounded quarterly, to but excluding the payment date.
In the event that we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock, subject to the exceptions set forth under "Description of the Purchase Contracts—Contract Adjustment Payments."
For a description of our capital stock, including the terms on which our common stock may be redeemed at the option of our board of directors, see "Description of Capital Stock" in the accompanying prospectus.

Treasury Units	A Treasury Unit is a unit created from a Corporate Unit and consists of a purchase contract and a 1/20, or 5%, undivided beneficial interest in a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on June 30, 2011 (CUSIP No. 912820NG8), which we refer to as a Treasury security. The Treasury security underlying the Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligations under the related purchase contract.
Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us as described above, subject to our right to defer contract adjustment payments. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the notes that were released to them when they created the Treasury Units as long as they continue to hold the notes.
Creating Treasury Units and Recreating Corporate Units	Subject to certain exceptions described in this prospectus supplement, each holder of Corporate Units will have the right, at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute Treasury securities with the same total principal amount as the aggregate principal amount of the underlying notes held by the collateral agent. Because Treasury securities and the notes are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units. This substitution will create Treasury Units, and the notes will be released to the holder and be tradable separately from the Treasury Units.
In addition, subject to certain exceptions described in this prospectus supplement, each holder of Treasury Units will have the right, at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute notes having the same total principal amount as the aggregate principal amount of the related Treasury securities held by the collateral agent. Because Treasury securities and the notes are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units. This substitution will recreate Corporate Units, and the applicable Treasury securities will be released to the holder and be separately tradable from the Corporate Units.
Early Settlement of the Purchase Contracts	You can settle a purchase contract for cash prior to the purchase contract settlement date, subject to certain exceptions and conditions described under "Description of the Purchase Contracts—Early Settlement" in this prospectus supplement. If a purchase contract is settled early, the number of shares of our common stock to be issued per purchase contract will be the stated amount of $50 divided by the threshold appreciation price, initially shares (subject to adjustment as described in this prospectus supplement).

In addition, upon the occurrence of a "fundamental change" as defined in this prospectus supplement, you will have the right, subject to certain exceptions and conditions described in this prospectus supplement, to accelerate and settle a purchase contract early at a "fundamental change settlement rate," which will depend on the stock price in such fundamental change and the date such fundamental change occurs, as described under "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change."
Holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of the Corporate Units may settle early only in integral multiples of Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date).
Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.
Satisfying Your Payment Obligations under the Purchase Contracts	As a holder of Corporate Units or Treasury Units, you may satisfy your obligations under the purchase contracts as follows:
	•	through early settlement of your purchase contracts in the manner described in this prospectus supplement;
	•	through separate cash settlement prior to the final three-business day remarketing period described below in the case of holders of Corporate Units, unless the Treasury portfolio has replaced the notes underlying the Corporate Units, in the manner described in this prospectus supplement;
	•	through the automatic application of the proceeds of the Treasury securities, in the case of a Treasury Unit, or proceeds from the Treasury portfolio if it has replaced the notes underlying the Corporate Units;
	•	through exercise of the put right as described below if no successful remarketing has occurred and none of the above events has taken place; or
	•	without any further action, upon the termination of the purchase contracts as a result of a bankruptcy, insolvency or reorganization involving Legg Mason, Inc. (and not, for the avoidance of doubt, Legg Mason, Inc.'s subsidiaries).

The Notes
Remarketing the Notes	We may, at our option, elect to remarket the notes underlying the Corporate Units on any remarketing date occurring during the period (which we call the "period for early remarketing") beginning on December 27, 2010 and ending on June 17, 2011, unless the notes have been previously redeemed in connection with a special event redemption or have been previously successfully remarketed. Any remarketing during this period will occur during one or more three-business day remarketing periods that consist of three sequential possible remarketing dates selected by us and will include the notes underlying the Corporate Units and other notes of holders that have elected to include those notes in the remarketing, as described below.
On each remarketing date occurring during the period for early remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes remarketed equal to approximately 100% of the purchase price for the remarketing Treasury portfolio described in this prospectus supplement plus the applicable remarketing fee. If the remarketing is successful, interest on the notes will be reset to the "reset rate" described below and, except with respect to notes that are not a part of Corporate Units the holders of which have elected to have their separate notes remarketed (as described below), a portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase the remarketing Treasury portfolio. This Treasury portfolio will be substituted for the notes underlying the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligations under the purchase contracts. When paid at maturity, an amount of the Treasury portfolio equal to the principal amount of the substituted notes will automatically be applied to satisfy the Corporate Unit holders' obligations to purchase our common stock under the purchase contracts on June 30, 2011. See "Description of the Purchase Contracts—Remarketing" in this prospectus supplement.
If none of the remarketings occurring during a three-business day remarketing period results in a successful remarketing, the interest rate on the notes will not be reset, the notes will continue to be a component of Corporate Units and subsequent remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-business day remarketing periods as described above.
You may notify the purchase contract agent on or prior to the seventh business day immediately preceding June 30, 2011 of your intention to pay cash in order to satisfy your obligations under the related purchase contracts, unless the notes have been successfully remarketed during the period for early remarketing. If you have not given such notification and the notes have not been successfully remarketed during the period for early remarketing, the notes will be remarketed during a three-business day remarketing period beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding June 30, 2011. This three-business day remarketing period is referred to as the "final three-business day remarketing period" and we refer to the third business day immediately preceding June 30, 2011 as the "final remarketing date." In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes equal to approximately 100% of the aggregate principal amount of the notes being remarketed plus the applicable remarketing fee. If the remarketing is successful, interest on the notes will be reset to the "reset rate" described below and, except for notes that are not part of Corporate Units whose holders have elected to have their separate notes remarketed, a portion of the proceeds from the remarketing equal to the aggregate principal amount of the notes being remarketed will automatically be applied to satisfy in full the Corporate Unit holders' obligations to purchase our common stock under the related purchase contracts on the purchase contract settlement date.

If the notes have not been successfully remarketed on or prior to the final remarketing date, the interest rate on the notes will not be reset and holders of all notes will have the right to put their notes to us on the purchase contract settlement date at a put price equal to $1,000 per note ($50 per applicable ownership interest) plus accrued and unpaid interest. A holder of a note underlying a Corporate Unit will be deemed to have automatically exercised this put right unless such holder provides a written notice of an intention to settle the related purchase contract with cash as described in this prospectus supplement. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the notes underlying such Corporate Units against such holder's obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to such holder our common stock pursuant to the related purchase contracts.
Election Not to Participate in the Remarketing	You may elect not to participate in any remarketing and to retain the notes underlying your Corporate Units by:
• creating Treasury Units as described above; or

• settling purchase contracts early as described above; or
• in the case of the final three-business day remarketing period, notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the seventh business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the sixth business day before the purchase contract settlement date.
Whether or not you participate in the remarketing, upon a successful remarketing your notes will become subject to the modified provisions described under "Description of the Purchase Contracts—Remarketing—Early Remarketing."
Interest	Interest on the notes will be payable, initially, quarterly in arrears at the rate of % per annum of the principal amount of the notes to, but excluding, the "reset effective date." The "reset effective date" will be:
• in the case of a remarketing during the period for early remarketing, the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, or
• in the case of a remarketing during the final three-business day remarketing period, the purchase contract settlement date.
Following a successful remarketing, the notes will bear interest at the "reset rate" described below from the reset effective date to, but excluding, June 30, 2021 or, if we elected to modify the stated maturity to an earlier date in connection with the successful remarketing, such earlier maturity date. If there is not a successful remarketing of the notes, the interest rate will not be reset and the notes will continue to bear interest at the initial interest rate, payable quarterly in arrears.
Prior to the reset effective date, interest payments will be payable quarterly in arrears on each March 30, June 30, September 30 and December 30, commencing on September 30, 2008. From the reset effective date, interest payments on all notes may be paid semi-annually in arrears on interest payment dates to be selected by us. If no successful remarketing of the notes occurs, interest payments on all notes will remain payable quarterly in arrears on the original quarterly interest payment dates.
The Reset Rate	Unless a special event redemption has occurred, the reset rate on the notes will become effective on the reset effective date. The reset rate will be the interest rate determined by the remarketing agent as the rate the notes should bear in order for the notes underlying the Corporate Units to have an approximate aggregate market value on the remarketing date of:

• 100% of the Treasury portfolio purchase price plus the applicable remarketing fee, in the case of a remarketing prior to the final three-business day remarketing period, or
• 100% of the aggregate principal amount of the notes being remarketing plus the applicable remarketing fee, in the case of a remarketing during the final three-business day remarketing period.
The interest rate on the notes will not be reset if there is not a successful remarketing. Any reset rate may not exceed the maximum rate, if any, permitted by applicable law.
Maturity	The initial maturity date of the notes will be June 30, 2021. Upon a successful remarketing of the notes, we may elect, without the consent of any of the holders, to modify the notes' stated maturity to any date later than December 30, 2012 and earlier than June 30, 2021; provided that there will be at least two years between the reset effective date and the earlier maturity date. Such earlier maturity date, if any, will be selected on the remarketing date and will become effective on the reset effective date. If the notes are not successfully remarketed prior to June 30, 2011, the stated maturity of the notes will remain as June 30, 2021.
Redemption	The notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event or an accounting event, as such terms are defined in this prospectus supplement (collectively, a "special event"), at any time prior to the earlier of the date of a successful remarketing and the purchase contract settlement date, as described in this prospectus supplement under "Description of the Notes—Optional Redemption—Special Event." Following any such redemption of the notes, which we refer to as a "special event redemption," the redemption price for the notes that underlie the Corporate Units will be paid to the collateral agent who will purchase the special event Treasury portfolio and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interests in the special event Treasury portfolio will replace the applicable ownership interests in the notes as a component of the Corporate Units and will be pledged to us through the collateral agent. Holders of the notes that do not underlie Corporate Units will receive the redemption price paid in such special event redemption in full.
Other than in connection with a special event, the notes may not be redeemed prior to December 30, 2012. The notes will be redeemable thereafter, at our option, in whole or in part, at any time, and from time to time, at a redemption price equal to the principal amount thereof and any accrued and unpaid interest. In connection with a successful remarketing, we may add to, modify or remove altogether our optional redemption right; provided that there will be at least two years between the reset effective date and any modified redemption date.

Ranking	The notes will rank equally with all of our existing and future unsecured and unsubordinated obligations. See "Description of Debt Securities" in the accompanying prospectus. In connection with a successful remarketing, we may change the ranking of the notes to be our senior subordinated or subordinated obligations.
Participation in a Remarketing for Holders of Separate Notes	Holders of notes that are not part of the Corporate Units may elect, in the manner described in this prospectus supplement, to have their notes remarketed by the remarketing agent along with the notes included in the Corporate Units. See "Description of the Notes—Optional Remarketing." Such holders may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time prior to the first day of the restricted period described under "Description of the Equity Units—Creating Treasury Units." Whether or not you participate in the remarketing, upon a successful remarketing your notes will become subject to the modified provisions described under "Description of the Purchase Contracts—Remarketing—Early Remarketing."
Put Right for Holders of Separate Notes	Holders of notes that are not part of a Corporate Unit may exercise their put right upon a failed final remarketing by providing written notice at least two business days prior to the purchase contract settlement date. The put price will be paid to such holder on the purchase contract settlement date.
U.S. Federal Income Tax Consequences	For a discussion of the material U.S. Federal income tax consequences relating to an investment in the Equity Units, see "Material U.S. Federal Income Tax Consequences" below.

THE OFFERING—EXPLANATORY DIAGRAMS

        The following diagrams demonstrate some of the key features of the purchase contracts, applicable ownership interests in the notes, Corporate Units and Treasury Units, and the transformation of Corporate Units into Treasury Units and notes.

        The following diagrams assume that the notes are successfully remarketed during the final three-business day remarketing period and the interest rate on the notes is reset on the purchase contract settlement date.

Purchase Contract

        Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of our common stock on the purchase contract settlement date. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

Notes:

(1)
If the applicable market value of our common stock is less than or equal to the reference price of $                (subject to adjustment), the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the reference price.

(2)
If the applicable market value of our common stock is between the reference price and the threshold appreciation price of $                (subject to adjustment), the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the applicable market value.

(3)
If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the threshold appreciation price of $                (subject to adjustment).

(4)
The reference price represents the last reported sale price of our common stock on the New York Stock Exchange on May     , 2008.

(5)
The threshold appreciation price represents a                % appreciation over the reference price.

(6)
Expressed as a percentage of the reference price. The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments and certain other modifications.

Corporate Units

        A Corporate Unit consists of two components as described below:

  •
  The holder of a Corporate Unit owns the 1/20 undivided beneficial ownership interest in the note but will pledge it to us to secure the holder's obligation under the related purchase contract.

  •
  The foregoing analysis assumes the notes are successfully remarketed during the final three-business day remarketing period. If the remarketing were to be successful prior to such period, following the remarketing of the notes, the applicable ownership interests in the Treasury portfolio will replace the applicable ownership interest in notes as a component of the Corporate Unit and the reset rate would be effective three business days following the successful remarketing.

  •
  If the Treasury portfolio has replaced the notes as a result of a special event redemption prior to June 30, 2011, the applicable ownership interest in the Treasury portfolio will also replace the applicable ownership interest in the notes as a component of the Corporate Unit.

Notes:

(1)
Each holder will own a 1/20, or 5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount note.

(2)
Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

(3)
Contract adjustment payments may be deferred as described in this prospectus supplement.

Treasury Units

  •
  The holder owns the 1/20 ownership interest in the Treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure the holder's obligations under the related purchase contract. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder recreates a Corporate Unit, the cash due on maturity of the Treasury security will be used to satisfy the holder's obligation under the related purchase contract.

  •
  Treasury Units can only be created with integral multiples of 20 Corporate Units.

Notes:

(1)
Contract adjustment payments may be deferred as described in this prospectus supplement.

The Notes

        The notes have the terms described below(1):

Notes:

(1)
Treasury Units may only be created in integral multiples of 20. As a result, the creation of 20 Treasury Units will release a $1,000 principal amount note held by the collateral agent.

Transforming Corporate Units into Treasury Units and Notes

  •
  Because the notes and the Treasury securities are issued in minimum denominations of $1,000, holders of Corporate Units may only create Treasury Units in integral multiples of 20 Corporate Units.

  •
  To create 20 Treasury Units, a holder separates 20 Corporate Units into their two components—20 purchase contracts and a note—and then combines the purchase contracts with a Treasury security that matures on or before the purchase contract settlement date.

  •
  The note, which is no longer a component of Corporate Units and has a principal amount of $1,000, is released to the holder and is tradable as a separate security.

  •
  A holder owns the Treasury security that forms a part of the Treasury Units but will pledge it to us through the collateral agent to secure its obligations under the related purchase contract.

  •
  The Treasury security together with the 20 purchase contracts constitute 20 Treasury Units.

  •
  Following the successful remarketing of the notes prior to the final three-business day remarketing period or a special event redemption, the applicable ownership interests in the Treasury portfolio, rather than the note, will be released to the holder upon the transformation of Corporate Units into Treasury Units and will be tradable separately.

  •
  Prior to a successful remarketing of the notes or a special event redemption, the holder can also transform 20 Treasury Units and a $1,000 principal note into 20 Corporate Units. Following that transformation, the Treasury security, which will no longer be a component of the Treasury Unit, will be released to the holder and will be tradable as a separate security.

  •
  If the applicable ownership interest in the Treasury portfolio has replaced the notes underlying the Corporate Units, the transformation of Corporate Units into Treasury Units and the transformation of Treasury Units into Corporate Units can only be made in certain larger minimum amounts, as more fully described in this prospectus supplement.

Notes:

(1)
Each holder will own a 1/20, or 5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount note.

(2)
Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

(3)
Contract adjustment payments may be deferred as described in this prospectus supplement.

Illustrative Remarketing Timelines

        The following timeline is for illustrative purposes only and is not definitive. For purposes of this timeline, we assume that we have elected to remarket the aggregate principal amount of notes underlying the Corporate Units as part of their Corporate Units on the first day (which we refer to as "T" in the timeline) of a hypothetical three-business day remarketing period during the period for early remarketing beginning on, and including, December 27, 2010 and ending on, and including, June 17, 2011. This example assumes that the notes have not been previously redeemed in connection with a special event redemption or been previously successfully remarketed.

Date	Event
December 27, 2010	First business day of the period for early remarketing.
T-16 business days (10 business days prior to the remarketing announcement date)
Notice to Holders—We will request, not later than 10 business days prior to the remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing.
T-6 business days (6 business days immediately preceding the first remarketing date of a three-business day remarketing period)
Remarketing Announcement Date—We will announce any remarketing of the notes on such business day by causing a remarketing announcement to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Services.
T-5 business days (5 business days prior to the first day of the three-business day remarketing period)
Beginning of Optional Remarketing Election Period—Holders of notes that do not underlie Corporate Units may elect to have their notes remarketed in the same manner and at the same price as notes underlying the applicable ownership interests in notes constituting a part of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.
T-2 business days (2 business days prior to the first day of the three-business day remarketing period)
End of Optional Remarketing Election Period—This is the last day for holders of notes that do not underlie Corporate Units to elect to have their notes remarketed in the same manner and at the same price as notes underlying the applicable ownership interests in notes constituting a part of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

T-1 business day (1 business day prior to the first day of the three-business day remarketing period)	This is the last day prior to the three-business day remarketing period:
	•	to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units; and
	•	for holders of Corporate Units to settle the related purchase contracts early.

Holders of Corporate Units will once again be able to make any of these elections on the business day following the last remarketing day of the three-business day remarketing period if the remarketing is unsuccessful.
T to T+3 business days (3 business days beginning on, and including, the first day of the remarketing period)	Three-Business Day Remarketing Period—
•
if a failed remarketing occurs, we will cause a notice of the unsuccessful remarketing attempt of notes to be published on the business day following the last of the three remarketing dates comprising the three-business day remarketing period.
•
if a successful remarketing occurs, (i) the remarketing agent will purchase the Treasury portfolio and (ii) we will request the depositary to notify its participants holding notes of the maturity date, reset rate, interest payment dates, and any other modified terms, established for the notes during the remarketing on the business day following the remarketing date on which the notes were successfully remarketed.

Reset Effective Date—The reset rate on the notes, the modified maturity date, if any, and the modified ranking and redemption rights, if any, will be determined on the date that the remarketing agent is able to successfully remarket the notes, and will become effective, if the remarketing is successful, on the reset effective date, which will be the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within 5 business days of an interest payment date in which case such interest payment date will be the reset effective date.

        The following timeline is for illustrative purposes and is not definitive. For purposes of this timeline, we have assumed that there was no successful remarketing during the period for early remarketing and that the notes have not been previously redeemed in connection with a special event redemption.

Date	Event
No later than June 6, 2011 (10 business days prior to the final remarketing announcement date)
Notice to Holders—We will request, not later than 10 business days prior to the final remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing.
June 16, 2011 (5 business days prior to the first day of the final three-business day remarketing period)
Beginning of Optional Remarketing Election Period—Holders of notes that do not underlie Corporate Units may elect to have their notes remarketed in the same manner and at the same price as notes underlying the applicable ownership interests in notes constituting a part of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.
June 20, 2011 (3 business days prior to the first business day of the final remarketing period)
Final Remarketing Announcement Date—We will announce the remarketing to occur during the final three-business day remarketing period on such day by causing a remarketing announcement to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Services.
June 21, 2011 (2 business days prior to the first day of the final three-business day remarketing period and 7 business days immediately preceding June 30, 2011)
End of Optional Remarketing Election Period—This is the last day for holders of notes that do not underlie Corporate Units to elect to have their notes remarketed in the same manner and at the same price as notes underlying the applicable ownership interests in notes constituting a part of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

Notice to Settle With Cash—A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on this day.
June 22, 2011 (1 business day immediately preceding the final three-business day remarketing period and six business days immediately preceding June 30, 2011)	This is the last day prior to the final three-business day remarketing period:
• to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units;
• for holders of Corporate Units or Treasury Units to settle the related purchase contracts early; and
•
for holders of Corporate Units who have elected to settle the related purchase contracts with separate cash to deliver the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time on such day.
June 23, 2011 to June 27, 2011 (final remarketing period)
Final Three-Business Day Remarketing Period—We will attempt a final remarketing beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding the purchase contract settlement date.

If a successful remarketing does not occur during the final three-business day remarketing period, we will cause a notice of the unsuccessful remarketing attempt of notes to be published not later than 9:00 a.m., New York City time, on the business day following the last of the three remarketing dates comprising the final three-business day remarketing period.
June 30, 2011 (the purchase contract settlement date)
Reset Effective Date—The reset rate on the notes, the modified maturity date, if any, and the modified ranking and redemption rights, if any, will be determined on the date that the remarketing agent is able to successfully remarket the notes, and will become effective, if the final remarketing is successful, on the reset effective date, which will be the purchase contract settlement date.

RISK FACTORS

        An investment in the Equity Units involves various material risks. Prior to making a decision about investing in the Equity Units, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the risks described below and all of the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Our business, and the asset management industry in general, is subject to numerous risks, uncertainties and other factors that could negatively affect our business or results of operations. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, in whole or in part, our business, financial condition and results of operations could suffer. In that event, the price of the Equity Units and our common stock could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and actual results may differ substantially from those discussed in these forward-looking statements. See "Forward-Looking Statements" in this prospectus supplement.

Risks Related to Our Business

Our Leverage May Affect our Business and May Restrict our Operating Results

        At December 31, 2007, on a consolidated basis, we had approximately $1.5 billion in total indebtedness and total stockholders' equity of $7.0 billion, and our goodwill and other intangible assets were $2.6 billion and $4.4 billion, respectively. As of December 31, 2007, after giving effect to the sale on January 31, 2008 of our 2.5% Convertible Senior Notes due 2015 and the sale of the units, including the notes, offered hereby, we would have had an aggregate consolidated indebtedness outstanding of approximately $3.8 billion ($3.9 billion if the underwriters exercise their overallotment option in full). As of May 6, 2008, we had $440 million of additional borrowing capacity available under our various credit agreements, subject to certain conditions. As a result of this substantial indebtedness, we are required to use a significant portion of our cash flow to service principal and interest on our debt, which will limit the cash flow available for other business opportunities. In addition, these servicing obligations would increase in the future if we incur additional indebtedness and, in this regard, we have available credit facilities that are not currently being utilized.

        Our ability to make scheduled payments of principal of, to pay interest on, or to refinance, our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control and by a variety of factors specific to our business.

        The level of our indebtedness could:

  •
  limit our ability to obtain additional debt financing in the future or to borrow under our existing credit facilities (our principal debt facilities require that (i) our ratio of total debt to Consolidated EBITDA (as defined therein) not exceed 2.5 to 1 and (ii) our ratio of Consolidated EBITDA to total cash interest payments on certain Indebtedness (as defined therein) exceeds 4 to 1);

  •
  limit cash flow available for general corporate purposes due to the ongoing cash flow requirements for debt service;

  •
  limit our flexibility, including our ability to react to competitive and other changes in the industry and economic conditions generally and our ability to provide support, should we elect to do so, to funds that our subsidiaries manage; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

        Upon the occurrence of various events, such as a change of control, some or all of our outstanding debt obligations may come due prior to their maturity date. In addition, $425 million of our 6.75%

senior notes mature on July 2, 2008. The notes offered hereby do not contain any covenants that restrict our ability to incur additional debt.

Support We Have Provided to Liquidity Funds Has, and Will Continue to, Affect Our Financial Position and Results of Operations

        As has been widely publicized, since late July 2007, there has been substantial disruption in the worldwide fixed income markets, including, specifically, the market for commercial paper. This disruption has included a dramatic reduction in buyers of commercial paper, particularly asset backed commercial paper securities ("ABCP") and medium term notes ("MTN") issued by structured investment vehicles, which has adversely affected the liquidity in the market. ABCP refer generally to commercial paper that is collateralized by a pool of assets, such as receivables, loans or securities, and includes commercial paper issued by structured investment vehicles ("SIVs"). The MTN in which these funds invest are generally similarly collateralized. ABCP and MTN are typically over-collateralized when initially issued, although the securities do not always remain over-collateralized. A SIV is a special purpose entity created solely to issue securities, including ABCP and MTN, and use the proceeds to acquire the collateral that secures its securities. As a result of these liquidity constraints and, for certain issuers, credit concerns, a number of ABCP and MTN securities have been, or currently are, placed on credit watch or downgraded by ratings agencies and certain ABCP and MTN issuers have defaulted on their obligations under their securities and become the subject of restructuring negotiations or insolvency proceedings, and additional issuers may become so in the future. Liquidity asset management funds that are managed by our subsidiaries invest in fixed income securities, including commercial paper, and have been, and may continue to be, affected by these issues and other types of funds managed by our subsidiaries, including closed end funds that have issued auction rate preferred securities, have also been affected by these issues.

        In response to these issues, we have taken steps to provide contingent support to certain of the liquidity funds that our subsidiaries manage. The steps that we have taken to date include:

  •
  procuring letters of credit from banks in an aggregate amount of $485 million supporting securities held by funds,

  •
  entering into capital support agreements with two funds pursuant to which we have agreed to provide up to $415 million in capital contributions to the funds if they recognize losses from investments in certain ABCP or MTN, including upon the required sale of the underlying securities upon the expiration of the agreements,

  •
  purchasing an aggregate of $99 million in principal amount of Canadian conduit securities from a Canadian fund,

  •
  entering into a total return swap transaction with a major bank pursuant to which the bank purchased $890 million in principal amount of ABCP from a liquidity fund and we agreed to be responsible to the bank for any losses it suffers on the investment, and

  •
  purchasing an aggregate of $132 million in principal amount (of which $82 million remains outstanding) of non-bank sponsored SIV issued securities from a fund.

        These steps have resulted in non-cash expenses of $608.3 million in fiscal 2008 ($313.7 million net of compensation adjustments and tax) and $517.2 million in the fourth quarter of fiscal 2008 ($291.0 million net of compensation adjustments and tax). These non-cash expenses are the primary reason we recorded a net loss of $255.5 million in that quarter. We may also incur additional expenses as a result of declines in the value of ABCP or MTN with respect to which we have provided credit support and that could result in reduced earnings, or losses, in future periods, even if we do not undertake further support activities.

        Each of the letters of credit and capital support agreements that we have put in place to support liquidity funds expire one year from the date on which they were acquired. Several of the letters of credit ($335 million in aggregate) must be drawn in full immediately prior to their expiration if the fund continues to hold the underlying securities. The other letter of credit arrangements and the capital support agreements require that the funds sell the underlying securities immediately prior to the expiration date, and draw upon the support to fund any losses. If the funds continue to hold the underlying securities upon these expiration dates and market conditions have not improved, we will most likely be required to utilize significant amounts of cash to address these obligations.

        In the future, we may elect to provide additional credit, liquidity, or other support to products that we manage, particularly liquidity funds, although we are not legally required to do so and there can be no assurance that any support would be sufficient to avoid an adverse impact on any product or investors in any product. A decision to provide support may arise from factors specific to our products or from industry wide factors. The support that we have provided exposes us to the risk of losses on the securities to which the support applies. In addition, if we elect to provide additional support, we could incur losses from the support we provide and incur additional costs, including financing costs, in connection with the support. These losses and additional costs could be material, and could adversely affect our earnings. If we were to take such actions we may also restrict our corporate assets, limiting our flexibility to use these assets for other purposes, and may be required to raise additional capital.

Poor Investment Performance Could Lead to a Loss of Assets Under Management and a Decline in Revenues

        We believe that investment performance is one of the most important factors for the maintenance and growth of our assets under management. Poor investment performance, either on an absolute or relative basis, could impair our revenues and growth because:

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  existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory and other fees;

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  our ability to attract funds from existing and new clients might diminish; and

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  negative absolute investment performance will directly reduce our managed assets.

        In addition, in the ordinary course of our business we may reduce or waive investment management fees, or limit total expenses, on certain products or services for particular time periods to manage fund expenses, or for other reasons, and to help retain or increase managed assets. If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced. During the last two years, several of our key equity asset managers have not produced strong investment performance, on a relative basis, and, in some cases, an absolute basis, in certain products or accounts that they manage. These investment performance issues may have hindered the ability of these asset managers to grow their assets under management and revenues and, in some cases, have contributed to a significant reduction in their assets under management and revenues and a reduction in performance fees. There can be no assurance as to when, or if, these investment performance issues, or the resulting effects on the managers' assets under management and revenues, will be resolved. Moreover, even if investment performance should improve in the short term, in some cases there may be a lag before that performance produces a positive effect on the manager's assets under management or revenues.

Assets Under Management May Be Withdrawn, Which May Reduce our Revenues and Net Income

        Our investment advisory and administrative contracts are generally terminable at will or upon relatively short notice, and investors in the mutual funds that we manage may redeem their investments in the funds at any time without prior notice. Institutional and individual clients can terminate their relationships with us, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates, changes in investment preferences of clients, changes in our reputation in the marketplace, changes in management or control of clients or third party distributors with whom we have relationships, loss of key investment management or other personnel and financial market performance. This risk is underscored by the fact that we have one international client that represents approximately 5% of our total assets under management (although it generates less than 1% of our operating revenues). In addition, in a declining stock market, the pace of mutual fund redemptions and withdrawal of assets from other accounts could accelerate. Poor investment performance generally or relative to other investment management firms tends to result in decreased purchases of fund shares, increased redemptions of fund shares, and the loss of institutional or individual accounts. During fiscal year 2008, our assets under management decreased from $969 billion at March 31, 2007 to $950 billion at March 31, 2008. One driver of this decrease was $26 billion in net client outflows (of which $44 billion was outflows from equity assets offset by $18 billion in inflows from fixed income and liquidity assets). During the quarter ended March 31, 2008, our assets under management declined by $48 billion, primarily as a result of market depreciation of $28 billion and net asset client outflows of $19 billion. This decrease in our assets under management reduced our revenues and our operating income.

If We Are Unable to Maintain our Fee Levels or If Our Asset Mix Changes, our Revenues and Margins Could Be Reduced

        Our profit margins and net income are dependent in significant part on our ability to maintain current fee levels for the products and services that our asset managers offer. There has been a trend toward lower fees in some segments of the asset management industry, and no assurances can be given that we will be able to maintain our current fee structure. Competition could lead to our asset managers reducing the fees that they charge their clients for products and services. See "—Competition in the Asset Management Industry Could Reduce our Revenues and Net Income." In addition, our asset managers may be required to reduce their fee levels, or restructure the fees they charge, because of, among other things, regulatory initiatives or proceedings that are either industry-wide or specifically targeted or court decisions. For example, several firms in the mutual fund business have agreed to reduce the management fees that they charge registered mutual funds as part of regulatory settlements. A reduction or other change in the fees that our asset managers charge for their products and services will reduce our revenues and could reduce our net income. These factors also could inhibit our ability to increase fees for certain products.

        Our assets under management can generate very different revenues per dollar of managed assets based on factors such as the type of asset managed—equity assets generally produce greater revenues than fixed income assets, the type of client—institutional clients generally pay lower fees than other clients, the type of asset management product or service provided and the fee schedule of the asset manager providing the service. A shift in the mix of our assets under management from higher revenue-generating assets to lower revenue-generating assets may result in a decrease in our revenues even if our aggregate level of assets under management remains unchanged or increases. A decrease in our revenues, without a commensurate reduction in expenses, will reduce our net income. We experienced such a shift in the mix of our assets under management to a modest extent during certain of the quarters in fiscal year 2007. During fiscal year 2008, we experienced such a shift to a greater extent, as our equity assets under management declined from $338 billion (35% of our total assets under management) to $272 billion (29% of our total assets under management). During the quarter ended March 31, 2008, our equity assets under management decreased by 15%, from $321 billion at December 31, 2007 to $272 billion at March 31, 2008.

Our Mutual Fund Management Contracts May Not Be Renewed, Which May Reduce our Revenues and Net Income

        A substantial portion of our revenues comes from managing U.S. mutual funds. We generally manage these funds pursuant to management contracts with the funds that must be renewed and approved by the funds' boards of directors annually. A majority of the directors of each mutual fund are independent from us. Although the funds' boards of directors have historically approved each of our management contracts, there can be no assurance that the board of directors of each fund that we manage will continue to approve the fund's management contract each year, or will not condition its approval on the terms of the management contract being revised in a way that is adverse to us. If a mutual fund management contract is not renewed, or is revised in a way that is adverse to us, it could result in a reduction in our revenues and, if our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

Unavailability of Appropriate Investment Opportunities Could Hamper our Investment Performance or Growth

        An important component of investment performance is the availability of appropriate investment opportunities for new client funds. If any of our asset managers is not able to find sufficient investments for new client assets in a timely manner, the asset manager's investment performance could be adversely affected. Alternatively, if one of our asset managers does not have sufficient investment opportunities for new funds, it may elect to limit its growth by reducing the rate at which it receives new funds. Depending on, among other factors, prevailing market conditions, the asset manager's investment style, regulatory and other limits and the market sectors and types of opportunities in which the asset manager typically invests (such as less capitalized companies and other more thinly traded securities in which relatively smaller investments are typically made), the risks of not having sufficient investment opportunities may increase when an asset manager increases its assets under management, particularly when the increase occurs very quickly. If our asset managers are not able to identify sufficient investment opportunities for new client funds, their investment performance or ability to continue to grow may be reduced.

Changes in Securities Markets and Prices May Affect our Revenues and Net Income

        A large portion of our revenues is derived from investment advisory contracts with clients. Under these contracts, the investment advisory fees we receive are typically based on the market value of assets under management. Accordingly, a decline in the prices of securities generally may cause our revenues and income to decline by:

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  causing the value of our assets under management to decrease, which would result in lower investment advisory and other fees;

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  causing our clients to withdraw funds in favor of investments they perceive offer greater opportunity or lower risk, which would also result in lower investment advisory and other fees; or

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  decreasing the performance fees earned by our asset managers.

        If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

        There are substantial fluctuations in price levels in the securities markets. These fluctuations can occur on a daily basis and over longer periods as a result of a variety of factors, including national and international economic and political events, broad trends in business and finance, and interest rate movements. Reduced securities market prices generally may result in reduced revenues from lower levels of assets under management and loss or reduction in incentive and performance fees. Periods of reduced market prices may adversely affect our profitability because fixed costs remain relatively unchanged. Because we operate in one industry, the business cycles of our asset managers may occur contemporaneously. Consequently, the effect of an economic downturn may have a magnified negative effect on our business.

Increases in Interest Rates Could Have Adverse Effects on our Fixed Income and Liquidity Assets Under Management

        Increases in interest rates from their present levels may adversely affect the net asset values of our assets under management. In addition, in a rising interest rate environment institutional investors may shift liquidity assets that we manage in pooled investment vehicles to direct investments in the types of assets in which the pooled vehicles invest in order to realize higher yields. Furthermore, increases in interest rates may result in reduced prices in equity markets. Any of these effects could lower our assets under management and revenues and, if our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

Competition in the Asset Management Industry Could Reduce our Revenues and Net Income

        The asset management industry in which we are engaged is extremely competitive and we face substantial competition in all aspects of our business. We compete with numerous international and domestic asset management firms and broker-dealers, mutual fund complexes, hedge funds, commercial banks, insurance companies, other investment companies and other financial institutions. Many of these organizations offer products and services that are similar to, or compete with, those offered by our asset managers and have substantially more personnel and greater financial resources than we do. Some of these competitors have proprietary products and distribution channels that make it more difficult for us to compete with them. In addition, many of our competitors have long-standing and established relationships with distributors and clients. From time to time, our asset managers also compete with each other for clients and assets under management. Our ability to compete may be adversely affected if, among other things, our asset managers lose key employees or under-perform in comparison to relevant performance benchmarks or peer groups.

        A sizable number of new asset management firms and mutual funds have been established in the last fifteen years, increasing our competition. In addition, the asset management industry has experienced consolidation as numerous asset management firms have either been acquired by other financial services firms or ceased operations. In many cases, this has resulted in firms with greater financial resources than we have. In addition, a number of heavily capitalized companies, including commercial banks and foreign entities have made investments in and acquired asset management firms. Access to mutual fund distribution channels has also become increasingly competitive. All of these factors could make it more difficult for us to compete, and no assurance can be given that we will be successful in competing and growing our assets under management and business. If clients and potential clients decide to use the services of competitors, it could reduce our revenues and growth rate, and if our revenues decrease without a commensurate reduction in our expenses, our net income will be reduced. In addition, our asset managers are not typically the lowest cost provider of asset management services. To the extent that we compete on the basis of price in any of our businesses, we may not be able to maintain our current fee structure in that business, which could adversely affect our revenues and net income.

        Our sole business is asset management. As a result, we may be more affected by trends and issues affecting the asset management business, such as industry-wide regulatory issues and inquiries, publicity about, and public perceptions of the industry and asset management industry market cycles, than other financial services companies that have more diversified businesses.

We May Engage in Strategic Transactions That Could Create Risks

        As part of our business strategy, we regularly review, and from time to time have discussions with respect to potential strategic transactions, including potential acquisitions, dispositions, consolidations, joint ventures or similar transactions, some of which may be material. There can be no assurance that we will find suitable candidates for strategic transactions at acceptable prices, have sufficient capital resources to accomplish our strategy, or be successful in entering into agreements for desired transactions. In addition, these transactions typically involve a number of risks and present financial, managerial and operational challenges, including:

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  adverse effects on our reported earnings per share in the event acquired intangible assets or goodwill become impaired;

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  existence of unknown liabilities or contingencies that arise after closing; and

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  potential disputes with counterparties.

        Acquisitions, including completed acquisitions, also pose the risk that any business we acquire may lose customers or employees or could under-perform relative to expectations. We could also experience financial or other setbacks if transactions encounter unanticipated problems, including problems related to execution or integration. Following the completion of an acquisition, we may have to rely on the seller to provide administrative and other support, including financial reporting and internal controls, to the acquired business for a period of time. There can be no assurance that the seller will do so in a manner that is acceptable to us.

        The acquisition of Citigroup's asset management business (the "CAM business") gave rise to all of the risks discussed above. In addition, there is no assurance that we will continue to receive the expected benefits of the CAM business acquisition, including expected resulting cost savings. If we are unable to retain key personnel of the former CAM business, or the business' client relationships and managed assets, it could adversely affect our business. Any of these risks could reduce our revenues or increase our expenses, which could adversely affect our net income.

        Strategic transactions typically are announced publicly even though they may remain subject to numerous closing conditions, contingencies and approvals and there is no assurance that any announced transaction will actually be consummated. The failure to consummate an announced transaction could have an adverse effect on us. Future transactions may also further increase our leverage or, if we issue equity securities to pay for acquisitions, dilute the holdings of our existing stockholders.

Regulatory Matters May Negatively Affect our Business and Results of Operations

        Our business is subject to regulation by various regulatory authorities that are charged with protecting the interests of our clients. We could be subject to civil liability, criminal liability, or sanction, including revocation of our subsidiaries' registrations as investment advisers, revocation of the licenses of our employees, censures, fines, or temporary suspension or permanent bar from conducting business, if we violate such laws or regulations. Any such liability or sanction could have a material adverse effect on our financial condition, results of operations, and business prospects. In addition, the regulatory environment in which we operate frequently changes and has seen significant increased regulation in recent years. In particular, we have incurred significant additional costs in recent years as a result of regulatory changes affecting U.S. mutual funds. We may be adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations. For example, we note that federal government officials recently have proposed significant changes to the regulatory structure of the financial services industry. Our business and results of operations can also be adversely affected by Federal, state and foreign regulatory issues and proceedings.

        Our broker-dealer subsidiaries and many of our foreign subsidiaries are subject to net capital or liquidity rules and requirements, which mandate that they maintain certain levels of capital. A significant operating loss or extraordinary charge against net capital may adversely affect the ability of these subsidiaries to expand or even maintain their present levels of business.

If our Reputation Is Harmed, We Could Suffer Losses In our Business, Revenues and Net Income

        Our business depends on earning and maintaining the trust and confidence of clients and other market participants, and the resulting good reputation is critical to our business. Our reputation is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries, employee misconduct and rumors, among other things, can substantially damage our reputation, even if they are baseless or satisfactorily addressed. Any damage to our reputation could impede our ability to attract and retain clients and key personnel, and lead to a reduction in the amount of our assets under management, any of which could have a material adverse effect on our revenues and net income.

Failure to Properly Address Conflicts of Interest Could Harm our Reputation, Business and Results of Operations

        As we have expanded the scope of our businesses and our client base, we must continue to address conflicts between our interests and those of our clients. In addition, the SEC and other regulators have increased their scrutiny of potential conflicts of interest. We have procedures and controls that are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if we fail, or appear to fail, to deal appropriately with conflicts of interest, we could face reputational damage, litigation or regulatory proceedings or penalties, any of which may adversely affect our revenues or net income.

Our Business Involves Risks of Being Engaged in Litigation and Liability That Could Increase our Expenses and Reduce our Net Income

        Many aspects of our business involve substantial risks of liability. In the normal course of business, our asset managers have been named as defendants or co-defendants in lawsuits seeking substantial damages. We are also involved from time to time in governmental and self-regulatory agency investigations and proceedings. Similarly, the investment funds that our asset managers manage are subject to lawsuits and governmental and self-regulatory investigations and proceedings, any of which could harm the investment returns or reputation of the applicable fund or result in our asset managers being liable to the funds for any resulting damages. There has been an increased incidence of litigation and regulatory investigations in the asset management industry in recent years, including customer claims as well as class action suits seeking substantial damages.

        In October 2006, we and several of our officers, former officers and directors were named as defendants in two related civil actions filed in the U.S. District Court for the Southern District of New York. The two civil actions were consolidated and on April 16, 2007, the plaintiffs filed an amended complaint in the consolidated action. The amended complaint names only Legg Mason, two of its current officers and the underwriter in a secondary stock offering as defendants. The complaint alleges that the defendants violated the Securities Exchange Act of 1934 and the Securities Act of 1933 by making misleading statements to the public and omitting certain material facts with respect to the acquisition of the CAM business in a prospectus for a secondary stock offering and in other public statements in order to artificially inflate the price of our common stock. The complaint seeks certification of a class of shareholders who purchased our common stock between February 1, 2006 and October 10, 2006 and who purchased stock in a secondary public offering around March 9, 2006 and seeks unspecified damages. On March 17, 2008, the complaint was dismissed. A notice of appeal of this dismissal was filed in the 2nd Circuit Court of Appeals on April 16, 2008.

Insurance May Not Be Available on a Cost Effective Basis to Protect us From Liability

        We face the inherent risk of liability related to litigation from clients, third party vendors or others and actions taken by regulatory agencies. To help protect against these potential liabilities, we purchase insurance in amounts, and against risks, that we consider appropriate, where such insurance is available at prices we deem acceptable. There can be no assurance, however, that a claim or claims will be covered by insurance or, if covered, will not exceed the limits of available insurance coverage, that any insurer will remain solvent and will meet its obligations to provide us with coverage or that insurance coverage will continue to be available with sufficient limits at a reasonable cost. Over the last several years, insurance expenses have increased significantly and we expect further increases to be significant going forward. In addition, certain insurance coverage may not be available or may only be available at prohibitive costs. Renewals of insurance policies may expose us to additional costs through higher premiums or the assumption of higher deductibles or co-insurance liability.

Failure to Comply With Contractual Requirements or Guidelines Could Result in Liability and Loss Of Assets Under Management, Both of Which Could Cause our Net Income to Decline

        The asset management contracts under which we manage client assets, including contracts with investment funds, often specify guidelines or contractual requirements that we are obligated to observe in providing asset management services. A failure to comply with these guidelines or requirements could result in damage to our reputation, liability to the client or the client reducing its assets under our management, any of which could cause our revenues and net income to decline.

Loss of Key Personnel Could Harm our Business

        We are dependent on the continued services of a number of our key asset management personnel and our management team, including our Chief Executive Officer. The loss of any of such personnel without adequate replacement could have a material adverse effect on us. Moreover, since certain of our asset managers contribute significantly to our revenues and net income, the loss of even a small number of key personnel at these businesses could have a disproportionate impact on our overall business. Additionally, we need qualified managers and skilled employees with asset management experience in order to operate our business successfully. The market for experienced asset management professionals is extremely competitive and is increasingly characterized by the movement of employees among different firms. Due to the competitive market for asset management professionals and the success of some of our employees, our costs to attract and retain key employees are significant and will likely increase over time. From time to time we may work with key employees to revise revenue sharing and other employment-related terms to reflect current circumstances. In addition, since the investment track record of many of our products and services is often attributed to a small number of individual employees, and sometime one person, the departure of one or more of these employees could cause the business to lose client accounts or managed assets, which could have a material adverse effect on our results of operations and financial condition. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations and financial results would be materially adversely affected.

Our Business is Subject to Numerous Operational Risks

        We face numerous operational risks related to our business on a day-to-day basis. Among other things, we must be able to consistently and reliably obtain securities pricing information, process client and investor transactions and provide reports and other customer service to our clients and investors. Any failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients. If any of our financial, portfolio accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, a financial loss, a disruption of our businesses, liability to clients, regulatory problems or damage to our reputation. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. In addition, our operations are dependent upon information from, and communications with, third parties, and operational problems at third parties may adversely affect our ability to carry on our business.

        Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that have a security impact. If one or more of such events occur, it potentially could jeopardize our or our clients' or counterparties' confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients', our counterparties' or third parties' operations. We may be required to spend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against fully or not fully covered through any insurance that we maintain.

        We depend on our headquarters, the offices of our subsidiaries and our operations centers for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our asset managers, or an event disrupting the ability of our employees to perform their job functions, including terrorist attacks or a disruption involving electrical communications, transportation or other services used by us or third parties with whom we conduct business, directly affecting our headquarters, the offices of our subsidiaries or our operations centers may have a material adverse impact on our ability to continue to operate our business without interruption. Although we have disaster recovery programs in place, there can be no assurance that these will be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses.

Potential Impairment of Goodwill and Intangible Assets Could Increase Our Expenses and Reduce our Assets

        Determining goodwill and intangible assets, and evaluating them for impairment, requires significant management estimates and judgment, including estimating value and assessing life in connection with the allocation of purchase price in the acquisition creating them. Our goodwill and intangible assets may become impaired as a result of any number of factors, including losses of investment management contracts or declines in the value of managed assets. Any impairment of goodwill or intangibles could have a material adverse effect on our results of operations. For example, during the quarter ended March 31, 2008, we took an impairment charge of $151 million ($95 million, net of tax). This charge related to investment management contracts we acquired in the 2001 acquisition of one of our Wealth Management subsidiaries. We have written these contracts down because certain clients have withdrawn funds under, or terminated, these contracts (thus reducing our cash flows from them). See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Intangible Assets and Goodwill" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 incorporated by reference herein.

Performance-Based Fee Arrangements May Increase the Volatility of our Revenues

        A portion of our investment advisory and related fee revenues is derived from performance fees. Our asset managers earn performance fees under certain client agreements if the investment performance in the portfolio meets or exceeds a specified benchmark. If the investment performance does not meet or exceed the investment return benchmark for a particular period, the asset manager will not generate a performance fee for that period and, if the benchmark is based on cumulative returns, the asset managers' ability to earn performance fees in future periods may be impaired. In particular, recent investment performance issues have had a negative effect on the performance fees we earn. We earned $37.5 million in performance fees in the quarter ended March 31, 2007, $50.8 million in performance fees in the quarter ended December 31, 2007 (due to the periods over which many performance fees are measured, the December quarter is likely to be the highest performance fee quarter) but only $3.3 million in performance fees for the quarter ended March 31, 2008. Our performance fees have generally increased as a result of the November 2005 acquisition of Permal, a fund-of-hedge funds manager that receives performance fees in addition to the fees earned by its underlying hedge fund managers. Performance fees may become more common in our industry. An increase in performance fees, or in performance-based fee arrangements with our clients, could create greater fluctuations in our revenues.

We Are Exposed to a Number of Risks Arising From our International Operations

        Our asset managers operate in a number of jurisdictions outside of the United States on behalf of international clients. We have offices in numerous countries and many cross border and local proprietary funds that are domiciled outside the United States. Our international operations require us to comply with the legal requirements of various foreign jurisdictions, expose us to the political consequences of operating in foreign jurisdictions and subject us to expropriation risks, expatriation controls and potential adverse tax consequences which, among other things, make it more difficult to repatriate to the United States the cash that we generate outside the U.S. Our foreign business operations are also subject to the following risks:

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  difficulty in managing, operating and marketing our international operations;

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  fluctuations in currency exchange rates which may result in substantial negative effects on assets under management and revenues; and

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  significant adverse changes in foreign legal and regulatory environments.

We Rely on Third Parties to Distribute our Mutual Funds and Certain Other Products

        In the transaction in which we acquired the CAM business, we transferred our retail securities brokerage and capital markets businesses to Citigroup. Prior to the closing of the transaction, our retail securities brokerage business had been the primary retail distributor of the Legg Mason Funds and both our retail brokerage and our capital markets businesses had distributed a number of our other asset management products and services. As a result of the transaction, we have been moving to an "open architecture" distribution model and now utilize third party distributors for many of our asset management products and services, which may expose us to risks resulting from the fact that we do not control the distributors. For example, we must compensate the distributors for selling our products and services in amounts that are agreed between them and us but which, in many cases, are largely determined by the distributor. In addition, these distributors generally offer their clients various investment products and services, including proprietary products and services, in addition to and in competition with our products and services.

        Pursuant to a Global Distribution Agreement we entered into with Citigroup, Citigroup has agreed to distribute certain of our asset management products and services, including the Legg Mason Funds and the Legg Mason Partners Funds, through its various distribution businesses, and we have agreed that, subject to a few exceptions, Citigroup's retail securities brokerage will be the exclusive retail distributor of the Legg Mason Funds that are managed by Legg Mason Capital Management for a period of up to three years. The former CAM business has historically relied upon Citigroup's distribution businesses to be the primary distributor of its products and services, and we expect this reliance to continue for some time despite the fact that CAM is no longer under common ownership with the distributors. The majority of the aggregate assets managed by our Managed Investments division were distributed through Citigroup's various distribution businesses. While the Citigroup and other distributors are compensated for distributing our products and services, there can be no assurances that we will be successful in distributing the Legg Mason Funds and our other products and services, including those managed or offered by ClearBridge and other former CAM businesses, through Citigroup's distributors, that we will be successful in distributing our products and services through other third party distributors, or that the transfer of our retail securities brokerage and capital markets businesses will not have an adverse effect on our ability to distribute, or the costs of distributing, our products and services. If we are unable to distribute our products and services successfully, it will adversely affect our revenues and net income, and any increase in distribution related expenses could adversely affect our net income.

        Distribution fees paid to mutual fund distributors in accordance with Rule 12b-1 promulgated under the Investment Company Act of 1940 ("Rule 12b-1") are a critical element in the distribution of a number of the mutual funds that we manage. There have been recent suggestions from regulatory agencies and other industry participants that Rule 12b-1 distribution fees in the mutual fund industry should be reconsidered and, potentially, reduced, eliminated or significantly restructured. We believe that distribution related fees paid to financial advisors will remain a key element in the mutual fund industry. However, an industry-wide reduction or restructuring of Rule 12b-1 distribution fees could have a material adverse effect on our ability to distribute certain of the mutual funds we sponsor and, potentially, on our revenue and net income.

Our Entry into the Funds-of-Hedge Funds Business has Created a Number of Risks

        Permal operates in the international funds-of-hedge funds business, a portion of the asset management business in which we had not been engaged before we acquired Permal. The funds-of-hedge funds business and Permal have both grown rapidly over the last several years, and no assurances can be given that this growth will continue or these growth rates will be maintained. The funds-of-hedge funds business typically involves clients being charged fees on two levels—at the funds-of-funds level and at the underlying funds level. These fees may include management fees and performance fees. There is no assurance that this fee structure will continue to be acceptable to investors or that Permal will not be forced to change its fee structures by competitive or other pressures or that Permal's fee structures will not hamper its growth. In addition, Permal may generate significant performance fees from time to time, which could increase the volatility of our revenues. See "Performance-Based Fee Arrangements May Increase the Volatility of our Revenues." Because Permal operates in the funds-of-hedge funds business globally, it is exposed to a number of regulatory authorities and requirements in different jurisdictions.

Risks That Relate to This Offering

You Assume the Risk That the Market Value of our Common Stock May Decline

        Although as a holder of Corporate Units or Treasury Units you will be the beneficial owner of the related applicable ownership interests in notes, Treasury securities or the Treasury portfolio, as the case may be, you will also have an obligation to buy shares of our common stock pursuant to the purchase contracts that are part of the Corporate Units and Treasury Units. On the purchase contract settlement date, unless you pay cash to satisfy your obligation under the purchase contracts or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, (i) in the case of Corporate Units, either (x) the principal of the appropriate applicable ownership interests in the Treasury portfolio when paid at maturity or (y) either the proceeds attributable to the applicable ownership interest in a note derived from the successful remarketing of a note or, if no successful remarketing has occurred, the put price paid upon the automatic put of a note to us, or (ii) in the case of Treasury Units, the principal of the related Treasury securities when paid at maturity, will automatically be used to purchase a specified number of shares of our common stock on your behalf.

        The number of shares of our common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will depend on the average of the closing price per share of our common stock on the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, which we refer to as the applicable market value. There can be no assurance that the market value of common stock received by you on the purchase contract settlement date will be equal to or greater than the price per share paid by you for our common stock. If the applicable market value of the common stock is less than $            , the market value of the common stock issued to you pursuant to each purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for the common stock on the date of issuance of the Equity Units. Accordingly, you assume the risk that the market value of the common stock may decline and that the decline could be substantial.

The Opportunity for Equity Appreciation Provided by an Investment in the Equity Units Is Less Than That Provided By a Direct Investment in our Common Stock

        Your opportunity for equity appreciation afforded by investing in the Equity Units is less than your opportunity for equity appreciation if you directly invested in our common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to the purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common stock) will only exceed the effective price per share paid by you for our common stock on the purchase contract settlement date if the applicable market value of the common stock exceeds the threshold appreciation price (which represents an appreciation of            % over the reference price). If the applicable market value of our common stock exceeds the reference price but falls below the threshold appreciation price, you will realize no equity appreciation of the common stock for the period during which you own the purchase contract. Furthermore, if the applicable market value of our common stock equals or exceeds the threshold appreciation price, you would receive on the purchase contract settlement date only approximately            % of the value of the shares of common stock you could have purchased with $50 at the reported last sale price of our common stock on the date of pricing of the Equity Units.

The Trading Prices for the Corporate Units and Treasury Units Will Be Directly Affected by the Trading Prices of our Common Stock

        The trading prices of Corporate Units and Treasury Units in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the Equity Units, or the perception that such sales could occur, could affect the price of our common stock. The price of our common stock could also be affected by possible sales of our common stock by investors who view the Equity Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. This trading activity could, in turn, affect the trading price of the Corporate Units or the Treasury Units.

If you Hold Corporate Units or Treasury Units, you Will Not Be Entitled to Any Rights with Respect to our Common Stock, but you Will Be Subject to All Changes Made with Respect to our Common Stock

        If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock upon settlement of the purchase contracts that are part of Corporate Units or Treasury Units on the purchase contract settlement date, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights occurs after that date. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We May Issue Additional Shares of Common Stock and Thereby Materially and Adversely Affect the Price of our Common Stock

        The number of shares of common stock that you are entitled to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract is subject to adjustment for certain events arising from stock splits and combinations, cash or stock dividends and certain other actions by us or our subsidiaries that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract for other events, including offerings of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock which may adversely affect the trading price of the Corporate Units or Treasury Units.

You May Have to Pay Taxes with Respect to Distributions on our Common Stock That you Do Not Receive

        The number of shares of common stock that you are entitled to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. See "Description of the Purchase Contracts—Anti-Dilution Adjustments." If the settlement rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such gross distribution. Non-U.S. holders of the Equity Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "Material U.S. Federal Income Tax Consequences—U.S. Holders—Purchase Contracts—Adjustment to the Settlement Rate" and "—Non-U.S. Holders—Dividends."

The Secondary Market for the Corporate Units, Treasury Units or Notes May Be Illiquid

        It is not possible to predict how Corporate Units, Treasury Units or notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for either our Corporate Units, Treasury Units or notes. We will apply to list the Corporate Units on the New York Stock Exchange and we expect trading to begin within 30 days of the initial date of issuance of the Corporate Units. If the Treasury Units or the notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to list the Treasury Units or the notes on the same exchange as the Corporate Units. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a sufficient number of holders of Corporate Units were to convert their Treasury Units to Corporate Units or their Corporate Units to Treasury Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units will not be delisted from the New York Stock Exchange or that trading in the Corporate Units will not be suspended as a result of your election to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on the New York Stock Exchange.

Your Rights to the Pledged Securities Will Be Subject to our Security Interest

        Although you will be the beneficial owner of the applicable ownership interests in notes, Treasury securities or the Treasury portfolio, as applicable, those securities will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts, in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code and claims arising out of the notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court.

The Notes are Effectively Subordinated to our Secured Debt and Any Liabilities of our Subsidiaries

        The notes will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by and other liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

        As of December 31, 2007, after giving effect to the sale on January 31, 2008 of our 2.5% Convertible Senior Notes due 2015 and the sale of the units, including the notes, offered hereby, our subsidiaries would have had approximately $2.4 billion of liabilities outstanding, including $43.3 million of indebtedness (excluding inter-company indebtedness) of which approximately $31.6 million would be secured, and Legg Mason, Inc. would have had no secured indebtedness. As of May 6, 2008, we had $90 million of additional borrowing capacity available under credit agreements of our subsidiaries, subject to certain conditions.

The Notes are Obligations of Legg Mason, Inc. Only and our Operations are Conducted Through, and Substantially All of our Consolidated Assets are Held By, our Subsidiaries

        The notes are obligations exclusively of Legg Mason, Inc. and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

We May Defer Contract Adjustment Payments Under the Purchase Contracts, and This May Have an Adverse Effect on the Trading Prices of the Equity Units

        We may at our option defer the payment of all or part of the contract adjustment payments under the purchase contracts. If we make such a deferral, you may be required to continue to recognize income for U.S. federal income tax purposes in respect of the purchase contracts in advance of your receipt of any corresponding cash distributions. Furthermore, you will be subject to the risk that we may not be able to pay such deferred contract adjustment payments in the future.

Upon a Successful Remarketing of the Notes, the Terms of Your Notes May be Modified Even if you Elect Not to Participate in the Remarketing

        When we attempt to remarket the notes, the remarketing agent will agree to use its reasonable efforts to sell the notes included in the remarketing. In connection with the remarketing, we and the remarketing agent may materially change the terms of the notes, including their interest rate, maturity date, ranking, optional redemption and interest deferral terms. If the remarketing is successful, the modified terms will apply to all the notes, even if they were not included in the remarketing. However, holders of the notes must elect to participate in the remarketing before knowing what the modified terms of the notes will be. You may determine that the revised terms are not as favorable to you as you would deem appropriate.

We May Redeem the Notes Upon the Occurrence of a Special Event

        We have the option to redeem the notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part at any time before the earlier of the date of a successful remarketing of the notes underlying the Corporate Units and the purchase contract settlement date, if a special event occurs and continues under the circumstances described in this prospectus supplement, which we call a special event redemption. If we exercise this option to redeem the notes, we will pay the redemption price, as described herein, in cash to the holders of the notes. The redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will apply a portion of the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price, if any, to you, and the Treasury portfolio will be substituted for the notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your notes do not underlie Corporate Units, you will receive the redemption payment directly. There can be no assurance as to the effect on the market price for the Corporate Units if we substitute the Treasury portfolio as collateral in place of any notes so redeemed. A special event redemption will be a taxable event to the holders of the notes, including applicable ownership interests in the notes, see "Material U.S. Federal Income Tax Consequences—The Notes—Sale, Exchange or Other Disposition of Notes" in this prospectus supplement.

The U.S. Federal Income Tax Consequences of the Purchase, Ownership and Disposition of the Equity Units are Unclear

        Although the Internal Revenue Service (the "IRS") has issued a Revenue Ruling addressing the treatment of units similar to the Equity Units, no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Equity Units or instruments similar to the Equity Units for U.S. federal income tax purposes, and no assurance can be given that the conclusions in the Revenue Ruling would apply to the Equity Units. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of Equity Units are not entirely clear. In addition, any gain on a disposition of a note or a Corporate Unit to the extent such gain is allocable to the applicable ownership interest in notes prior to the date six months after the interest rate on the notes is reset will generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see "Material U.S. Federal Income Tax Consequences" in this prospectus supplement.

The Purchase Contract and Pledge Agreement Will not be Qualified Under the Trust Indenture Act and the Obligations of the Purchase Contract Agent are Limited

        The purchase contract and pledge agreement among us, the purchase contract agent and the collateral agent, custodial agent and securities intermediary will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the

Trust Indenture Act with respect to the purchase contract and pledge agreement, the purchase contract agent or the collateral agent, custodial agent and securities intermediary. The notes constituting a part of the Corporate Units will be issued pursuant to an indenture, which will be qualified under the Trust Indenture Act. Accordingly, if you hold Corporate Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the applicable ownership interests in notes included in the Corporate Units. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

  •
  disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

  •
  provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

  •
  the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

FORWARD-LOOKING STATEMENTS

        Certain statements included in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking statements. These forward-looking statements may contain information related, but not limited to:

  •
  anticipated growth in revenues or earnings per share;

  •
  anticipated changes in our business or in the amount of client assets under management;

  •
  anticipated expense levels and expectations regarding financial market conditions;

  •
  anticipated investment performance of, or levels of asset flows to, asset management products we manage;

  •
  anticipated future transactions such as acquisitions; and

  •
  anticipated performance of recent, pending and future acquisitions.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially due to a number of factors including, but not limited to:

  •
  the volatile and competitive nature of the asset management industry;

  •
  changes in domestic and foreign economic and market conditions;

  •
  the loss of key employees or principals of our current or future operating subsidiaries;

  •
  the effect of current and future federal, state and foreign regulation of the asset management industry, including potential liability under applicable securities laws;

  •
  market, credit and liquidity risks associated with our investment management activities;

  •
  the impairment of acquired intangible assets and goodwill;

  •
  costs associated with any credit support activities we engage in with regard to funds managed by our subsidiaries;

  •
  potential restrictions on the business of, and withdrawal of capital from, certain of our subsidiaries due to net capital requirements; and

  •
  the effect of any acquisitions.

        Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking statements after the date of this prospectus supplement. In assessing these forward-looking statements you should carefully consider the factors discussed under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Statements" and "Risk Factors" in our Quarterly Reports on Form 10-Q, and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Statements" and "Risk Factors" in our most recent Annual Report on Form 10-K.

        We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks or the impact of such new risks on our businesses. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from the sale of Equity Units in this offering of approximately $967 million, after deducting expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering for general corporate purposes. We may also engage in the support of liquidity funds managed by our subsidiaries and in acquisitions (if we elect to do so). In the near future we will retire $425 million principal amount of our 6.75% senior notes, which mature on July 2, 2008.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is listed on the New York Stock Exchange under the symbol "LM." The following table sets forth the high and low sale prices, as reported on the New York Stock Exchange and adjusted for historical stock dividends, and dividends declared per share of our common stock. As of March 31, 2008, there were 138,555,367 shares of our common stock outstanding.

	Common Stock
Calendar Year:			Cash Dividends Declared
	Low	High
2005:
First Quarter	$68.10	$85.07	$0.15
Second Quarter	69.82	108.14	0.15
Third Quarter	99.75	118.02	0.18
Fourth Quarter	100.00	126.33	0.18
2006:
First Quarter	$116.60	$139.00	$0.18
Second Quarter	92.07	127.47	0.18
Third Quarter	81.05	102.73	0.21
Fourth Quarter	84.40	105.88	0.21
2007:
First Quarter	$93.16	$110.17	$0.21
Second Quarter	92.82	106.36	0.24
Third Quarter	76.80	103.09	0.24
Fourth Quarter	68.35	88.20	0.24
2008:
First Quarter	$51.51	$75.32	$0.24
Second Quarter (through May 2, 2008)	54.64	65.50	0.24

Stockholders

        On May     , 2008, the last reported sale price of our common stock on the New York Stock Exchange was $            . As of March 31, 2008, there were approximately 2,010 holders of record of our common stock.

Dividend Policy

        Our board of directors currently intends to continue to pay regular quarterly cash dividends; however, the declaration and payment of future dividends will be determined by our board of directors in its sole discretion. Our board's decision will depend upon our earnings, financial condition and capital needs and other factors that the board of directors deems relevant.

CAPITALIZATION

        The following table presents our cash and cash equivalents, restricted cash and capitalization as of December 31, 2007 on:

  •
  an actual basis; and

  •
  an as adjusted basis to reflect the issuance and sale of the Equity Units, including the notes, offered hereby and the receipt of the proceeds therefrom net of underwriting discounts and commissions but before deducting other expenses.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including all related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Incorporation by Reference."

	As of December 31, 2007
	Actual	As Adjusted
	(unaudited, in thousands)
Cash and cash equivalents	$1,189,970	$2,159,970
Restricted cash	368,190	368,190

Total	1,558,160	2,528,160

Long-term debt
Senior notes due 2021 offered hereby(1)	—	1,000,000
6.75% senior notes	425,000	425,000
5-year term loan	550,000	550,000
3-year term loan	9,249	9,249
Third-party distribution financing	9,056	9,056
Other term loans	25,003	25,003

Subtotal(2)	1,018,308	2,018,308
Less: current portion	441,092	441,092

Total long-term debt(2)	577,216	1,577,216

Stockholders' equity:
Common stock, par value $.10; authorized 500,000,000 shares; 132,750,430 shares outstanding(3)	13,275	13,275
Convertible preferred stock, par value $10; authorized 4,000,000 shares; 8.39 shares outstanding	—	—
Shares exchangeable into common stock	5,085	5,085
Additional paid-in capital(4)	3,416,897	3,353,067
Employee stock trust	(29,017)	(29,017)
Deferred compensation employee stock trust	29,017	29,017
Retained earnings	3,529,399	3,529,399
Accumulated other comprehensive income, net	69,030	69,030

Total shareholders' equity	7,033,686	6,969,856

Total capitalization	$8,051,994	8,988,164

(1)
The notes due 2021 are a component of the Equity Units offered hereby. The "As Adjusted" amount will be $1.15 billion if the underwriters exercise their overallotment option in full.

(2)
On January 31, 2008, we sold $1.25 billion aggregate principal amount of 2.5% Convertible Senior Notes due 2015 in a private transaction in reliance on an exemption from registration provided by

  Section 4(2) of the Securities Act of 1933, as amended, which is not reflected in the above table. As of December 31, 2007, after giving effect to the sale of the 2.5% Convertible Senior Notes due 2015, we would have had $2.3 billion and $3.3 billion of total long-term debt (including current portion), and $1.8 billion and $2.8 billion of total long-term debt (excluding current portion), outstanding on an actual and as adjusted basis, respectively.

(3)
Shares outstanding does not include (i) any shares of our common stock reserved for issuance pursuant to the purchase contracts that are a component of the Equity Units offered hereby, (ii) 14.20 million shares of our common stock reserved for issuance upon the conversion of our 2.5% Convertible Senior Notes due 2015 as described in note (2) above, (iii) 5.96 million shares of our common stock reserved for issuance upon the exercise of outstanding options to acquire shares of our common stock, or (iv) 13.95 million shares of our common stock reserved for issuance for future grants pursuant to our benefit plans.

(4)
Reflects an adjustment of $39.8 million representing the present value of the contract adjustment payments in connection with the purchase contracts included in the Equity Units offered hereby. Also includes an adjustment of $24.0 million representing the portion of underwriting costs allocated to equity (but not including the portion of underwriting costs allocated to debt).

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended December 31, 2007
			Years Ended March 31,
			2007		2006		2005		2004		2003
Ratio of earnings to fixed charges	11.8	x	11.0	x	11.6	x	9.8	x	6.7	x	4.0	x

        For purposes of calculating the ratio of earnings to fixed charges, (i) "earnings" consist of our consolidated income from operations before income taxes and fixed charges and (ii) "fixed charges" consist of interest expense, excluding interest on uncertain tax positions, included in earnings and one third of the total Rent, Marketing Data Services, Maintenance, Data Processing Service Bureau and Equipment Rental expenses (considered representative of the interest factor).

ACCOUNTING TREATMENT

        The net proceeds from the sale of the Corporate Units will be allocated between the purchase contracts and the notes in proportion to their respective fair market values at the time of issuance. The present value of the Corporate Units contract adjustment payments will be initially charged to stockholders' equity, with an offsetting credit to liabilities. This liability is accreted over three years and two months by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments reduce this liability.

        The purchase contracts are forward transactions in our common stock. Upon settlement of each purchase contract, we will receive $50 on the purchase contract and will issue the requisite number of shares of our common stock. The $50 that we receive will be credited to stockholders' equity.

        Before the issuance of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $      .

        Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the Corporate Units. It is possible that our accounting for the purchase contracts and the notes could be affected by any new accounting rules that might be issued by these groups.

DESCRIPTION OF THE EQUITY UNITS

        The following is a summary of the terms of the Equity Units. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of all of the material terms of the Equity Units but is not necessarily complete. We refer you to the copies of those documents which have been or will be filed and incorporated by reference in the registration statement of which this prospectus supplement and accompanying prospectus form a part. This summary supplements the description of the securities in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

        We will issue the Equity Units under the purchase contract and pledge agreement among us, The Bank of New York, in its capacity as the purchase contract agent, and The Bank of New York, in its capacity as the collateral agent, custodial agent and securities intermediary. Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of 20,000,000 Corporate Units (or 23,000,000 Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50.

Corporate Units

        Each Corporate Unit consists of:

  (a)
  a purchase contract under which

  (1)
  the holder will agree to purchase from us, and we will agree to sell to the holder, not later than June 30, 2011, which we refer to as the purchase contract settlement date, for $50 in cash (the "purchase contract settlement price"), a number of newly issued shares of our common stock equal to the settlement rate described below under "Description of the Purchase Contracts—Purchase of Common Stock," subject to antidilution adjustments, and

  (2)
  we will pay the holder quarterly contract adjustment payments at the rate of                        % per year on the stated amount of $50, subject to our right to defer any contract adjustment payments, and

  (b)
  either:

  (1)
  a 1/20, or 5%, applicable ownership interest in a $1,000 principal amount note issued by us, or

  (2)
  following a successful remarketing of the notes during the period for early remarketing described under "Description of the Purchase Contracts—Remarketing" below, or the occurrence of a special event redemption, the applicable ownership interest in a portfolio of U.S. Treasury securities, which we refer to as the "Treasury portfolio."

        Because each note has a principal amount of $1,000, a holder of one Corporate Unit will not hold that note directly. Instead, a holder will own, as described above, a 1/20, or 5%, beneficial interest in the note underlying the Corporate Unit. Upon a successful remarketing during the period for early remarketing, however, the notes underlying the Corporate Units will be sold in the remarketing and will be replaced by the Treasury portfolio. This is a portfolio of U.S. Treasury securities which, in the aggregate, will (i) produce sufficient cash to make the remaining interest payments on the notes as if they remained part of the Corporate Units and (ii) pay the purchase contract settlement price. Because each Treasury security in the Treasury portfolio is issued in $1,000 denominations, a holder will not own the Treasury security directly, but will own an "applicable ownership interest" in the Treasury portfolio. The "applicable ownership interest" means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

  (1)
  for a remarketing Treasury portfolio,

    •
    a 1/20, or 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that matures on or prior to June 30, 2011,

    •
    if the reset effective date occurs prior to March 30, 2011, with respect to the originally scheduled quarterly interest payment date on the notes that would have occurred on March 30, 2011, an undivided beneficial ownership interest in a $1,000 interest or principal strip of U.S. Treasury security that matures on or prior to March 30, 2011 in an amount equal to the interest payment that would be due on March 30, 2011 on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes, assuming that interest on the notes accrued from the reset effective date to, but excluding, March 30, 2011; and

    •
    with respect to the originally scheduled quarterly interest payment date on the notes that would have occurred on June 30, 2011, an undivided beneficial ownership interest in a $1,000 interest or principal strip of U.S. Treasury security that matures on or prior to June 30, 2011 in an amount equal to the interest payment that would be due on June 30, 2011 on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes, assuming that interest on the notes accrued from the later of the reset effective date and March 30, 2011 to, but excluding, June 30, 2011.

  (2)
  for a special event Treasury portfolio,

  •
  a 1/20, or 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that matures on or prior to June 30, 2011, and

  •
  for each scheduled interest payment date on the notes that occurs after the special event redemption date and on or prior to June 30, 2011, an undivided beneficial ownership interest in a $1,000 principal or interest strip of U.S. Treasury security that matures on or prior to that interest payment date in an amount equal to the interest payment that would be due on a 1/20, or 5%, beneficial ownership interest in the principal amount of the notes.

        The purchase price of each Equity Unit will be allocated between the related purchase contract and the related applicable ownership interest in the notes in proportion to their respective fair market values at the time of issuance. We have determined that, at the time of issuance, the fair market value of the applicable ownership interest in the notes will be $50 and the fair market value of each purchase contract will be $0. This position generally will be binding on each beneficial owner of each Equity Unit unless certain disclosure requirements are satisfied, but will not be binding on the IRS.

        As long as a unit is in the form of a Corporate Unit, any ownership interest in a note or any applicable ownership interest in the Treasury portfolio forming a part of the Corporate Unit will be pledged to us through the collateral agent to secure your obligation to purchase common stock under the related purchase contract.

Creating Treasury Units

        Each holder of Corporate Units will have the right, at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related notes held by the collateral agent, zero-coupon Treasury securities that mature on June 30, 2011 (CUSIP No. 912820NG8), which we refer to as a Treasury security, in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made; provided that no such substitution may be made during a "restricted period" described below. Because Treasury securities and the notes are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units.

        The "restricted period" means the period commencing on, and including, the business day preceding any three-business day remarketing period as described under "Description of the Purchase

Contracts—Remarketing—Early Remarketing" below and ending on, and including, the later of the reset effective date and the business day following the last remarketing date during that three-business day remarketing period.

        Each of these substitutions will create Treasury Units, and the applicable notes or applicable ownership interests in the Treasury portfolio will be released to the holder and be separately tradable from the Treasury Units.

        Each Treasury Unit will consist of a unit with a stated amount of $50 comprising:

  (a)
  a purchase contract under which

  (1)
  the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the settlement rate, subject to anti-dilution adjustments, and

  (2)
  we will pay the holder quarterly contract adjustment payments at the rate of                        % per year on the stated amount of $50, subject to our right to defer any contract adjustment payments, and

  (b)
  a 1/20, or 5%, undivided beneficial interest in a Treasury security with a principal amount of $1,000.

        To create 20 Treasury Units, unless the Treasury portfolio has replaced the notes underlying the Corporate Units, the Corporate Unit holder will:

  •
  deposit with the collateral agent a Treasury security that has a principal amount at maturity of $1,000 which must be purchased in the open market at the Corporate Unit holder's expense, unless otherwise owned by the holder, and

  •
  transfer 20 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the note relating to the 20 Corporate Units.

        Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related note from the pledge under the purchase contract and pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will:

  •
  cancel the 20 Corporate Units,

  •
  transfer the related $1,000 principal amount of the note to the holder, and

  •
  deliver 20 Treasury Units to the holder.

        The Treasury security will be substituted for the note and will be pledged to us through the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contracts. The related note released to the holder thereafter will trade separately from the resulting Treasury Units.

        Notwithstanding the foregoing, if the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute Treasury securities for the applicable ownership interests in the Treasury portfolio underlying the Corporate Unit, but holders of Corporate Units can only make this substitution in integral multiples of                        Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date). In such instance, the collateral agent will release the related applicable ownership interest in the Treasury portfolio underlying the Corporate Unit (and any applicable portion of the cash payment we made to the collateral agent as described under "—Current Payments" below, if such cash payment has not already been paid to holders of the Corporate Units).

Recreating Corporate Units

        Each holder of Treasury Units will have the right at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related Treasury securities held by the collateral agent, notes having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made; provided that no such substitution may be made during the restricted period described above. Because Treasury securities and notes are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

        Each of these substitutions will recreate Corporate Units, and the applicable Treasury securities will be released to the holder and be separately tradable from the Corporate Units.

        To create 20 Corporate Units, unless the Treasury portfolio has replaced the notes underlying the Corporate Units, the Treasury Unit holder will:

  •
  deposit with the collateral agent a $1,000 principal amount note, which must be purchased in the open market at the holder's expense unless otherwise owned by the holder, and

  •
  transfer 20 Treasury Unit certificates to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited a $1,000 principal amount note with the collateral agent and requesting the release to the holder of the Treasury security relating to the Treasury Units.

        Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury security from the pledge under the purchase contract and pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

  •
  cancel the 20 Treasury Units,

  •
  transfer the related Treasury security to the holder, and

  •
  deliver 20 Corporate Units to the holder.

        The substituted note or the applicable ownership interests in the Treasury portfolio will be pledged to us through the collateral agent to secure the Corporate Unit holder's obligation to purchase common stock under the related purchase contracts.

        Notwithstanding the foregoing, if the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute the applicable ownership interests in the Treasury portfolio for the Treasury securities that were a component of the Treasury Units, but holders of Treasury Units can only make this substitution in integral multiples of                         Treasury Units (or such other number of Treasury Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date). Holders of Treasury Units seeking to make this substitution will be required to transfer the applicable ownership interest in the Treasury portfolio to the collateral agent for deposit to the collateral account. If we have made a cash payment to the collateral agent as described under "—Current Payments" below, and such cash payment has not already been paid to holders of the Corporate Units at the time of such substitution, the holders of Treasury Units will, in addition to transferring the applicable ownership interest in the Treasury portfolio to the collateral agent, be required to transfer to the collateral agent, for deposit to the collateral account, cash in an amount equal to such cash payment attributable to the number of Corporate Units being recreated.

        Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

        Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the notes calculated at the rate of                        % per year on the notes (or distributions on the applicable ownership interests in the Treasury portfolio), and contract adjustment payments payable by us at the rate of                        % per year on the stated amount of $50 per Corporate Unit, subject to our right to defer contract adjustment payments as described under "Description of the Purchase Contracts—Contract Adjustment Payments" below.

        If interest on the notes is reset on a reset effective date (as defined under "Description of the Purchase Contracts—Remarketing" below) that is not a scheduled interest payment date, the collateral agent will receive on behalf of holders of Corporate Units a payment from us on such reset effective date of accrued and unpaid interest on the notes from the most recent quarterly interest payment date to, but excluding, such reset effective date. On the quarterly payment date next following the reset effective date, Corporate Unit holders will receive a regular quarterly cash distribution comprised of their pro rata portion of that interest payment, the portion of the remarketing Treasury portfolio that matures prior to that quarterly payment date and the contract adjustment payment payable on that date.

        Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of                        % per year on the stated amount of $50 per Treasury Unit, subject to our right to defer contract adjustment payments. There will be no distributions in respect of the Treasury securities underlying the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the notes that were released to them when the Treasury Units were created for as long as they hold the notes.

Voting and Certain Other Rights

        Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of the common stock.

Listing of the Securities

        We will apply to list the Corporate Units on the New York Stock Exchange and we expect trading on the New York Stock Exchange to begin within 30 days of the initial date of issuance of the Corporate Units. Unless and until substitution has been made as described in "—Creating Treasury Units" or "—Recreating Corporate Units," none of the notes, the applicable ownership interests in notes or the applicable ownership interests in the Treasury portfolio will trade separately from the Corporate Units. The applicable ownership interests in notes or the applicable ownership interests in the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units. If the Treasury Units or the notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to list the Treasury Units or the notes on the same exchange as the Corporate Units are then listed, including, if applicable, the New York Stock Exchange.

Miscellaneous

        We or our affiliates may from time to time purchase any of the securities offered by this prospectus supplement which are then outstanding by tender in the open market or by private agreement.

DESCRIPTION OF THE PURCHASE CONTRACTS

        This section summarizes some of the terms of the purchase contract and pledge agreement, purchase contracts, remarketing agreement and note indenture. The summary should be read together with the purchase contract and pledge agreement, remarketing agreement and note indenture, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Purchase of Common Stock

        Each purchase contract underlying a Corporate Unit or Treasury Unit will obligate the holder of the purchase contract to purchase, and us to sell, on the purchase contract settlement date, for an amount in cash equal to the stated amount of the Corporate Unit or Treasury Unit, a number of newly issued shares of our common stock equal to the "settlement rate." The settlement rate will be calculated as follows:

  •
  If the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $                        , the settlement rate will be                         shares of our common stock (the "minimum settlement rate"), which is equal to the stated amount divided by the threshold appreciation price.

    Accordingly, if the applicable market value for the common stock is greater than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

  •
  If the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price of $                        , the settlement rate will be a number of shares of our common stock equal to $50 divided by the applicable market value.

    Accordingly, if the applicable market value for the common stock is less than the threshold appreciation price, but greater than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

  •
  If the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be                        shares of our common stock (the "maximum settlement rate"), which is equal to the stated amount divided by the reference price.

    Accordingly, if the applicable market value for the common stock is less than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common stock.

The maximum settlement rate, minimum settlement rate, reference price and threshold appreciation price are subject to adjustment as described under "—Anti-Dilution Adjustments" below. We refer to the minimum settlement rate and the maximum settlement rate collectively as the "fixed settlement rates."

        If you elect to settle your purchase contract early in the manner described under "—Early Settlement," (other than in connection with a fundamental change) the number of shares of our common stock issuable upon settlement of such purchase contract will be                        , the minimum settlement rate, subject to adjustment as described under "—Anti-Dilution Adjustments."

        "Applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date. The reference price represents the last reported sale price of our common stock on the New York Stock Exchange on May     , 2008. The threshold appreciation price represents a            % appreciation over the reference price.

        "Closing price" of the common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of the common stock on the New York Stock Exchange on that date or, if the common stock is not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the common stock is so listed. If the common stock is not so listed on a United States national or regional securities exchange, the closing price means the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of the common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

        A "trading day" means a day on which the common stock:

  •
  is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business, and

  •
  has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

If our common stock is not traded on a securities exchange or quoted in the over-the-counter market, then "trading day" means "business day."

        We will not issue any fractional shares of common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value.

        On the business day immediately preceding the purchase contract settlement date, unless:

  •
  a holder of Corporate Units or Treasury Units has settled the related purchase contracts prior to the purchase contract settlement date through the early delivery of cash to the purchase contract agent in the manner described under "—Early Settlement," or "—Early Settlement Upon a Fundamental Change,"

  •
  a holder of Corporate Units has settled the related purchase contracts with separate cash on the sixth business day immediately preceding the purchase contract settlement date in the manner described under "—Notice to Settle with Cash" or, following a failed final remarketing, on the business day immediately preceding the purchase contract settlement date in the manner described under "—Remarketing," or

  •
  an event described under "—Termination" has occurred,

then the following proceeds will be applied automatically to satisfy the holder's obligation under the purchase contracts:

  •
  in the case of Corporate Units where the Treasury portfolio has replaced the notes underlying the Corporate Units, proceeds equal to the stated amount of $50 per Corporate Unit when paid at maturity of the appropriate applicable ownership interests of the Treasury portfolio,

  •
  in the case of Corporate Units where the Treasury portfolio has not replaced the notes underlying the Corporate Units and there has been a successful remarketing of the notes during the final three-business day remarketing period, the portion of the proceeds from the remarketing equal to the principal amount of the notes remarketed,

  •
  in the case of Corporate Units where the Treasury portfolio has not replaced the notes underlying the Corporate Units and there has not been a successful remarketing of the notes, proceeds from holders of all Corporate Units, who will be deemed to have automatically exercised their right to put their notes to us on the purchase contract settlement date at a put price equal to $1,000 per note ($50 per applicable ownership interest) plus accrued and unpaid interest, unless, prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent the purchase price in cash, and

  •
  in the case of Treasury Units, proceeds equal to the principal amount of the related Treasury securities, when paid at maturity.

        The common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the Corporate Units or Treasury Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

        Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

  •
  irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the purchase contract and pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Corporate Units or Treasury Units, and

  •
  duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and purchase contract and pledge agreement on behalf of and in the name of the holder.

        In addition, each beneficial owner of Corporate Units or Treasury Units, by acceptance of the beneficial interest therein, will be deemed to have agreed to treat:

  •
  itself as the owner of the related notes underlying the Corporate Units, applicable ownership interests in the Treasury portfolio or the Treasury securities, as the case may be, and

  •
  the notes as indebtedness of the Company for all U.S. federal income tax purposes.

Remarketing

  Early Remarketing

        Pursuant to the remarketing agreement that we will enter into with the purchase contract agent and a remarketing agent to be designated by us, we may, at our option, elect to remarket the notes during the period (which we call the "period for early remarketing") beginning on, and including, December 27, 2010 and ending on, and including, June 17, 2011. Any remarketing during the period for early remarketing will occur during a three-business day remarketing period consisting of three sequential possible remarketing dates selected by us and will include notes underlying Corporate Units and other notes of holders that have elected to include those notes in the remarketing. We will not attempt a remarketing if the notes have been redeemed in a special event redemption or if the notes have already been successfully remarketed.

        On each remarketing date occurring during the period for early remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes remarketed equal to approximately 100% of the purchase price for the remarketing Treasury portfolio plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase on the reset effective date (as defined below) a remarketing Treasury portfolio consisting of:

  •
  interest or principal strips of U.S. Treasury securities that mature on or prior to June 30, 2011 in an aggregate amount equal to the principal amount of the notes underlying the Corporate Units;

  •
  if the reset effective date occurs prior to March 30, 2011, interest or principal strips of U.S. Treasury securities that mature on or prior to March 30, 2011 in an aggregate amount equal to the aggregate interest payment that would be due on March 30, 2011 on the principal amount of the notes that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the notes as described under "Description of the Notes—Market Reset Rate" and assuming that interest on the notes accrued from the reset effective date to, but excluding, March 30, 2011; and

  •
  interest or principal strips of U.S. Treasury securities that mature on or prior to June 30, 2011 in an aggregate amount equal to the aggregate interest payment that would be due on June 30, 2011 on the principal amount of the notes that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the notes and assuming that interest on the notes accrued from the later of the reset effective date and March 30, 2011 to, but excluding, June 30, 2011.

        The remarketing Treasury portfolio will be substituted for the notes underlying the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligation to purchase our common stock under the purchase contracts.

        In addition, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds from the remarketing of the notes in excess of the remarketing Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing. The applicable remarketing fee shall be determined by negotiation with the remarketing agent.

        As used in this context, "remarketing Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the reset effective date for the purchase of the remarketing Treasury portfolio described above for settlement on the reset effective date. "Quotation agent" means any primary U.S. government securities dealer in New York City selected by us.

        In connection with a successful remarketing (whether during the period for early remarketing or the final remarketing period described below), interest on the notes may be payable semi-annually at the reset rate if we so elect. In addition, we may elect to:

  •
  change the stated maturity of the notes to any date later than December 30, 2012 and earlier than June 30, 2021; provided that there will be at least two years between the reset effective date and the earlier maturity date;

  •
  change the seniority of the notes to be our senior subordinated or subordinated obligations;

  •
  add to, modify or remove altogether our redemption rights on the notes; provided that there will be at least two years between the reset effective date and any modified redemption date; and

  •
  add interest deferral provisions to the notes.

The reset rate on the notes and any elections we make above will be determined on the date that the remarketing agent is able to successfully remarket the notes, and will become effective, if the remarketing is successful, on the "reset effective date," which will be:

  •
  in the case of a remarketing during the period for early remarketing, the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, or

  •
  in the case of a remarketing during the final three-business day remarketing period, the purchase contract settlement date.

The reset rate, and any elections we make above, will apply to holders of notes who do not participate in the remarketing.

        If a remarketing attempt described above is unsuccessful on the first remarketing date of a three-business day remarketing period, subsequent remarketings will be attempted (unless impracticable) as described above on each of the two following remarketing dates in that three-business day remarketing period until a successful remarketing occurs. If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the notes, other than to us, at a price equal to or greater than 100% of the remarketing Treasury portfolio purchase price or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in an unsuccessful remarketing on each of the three remarketing dates comprising the three-business day remarketing period, the notes will continue to underlie the Corporate Units and additional remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-business day remarketing periods as described above.

  Final Remarketing

        Unless the notes have been successfully remarketed during the period for early remarketing or a special event redemption date has occurred or will occur prior to June 30, 2011, the notes that underlie Corporate Units whose holders have failed to notify the purchase contract agent on or prior to the seventh business day preceding the purchase contract settlement date of their intention to settle the related purchase contracts with separate cash will be remarketed during a three-business day remarketing period beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding the purchase contract settlement date. This three-business day remarketing period is referred to as the "final three-business day remarketing period" and we refer to the third business day immediately preceding the purchase contract settlement date as the "final remarketing date." The "reset effective date" relating to any remarketing during the final three-business day remarketing period will be the purchase contract settlement date. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes equal to approximately 100% of the aggregate principal amount of the notes remarketed plus the applicable remarketing fee. A portion of the proceeds from this remarketing equal to the aggregate principal amount of the notes underlying the Corporate Units will be automatically applied to satisfy in full the Corporate Unit holders' obligations to purchase our common stock on June 30, 2011.

        If a remarketing during the final three-business day remarketing period is successful, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. The applicable remarketing fee shall be determined by negotiation with the remarketing agent. Corporate Unit holders whose underlying notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

        If a remarketing attempt described above is unsuccessful on the first remarketing date of the final three-business day remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing dates in the final three-business day remarketing period until a successful remarketing occurs. If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the notes during the final three-business day remarketing period, other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the notes or (2) the remarketing during the final three-business day remarketing period has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in a failure of the notes to be remarketed during the final three-business day remarketing period, the holders of the notes will have the right to put their notes to us on the purchase contract settlement date, at a price equal to $1,000 per note ($50 per applicable ownership interest), plus accrued and unpaid interest. The put right of holders of notes that underlie the Corporate Units will be automatically exercised unless such holders (1) prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, provide written notice of their intention to settle the related purchase contract with separate cash, and (2) on or prior to the business day immediately preceding the purchase contract settlement date, deliver to the collateral agent $50 in cash per purchase contract. Unless a Corporate Unit holder has settled the related purchase contract with separate cash on or prior to the purchase contract settlement date, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the notes against such holder's obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver our common stock to such holder pursuant to the related purchase contracts. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder.

  Remarketing Announcements

        We will announce any remarketing of the notes on the sixth business day immediately preceding the first remarketing date of a three-business day remarketing period and, for the final three-business day remarketing period, we will announce the remarketing of the notes on the third business day immediately preceding the first remarketing date of the final three-business day remarketing period. Each such announcement (each a "remarketing announcement") on each such date (each, a "remarketing announcement date") shall specify:

    (1)
    (A)  if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the notes may be remarketed on any or all of the sixth, seventh or eighth business days following the remarketing announcement date, or

    (B)
    if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the notes may be remarketed on any or all of the third, fourth or fifth business days following the remarketing announcement date,

    (2)
    (A)  if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the reset effective date will be the third business day following the remarketing date on which the notes are successfully remarketed unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, or

    (B)
    if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the reset effective date will be June 30, 2011 if there is a successful remarketing,

    (3)
    that the reset rate and interest payment dates for the notes will be established, and, if we elect to make any modification to the terms of the notes described above, such modified terms will be set on the remarketing date on which the notes are successfully remarketed and effective on and after the reset effective date,

    (4)
    (A)  if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the reset rate will equal the coupon rate on the notes that will enable the notes to be remarketed at a price equal to the remarketing Treasury portfolio purchase price plus the applicable remarketing fee, or

    (B)
    if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the reset rate will equal the coupon rate on the notes that will enable the notes to be remarketed at a price equal to 100% of their aggregate principal amount plus the applicable remarketing fee, and

    (5)
    the range of possible remarketing fees.

        We will cause each remarketing announcement to be published on the remarketing announcement date by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service. In addition, we will request, not later than 10 business days prior to each remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing. If required, we will use our best efforts to ensure that a registration statement with respect to the full principal amount of the notes to be remarketed is effective such that the remarketing agent may rely on it in connection with the remarketing process. If a successful remarketing occurs on a remarketing date, we will request the depositary to notify its participants holding notes of the maturity date, reset rate, interest payment dates, and any other modified terms, established for the notes during the remarketing on the business day following the remarketing date on which the notes were successfully remarketed. If a successful remarketing does not occur during a three-business day remarketing period, we will cause a notice of the unsuccessful remarketing attempt of notes to be published on the business day following the last of the three remarketing dates comprising the three-business day remarketing period (which notice, in the event of a failed remarketing on the final remarketing date, shall be published not later than 9:00 a.m., New York City time, and shall include the procedures that must be followed if a holder of notes wishes to exercise its right to put such notes to us), in each case, by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

        In connection with a remarketing, holders of notes that do not underlie the Corporate Units may elect to have their notes remarketed as described under "Description of the Notes—Optional Remarketing."

        You may elect not to participate in any remarketing and to retain the principal amount of notes underlying the applicable ownership interests in notes comprising part of your Corporate Units by:

  •
  creating Treasury Units as described under "Description of the Equity Units—Creating Treasury Units";

  •
  settling your purchase contracts early as described under "—Early Settlement"; or

  •
  settling your purchase contract with separate cash as described below under "—Notice to Settle with Cash."

        For the avoidance of doubt, we need not give any notice in the event that we decide not to elect to remarket the notes during the period for early remarketing.

Notice to Settle With Cash

        Unless the Treasury portfolio has replaced the notes underlying the Corporate Units, a holder of Corporate Units may settle the related purchase contract with separate cash. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date and delivering the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time, on the sixth business day immediately preceding the purchase contract settlement date. If a holder that has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the sixth business day immediately preceding the purchase contract settlement date, such holder's notes will be included in the remarketing of notes during the final three-business day remarketing period beginning on the fifth business day immediately preceding the purchase contract settlement date.

Early Settlement

        Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related purchase contracts in cash at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, other than during a restricted period (as defined under "Description of Equity Units—Creating Treasury Units") or following the effectiveness of a fundamental change in which case "—Early Settlement upon a Fundamental Change" below will apply. Holders may effect such settlement by presenting and surrendering the related Corporate Unit or Treasury Units certificate, if they are in certificated form, at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to

  •
  the stated amount times the number of purchase contracts being settled, plus

  •
  if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract.

        Holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of the Corporate Units may settle early only in integral multiples of                        Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date). Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

        So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

        The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required under the U.S. federal securities laws, (1) we will use our best efforts to have a registration statement in effect covering those shares of common stock and other securities to be delivered in respect of the purchase contracts being settled, and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right (it being understood that if there is a material business transaction or development with respect to us that has not yet been publicly disclosed, we will not be required to provide such a prospectus, and the early settlement right will not be available, until we have publicly disclosed such transaction or development; provided that we will use our best efforts to make such disclosure as soon as it is commercially reasonable to do so). In the event that a holder seeks to exercise its early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder's exercise of such right shall be void unless and until such a registration statement becomes effective.

        Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

  •
  the holder will receive the minimum settlement rate of                        newly issued shares of common stock per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under "—Anti-Dilution Adjustments," accompanied by an appropriate prospectus if required by law,

  •
  the notes (including any cash payment we have made to the collateral agent described under "—Current Payments" above, if not already paid to holders of Corporate Units), the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of our security interest,

  •
  the holder's right to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment date will terminate, and

  •
  no adjustment will be made to or for the holder on account of any accrued and unpaid contract adjustment payments referred to in the previous bullet.

        If the purchase contract agent receives a Corporate Unit certificate or Treasury Unit certificate, if they are in certificated form accompanied by the completed "Election to Settle Early" and required immediately available funds, from a holder of Corporate Units or Treasury Units by 5:00 p.m., New York City time, on a business day and all conditions to early settlement have been satisfied, that day will be considered the settlement date. If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

        Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the certificate evidencing the related Corporate Units or Treasury Units if they are in certificated form and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of common stock being purchased to be issued, and the aggregate principal amount of notes, the applicable ownership interests in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the purchase contract and pledge agreement described in "—Pledged Securities and Purchase Contract and Pledge Agreement" and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

Early Settlement upon a Fundamental Change

        If a "fundamental change" occurs (as defined below) prior to the purchase contract settlement date, then each holder of a purchase contract will have the right, on the "fundamental change early settlement date" (as defined below), to accelerate and settle such contract early at the "fundamental change early settlement rate" described below. We refer to this right as the "fundamental change early settlement right."

        We will provide each of the holders with a notice of a fundamental change within 15 business days after its occurrence. The notice will specify a date, which shall be at least ten days after the date of the notice but no later than five business days prior to the purchase contract settlement date, by which each holder's fundamental change early settlement right must be exercised. The notice will set forth, among other things, the applicable fundamental change early settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the fundamental change early settlement right, you must deliver to the purchase contract agent, three business days before the fundamental change early settlement date, the certificate evidencing your Corporate Units or Treasury Units if they are held in certificated form, and payment of the applicable purchase price in immediately available funds.

        A "fundamental change" will be deemed to have occurred if any of the following occurs:

(1)
a "person" or "group" within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity (other than in connection with a consolidation, merger or other transaction described in clause (2) below, in which case clause (2) shall apply); or

(2)
we are involved in a consolidation with or merger into any other person, or any merger of another person into us, or any transaction or series of related transactions (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock), in each case in which 90% or more of our common stock is exchanged for or converted into securities, cash or other property, 10% or more of which consists of securities, cash or other property that is not (or will not be immediately upon the effectiveness of such consolidation, merger or transaction) common stock listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; or

(3)
our common stock ceases to be listed or quoted on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (other than in connection with a consolidation, merger or other transaction described in clause (2) below, in which case clause (2) shall apply); or

(4)
our shareholders vote for our liquidation, dissolution or termination.

        The "fundamental change early settlement rate" will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the "effective date") and the "stock price" in the fundamental change, which will be:

  •
  in the case of a fundamental change described in clause (2) above and the holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share;

  •
  otherwise, the stock price shall be the average of the closing prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

        The stock prices set forth in the first column heading of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the fixed settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the fixed settlement rate as so adjusted. The number of shares will be adjusted in the same manner as the fixed settlement rate as set forth under "—Anti-Dilution Adjustments."

        The following table sets forth the hypothetical stock price and the fundamental change settlement rate per $50 stated amount of Equity Units:

Effective Date
Stock Price	, 2008	, 2009	, 2010	, 2011
$
$
$
$
$
$
$
$

        The exact stock prices and effective dates may not be set forth in the table above, in which case

  •
  If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower stock price amounts and the earlier and later effective dates, as applicable, based on a 365-day year.

  •
  If the stock price is greater than $            per share (subject to adjustment), the fundamental change early settlement rate will be the minimum settlement rate.

  •
  If the stock price is less than $            per share (subject to adjustment), the fundamental change early settlement rate will be the maximum settlement rate.

        If you exercise the fundamental change early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the fundamental change at the fundamental change early settlement rate in addition to accrued and unpaid contract adjustment payments to the fundamental change early settlement date. If the fundamental change causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) and you exercise the fundamental change early settlement right, we will deliver to you on the fundamental change early settlement date the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. You will also receive the notes (including any cash payment we have made to the collateral agent described under "—Current Payments" above, if not already paid to holders of Corporate Units), applicable ownership interests in the Treasury portfolio or Treasury securities underlying the Corporate Units or Treasury Units, as the case may be.

        If you do not elect to exercise your fundamental change early settlement right, your Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the purchase contract settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use our best efforts to (1) have in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a fundamental change. In the event that a holder seeks to exercise its fundamental change early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder's exercise of such right shall be void unless and until such a registration statement becomes effective.

        If the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of                Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date). Otherwise, a holder of Corporate Units or Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 20 Treasury Units.

Contract Adjustment Payments

        Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at a rate per year of        % of the stated amount of $50 per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from the date of issuance of the purchase contracts and will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on September 30, 2008, subject to our right to defer the payment of the contract adjustment payments as described below.

        Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent at the close of business on the relevant record dates, which will be on the fifteenth day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Equity Units. Subject to any applicable laws and regulations, each such payment will be made as described under "—Book-Entry System."

        If any date on which contract adjustment payments are to be made is not a business day, then payment will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A "business day" means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in the City of New York are permitted or required by any applicable law to close.

        Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

        We may, at our option and upon prior written notice to the holders of the Equity Units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the Equity Units until no later than the purchase contract settlement date; provided, however, that in an early settlement upon a fundamental change, we will pay deferred contract adjustment payments through the fundamental change early settlement date. However, deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of        % per year until paid, compounded quarterly, which is equal to the rate of total distributions on the Corporate Units (compounding on each succeeding payment date), to but excluding the payment date. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Legg Mason), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

        In the event that we exercise our option to defer the payment of contract adjustment payments, then, until the deferred contract adjustment payments have been paid, we will not declare or pay any dividends or make any distributions on, or redeem, purchase or acquire or make a liquidation payment with respect to, any shares of our capital stock.

        The restrictions listed above do not apply to:

  •
  any repurchase, redemption or other acquisition of shares of our capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) a dividend reinvestment or stockholder purchase plan, or (3) the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable event of default, default or extension period, as the case may be;

  •
  any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

  •
  any purchase of, or payment of cash in lieu of, fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; and

  •
  any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

Anti-Dilution Adjustments

        Each fixed settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

(a)
The payment of dividends and distributions of shares of common stock on the outstanding shares of common stock (including any annual stock dividend), in which event each fixed settlement rate will be multiplied by a fraction,

•
the numerator of which will be the sum of the number of shares of our common stock outstanding at the close of business on the record date plus the total number of shares constituting such dividend or other distribution, and

•
the denominator of which will be the number of shares of our common stock outstanding at the close of business on the record date.

(b)
The issuance to all holders of outstanding shares of common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase shares of common stock at less than the current market price thereof, in which event each fixed settlement rate will be multiplied by a fraction,

  •
  the numerator of which will be the sum of the number of shares of our common stock outstanding at the close of business on the record date plus the number of shares of our common stock so offered for subscription or purchase, and

  •
  the denominator of which will be the number of shares of our common stock outstanding at the close of business on the record date plus the number of shares of our common stock which the aggregate of the offering price of the total number of shares of our common stock so offered for subscription or purchase would purchase at the current market price.

(c)
Subdivisions and splits of shares of common stock, in which event each fixed settlement rate will be proportionately increased, and, conversely, if outstanding shares of our common stock are combined into a smaller number of shares of our common stock, each fixed settlement rate in effect at the opening of business on the day following the day upon which such combination becomes effective will be proportionately decreased.

(d)
Distributions to all holders of outstanding shares of common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding (i) any dividend or distribution covered by clause (a) or (b) above, (ii) any dividend or distribution paid exclusively in cash and (iii) any spin-off to which the provisions in the immediately succeeding paragraph apply), in which event each fixed settlement rate will be multiplied by a fraction,

•
the numerator of which will be the current market price of our common stock, and

•
the denominator of which will be the current market price of our common stock minus the fair market value, as determined by our board of directors, of the portion of the distribution applicable to one share of common stock.

  In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or when issued will be, traded on a U.S. securities exchange, each fixed settlement rate will be multiplied by a fraction,

  •
  the numerator of which will be the sum of (i) the average of the closing prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading day period (the "relevant period") commencing on and including the third trading day after the date on which "ex-distribution trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which such dividend or distribution is listed or quoted and (ii) the average of the closing prices of one share of our common stock over the relevant period, and

  •
  the denominator of which will be the average of the closing prices of one share of our common stock over the relevant period.

(e)
We make a distribution consisting exclusively of cash to all holders of our common stock, excluding any dividend or distribution in connection with our liquidation, dissolution or termination, in an amount per share that exceeds $0.24 per quarter (such per share amount, the "reference dividend") in which event each fixed settlement rate will be multiplied by a fraction,

•
the numerator of which will be the current market price per share of our common stock, and

•
the denominator of which will be the current market price per share of our common stock minus the amount per share of such dividend or distribution in excess of the reference dividend.

  The reference dividend will be subject to an inversely proportional adjustment whenever each fixed settlement rate is adjusted.

(f)
The successful completion of a tender or exchange offer made by us or any of our subsidiaries for our common stock to the extent that the cash and the value of any other consideration included in the payment per share of common stock exceeds the average of the closing price of our common stock for each of the five consecutive trading days next succeeding the last date on which tenders or exchanges may be made under such tender or exchange offer (the "expiration time"), in which event each fixed settlement rate will be multiplied by a fraction,

•
the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock that we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding at the expiration time less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer, and

•
the denominator of which will be the product of the number of shares of our common stock outstanding at the expiration time, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration time.

        The "current market price" per share of common stock on any day means the average of the daily closing prices on each of the five consecutive trading days ending the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation.

        The term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

        We currently do not have a rights plan with respect to any common stock. To the extent that we have a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to the common stock, the rights under the rights plan, unless, prior to any settlement of a purchase contract, the rights have separated from the common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (d) above.

        In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Units or Treasury Units, as the case may be, become a contract to purchase such other securities, cash and property instead of our common stock. If any such reclassification, consolidation, merger, sale or transfer of assets or other transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), each purchase contract then outstanding would become a contract to purchase the amount of other securities, cash and/or property corresponding to the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. Upon the occurrence of any such transaction, on the purchase contract settlement date the settlement rate will be determined based on the securities, cash or property a holder of our common stock would have received when such transaction occurred.

        If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the fixed settlement rate adjustment provisions of the purchase contract and pledge agreement, the settlement rate is increased, this increase will likely give rise to a taxable dividend to holders of Corporate Units or Treasury Units; certain other adjustments to the settlement rate may also give rise to a taxable dividend to holders of

Corporate Units or Treasury Units, see "Material U.S. Federal Income Tax Consequences—U.S. Holders—Purchase Contracts—Adjustment to the Settlement Rate" in this prospectus supplement.

        In addition, we may make increases in each fixed settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

        Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000 of a share. No adjustment to the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent in one or both of the fixed settlement rates. If any adjustment is not required to be made because it would not change one or both of the settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that effect shall be given to all anti-dilution adjustments no later than the close of business on the business day immediately preceding the first trading day in the 20 consecutive trading day during which the "applicable market value" is determined (or, if earlier, the close of business on the business day immediately preceding the date on which the fundamental change early settlement rate is determined).

        We will be required, within ten business days following the adjustment to each fixed settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to each fixed settlement rate was determined and setting forth the revised settlement rate.

        The fixed settlement rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional option amounts in shares of our common stock upon any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Equity Units were first issued;

  •
  for a change in the par value or no par value of the common stock; or

  •
  for accumulated and unpaid dividends.

        Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract. Each adjustment to each fixed settlement rate will also result in a corresponding inverse adjustment to the reference price and threshold appreciation price.

Termination

        The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the Corporate Units and Treasury Units under the purchase contracts, including the right and obligation to purchase shares of common stock and the right to receive accrued contract adjustment payments, will immediately and automatically terminate, without any further action, upon the occurrence of a bankruptcy, insolvency or reorganization of Legg Mason, Inc. (and not, for the avoidance of doubt, Legg Mason, Inc.'s subsidiaries). In the event of such a termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization, holders of the purchase contracts will not have a claim in bankruptcy under the purchase contract with respect to our issuance of shares of common stock or the right to receive contract adjustment payments.

        Upon any termination, the collateral agent will release the aggregate principal amount of notes underlying the applicable ownership interests in notes, the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the applicable ownership interests in the Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount or interest, as the case may be, at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted. We expect any such delay to be limited.

Pledged Securities and the Purchase Contract and Pledge Agreement

        Pledged securities will be pledged to us through the collateral agent, for our benefit, pursuant to the purchase contract and pledge agreement to secure the obligations of holders of Corporate Units and Treasury Units to purchase shares of common stock under the related purchase contracts. The rights of holders of Corporate Units and Treasury Units to the related pledged securities will be subject to our security interest created by the purchase contract and pledge agreement.

        No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:

  •
  to substitute Treasury securities for the related notes or the applicable ownership interests in the Treasury portfolio, as the case may be, as provided for under "Description of the Equity Units—Creating Treasury Units,"

  •
  to substitute notes or the applicable ownership interests in the Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under "Description of the Equity Units—Recreating Corporate Units," or

  •
  upon the termination, cash settlement or early settlement of the related purchase contracts.

        Subject to the security interest and the terms of the purchase contract and pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the notes underlying the Corporate Units, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights of the related notes, including voting and redemption rights. Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the notes underlying the Corporate Units, will retain beneficial ownership of the related Treasury securities or the applicable ownership interests in the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

        Except as described in "Certain Provisions of the Purchase Contract and Pledge Agreement—General," the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry System

        The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units or the Treasury Units so long as the Corporate Units or the Treasury Units are represented by global security certificates.

        The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

        We will issue the Corporate Units and Treasury Units in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. The purchase contract and pledge agreement permits us to determine at any time and in our sole discretion that Corporate Units or Treasury Units shall no longer be represented by global certificates. We understand that under DTC's current practices it would notify its participants of our request, but will only withdraw beneficial interests from the global certificates at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn. Any global Corporate Unit or Treasury Unit, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for Corporate Unit or Treasury Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

        As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units or Treasury Units represented by these certificates for all purposes under the Corporate Units or Treasury Units and the purchase contract and pledge agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates

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  will not be entitled to have such global security certificates or the Corporate Units or Treasury Units represented by these certificates registered in their names,

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  will not receive or be entitled to receive physical delivery of Corporate Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates, and

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  will not be considered to be owners or holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates for any purpose under the Corporate Units or Treasury Units or the purchase contract and pledge agreement.

        All payments on the Corporate Units or Treasury Units represented by the global security certificates and all transfers and deliveries of related notes, Treasury portfolio, Treasury securities and shares of common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of ours or of the purchase contract agent will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

        Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

        The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

CERTAIN PROVISIONS OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT

        This summary summarizes some of the other provisions of the purchase contract and pledge agreement. This summary should be read together with the purchase contract and pledge agreement, a form of which has been or will be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

        Except as described in "Description of the Purchase Contracts—Book-Entry System," payments on the Equity Units will be made, purchase contracts (and documents relating to the Corporate Units, Treasury Units and purchase contracts) will be settled, and transfers of the Corporate Units and Treasury Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Corporate Units and Treasury Units do not remain in book-entry form, payment on the Equity Units may be made, at our option, by check mailed to the address of the holder entitled to payment as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

        Shares of common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code, see "Description of the Purchase Contracts—Termination") at the office of the purchase contract agent upon presentation and surrender of the applicable certificate.

        If you fail to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of common stock issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for your benefit until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

        If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and if a holder fails to present and surrender the certificate evidencing the holder's Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented or the holder provides the evidence and indemnity described above.

        The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

        No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

        We intend to use the proceeds from the settlement of the purchase contracts to repay debt as soon as practicable following such settlement.

Modification

        The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, to modify the purchase contract and pledge agreement without the consent of the holders for any of the following purposes:

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  to evidence the succession of another person to our obligations;

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  to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

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  to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements;

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  to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events;

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  to cure any ambiguity, to correct or supplement any provisions that may be inconsistent; and

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  to make any other provisions with respect to such matters or questions; provided that such action shall not materially adversely affect the interest of the holders.

For purposes of the immediately preceding bullet, any amendment made solely to conform the provisions of the purchase contract and pledge agreement to this prospectus supplement will be deemed not to materially adversely affect the interests of holders.

        The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding to modify the terms of the purchase contracts or the purchase contract and pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

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  change any payment date,

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  impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to the pledged securities,

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  change the place or currency of payment or reduce any contract adjustment payments,

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  impair the right to institute suit for the enforcement of the purchase contract or payment of any contract adjustment payments,

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  reduce the number of shares of common stock purchasable under the purchase contract, increase the price to purchase shares of common stock upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract, or

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  reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract and pledge agreement.

        If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No Consent to Assumption

        Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract and pledge agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

        We will covenant in the purchase contract and pledge agreement that we will not merge with or into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1)(a) we will be the surviving entity or (b) the successor entity will be an entity organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and that entity expressly assumes our obligations under the purchase contracts, the purchase contract and pledge agreement and the remarketing agreement and (2) we are not or, if we will not be the surviving entity, the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract and pledge agreement and the remarketing agreement or in material default in the performance of any other covenants under these agreements.

Title

        We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

        In the event that physical certificates have been issued, any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that have been destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, security and/or an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Corporate Units or Treasury Units evidenced by the certificate before a replacement will be issued.

        Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the purchase contract settlement date (or after early settlement) or after the purchase contracts have terminated. The purchase contract and pledge agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following the purchase contract settlement date, the purchase contract agent, upon delivery of the evidence and security or indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

        The purchase contract and pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

        The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract and pledge agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract and pledge agreement.

        The purchase contract and pledge agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract and pledge agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

        The Bank of New York maintains commercial banking relationships with us.

Information Concerning the Collateral Agent

        The Bank of New York will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units or Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

        The purchase contract and pledge agreement will contain provisions limiting the liability of the collateral agent. The purchase contract and pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

        Because The Bank of New York is serving as both the collateral agent and the purchase contract agent, if an event of default, except an event of default occurring as a result of a failed remarketing, occurs under the purchase contract and pledge agreement, The Bank of New York will resign as the collateral agent, but remain as the purchase contract agent. We will then select a new collateral agent in accordance with the terms of the purchase contract and pledge agreement.

Miscellaneous

        The purchase contract and pledge agreement will provide that we will pay all fees and expenses other than underwriters' expenses (including counsel) related to the offering of the Corporate Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the Equity Units. However, should you elect to substitute the related pledged securities, create Treasury Units or recreate Corporate Units, you shall be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we shall not be responsible for any of those fees or expenses.

DESCRIPTION OF THE NOTES

        The following description is a summary of the terms of our notes. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture and supplemental indenture no. 1 thereto, which are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act. This summary supplements the description of the senior debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

        The notes will be issued under a senior indenture to be dated as of                       , 2008, between us and The Bank of New York, as indenture trustee, as amended and supplemented by supplemental indenture No. 1, to be dated                       , 2008, between us and the indenture trustee (as so amended and supplemented, the "indenture").

        The notes initially will be issued in an aggregate principal amount equal to $1.0 billion (or $1.15 billion if the underwriters exercise their over-allotment option to purchase additional Corporate Units in full).

        The notes will not be subject to a sinking fund provision and will not be subject to defeasance. Unless a special event redemption occurs prior to June 30, 2011, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on the stated maturity June 30, 2021; provided, however, that upon a successful remarketing of the notes, we may elect to modify the stated maturity as described under "Description of the Purchase Contracts—Remarketing—Early Remarketing" above. If the notes are not successfully remarketed on or prior to the third business day immediately preceding June 30, 2011, the maturity of the notes will remain June 30, 2021. Except in connection with a special event redemption and as described under "—Redemption at Our Option below," the notes will not be redeemable by us prior to their maturity.

        The indenture trustee will initially be the security registrar and the paying agent for the notes. Notes forming a part of the Corporate Units will be issued in certificated form, will be in denominations of $1,000 and integral multiples of $1,000, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below; provided, however, that upon the release by the collateral agent of notes underlying the applicable ownership interests in notes pledged to secure the Corporate Unit holders' obligations under the related purchase contracts (other than any release of the notes in connection with the creation of Treasury Units, an early settlement with separate cash, an early settlement upon a fundamental change, or a remarketing, each as described under "Description of the Purchase Contracts"), the notes will be issuable in denominations of $50 and integral multiples thereof. Payments on notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the notes will be registrable and notes will be exchangeable for notes of a like aggregate principal amount in denominations of $1,000 (unless notes have previously been issued in denominations of $50 and integral multiples thereof, in which case notes will be exchangeable for a like aggregate principal amount in denominations of $50 and integral multiples of $50), and integral multiples of $1,000, at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

        The indenture does not contain provisions that afford holders of the notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other unsecured debt or issue preferred stock.

Ranking

        The notes will be senior debt securities that will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured senior indebtedness. See "Description of Debt Securities" in the accompanying prospectus.

Interest

        Each note will bear interest initially at the rate of                        % per year from the original issuance date to, but excluding, the reset effective date or, if no successful remarketing of the notes occurs, June 30, 2021. On or prior to the reset effective date, interest payments will be payable quarterly in arrears on each March 30, June 30, September 30 and December 30, each a "quarterly interest payment date," commencing on September 30, 2008. In addition, if the reset effective date falls on a day that is not also a quarterly interest payment date, the collateral agent will receive on behalf of holders of Corporate Units on such reset effective date a payment of accrued and unpaid interest from the most recent quarterly interest payment date to, but excluding, such reset effective date. On the quarterly payment date next following the reset effective date, Corporate Unit holders will receive a regular quarterly cash distribution comprised of their pro rata portion of that interest payment, the portion of the remarketing Treasury portfolio that matures prior to that quarterly payment date and the contract adjustment payment payable on that date. For any notes that are not part of Corporate Units whose holders elected to have their notes remarketed along with the notes included in the Corporate Units, we will set a record date for determining the holder entitled to receive such accrued and unpaid interest in accordance with the procedures set forth in the note indenture.

        The applicable interest rate on the notes will be reset to the reset rate upon successful remarketing as described above under "Description of the Purchase Contracts—Remarketing." The reset rate will become effective on the reset effective date, which will be:

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  in the case of a remarketing during the period for early remarketing, the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, or

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  in the case of a remarketing during the final three-business day remarketing period, the purchase contract settlement date.

Following a successful remarketing of the notes, the notes will bear interest from the reset effective date at the reset rate to, but excluding, June 30, 2021 or, if we elect to make the notes mature at any time earlier than June 30, 2021, such earlier maturity date. From the reset effective date, interest payments on all notes may be paid semi-annually in arrears on interest payment dates to be selected by us, in which case semi-annual interest payments will include interest accrued from and including the immediately preceding semi-annual interest payment date or, in the case of the first semi-annual interest payment date following the reset effective date, from the reset effective date.

        If no successful remarketing of the notes occurs, the interest rate on the notes will not be reset and interest payments on all notes will remain payable quarterly in arrears on the original quarterly interest payment dates.

        The amount of interest payable on the notes for any period will be computed (1) for any full quarterly or semi-annual period, as applicable, on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, as applicable, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Market Reset Rate

        The reset rate will be equal to the rate that is sufficient to allow a successful remarketing of the notes and will be determined by the remarketing agent. In the case of a reset in an early remarketing, which rate would be effective on the third day following the date of such successful remarketing, the reset rate will be the rate determined by the remarketing agent as the rate the notes should bear in order for the notes underlying the Corporate Units to have an approximate aggregate market value on the reset effective date of 100% of the Treasury portfolio purchase price described under "Description of the Purchase Contracts—Remarketing" plus the applicable remarketing fee. In the case of a reset during the final three-business day remarketing period, the reset rate will be the rate determined by the remarketing agent as the rate the notes should bear in order for each note to have an approximate market value of 100% of the principal amount of the note plus the applicable remarketing fee. The reset rate will in no event exceed the maximum rate permitted by applicable law.

        If the notes are not successfully remarketed, the interest rate will not be reset and the notes will continue to bear interest at the initial annual interest rate of                        %.

Optional Remarketing

        On or prior to the second business day, but no earlier than the fifth business day, immediately preceding the first of the three sequential remarketing dates of any three-business day remarketing period, holders of notes that do not underlie Corporate Units may elect to have their notes remarketed in the same manner and at the same price as notes underlying the applicable ownership interests in notes constituting a part of Corporate Units by delivering their notes along with a notice of this election to the custodial agent. By delivering such notice, holders will elect to have their notes remarketed in all three remarketing attempts during the applicable three-business day remarketing period. The custodial agent will hold the notes in an account separate from the collateral account in which the pledged securities will be held. Holders of notes electing to have their notes remarketed will also have the right to withdraw the election on or prior to the second business day immediately preceding the first of the three sequential remarketing dates of the applicable three-business day remarketing period. If there is a successful remarketing during the applicable three-business day remarketing period, the custodial agent will deliver the proceeds of the sale of notes that do not underlie Corporate Units to the holder who elected to have notes remarketed on the reset effective date. If all three remarketing attempts during the applicable three-business day remarketing period are unsuccessful, the collateral agent will return the notes that do not underlie Corporate Units to their holders and these holders may elect to have their notes included in the remarketings during each subsequent three-business day remarketing period by redelivering their notes and notice of election in the manner described in this paragraph. Holders of Treasury Units that are also holders of notes that are not part of the Corporate Units may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to the first of the three sequential remarketing dates of any three-business day remarketing period.

Put Option Upon a Failed Final Remarketing

        If the notes have not been successfully remarketed prior to the purchase contract settlement date, the holders of the notes that do not underlie Corporate Units will have the right to require us to purchase their notes on the purchase contract settlement date, upon at least two business days' prior notice, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

Events of Default

        In addition to the events of default described in the accompanying prospectus under "Description of the Debt Securities—Events of Default," it shall be an event of default under the notes if we fail on the date payment is due to pay the put price of any notes following the exercise of the put right by any holder of notes, unless the notes underlie Corporate Units, in which case our obligation to pay the put price will be netted against such holder's obligation to pay the purchase price under the related purchase contracts.

Optional Redemption—Special Event

        If a special event, as defined below, occurs and is continuing, prior to the earlier of (1) the date of a successful remarketing or (2) the purchase contract settlement date, we may redeem, at our option on any interest payment date, the notes in whole, but not in part, at a price equal to, for each note, the redemption amount, as defined below, plus accrued and unpaid interest thereon (provided that the portion of such redemption amount consisting of accrued and unpaid interest will be paid to the record holder of such note on the immediately preceding record date), which we refer collectively to as the redemption price, to the date of redemption, which we refer to as the "special event redemption date." The redemption price payable in respect of all notes included in Corporate Units will be distributed to the collateral agent, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the special event Treasury portfolio on behalf of the holders of the Corporate Units and remit the remaining portion (net of fees and expenses, if any), if any, of such redemption price to the purchase contract agent for payment to the holders of the Corporate Units. Thereafter, the applicable ownership interests in the Treasury portfolio will be substituted for the applicable ownership interests in notes and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligations to purchase our shares of common stock under the related purchase contract. Holders of notes that are not part of Corporate Units will directly receive proceeds from the redemption of the notes.

        "Special event" means either a tax event or an accounting event, each as defined below.

        "Tax event" means the receipt by us of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of notes, there is more than an insubstantial increase in the risk that interest payable by us on the notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes.

        "Accounting event" means the receipt by the audit committee of our board of directors of a written report in accordance with Statement on Auditing Standards ("SAS") No. 97, "Amendment to SAS No. 50—Reports on the Application of Accounting Principles," from our independent auditors, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the notes, we must either (a) account for the purchase contracts as derivatives under SFAS 133 (or otherwise mark-to-market or measure the fair value of all or any portion of the purchase contract with changes appearing in our income statement) or (b) account for the Equity Units using the if-converted method under SFAS 128, and that such accounting treatment will cease to apply upon redemption of the notes.

        "Redemption amount" means, for each note, the product of the principal amount of such note and a fraction, the numerator of which is the Treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below.

        "Treasury portfolio purchase price" means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent on the third business day immediately preceding the special event redemption date for the purchase of the special event Treasury portfolio for settlement on the special event redemption date.

        "Applicable principal amount" means the aggregate principal amount of the notes that underlie the Corporate Units on the special event redemption date.

        "Special event Treasury portfolio" means a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to June 30, 2011 in an aggregate amount at maturity equal to the applicable principal amount of notes included in the Corporate Units and with respect to each scheduled interest payment date on the notes that occurs after the special event redemption date to, and including the purchase contract settlement date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would be due on the applicable principal amount of the notes on such date.

        "Quotation agent" means any primary U.S. government securities dealer selected by us.

        If we redeem the notes at any time upon the occurrence of a special event, we intend to do so only to the extent that during the 180 days prior to the date of that redemption we have received proceeds from the sale to third party purchasers, other than a subsidiary of Legg Mason, Inc., of securities that are as or more equity-like than the Equity Units at the time of such redemption.

Redemption at Our Option

        The notes will be redeemable at our option, in whole or in part, on a date (the "earliest redemption date") not earlier than June 30, 2013, which we refer to as our "optional redemption right." The redemption price will be the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date. We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the notes. In connection with a successful remarketing, we may add to, modify or remove altogether our optional redemption right; provided that there will be at least two years between the reset effective date and any modified redemption date.

        We may not redeem the notes if they have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding notes for all interest periods terminating on or prior to the redemption date.

        In the event of a failed final remarketing, the notes provide that under certain circumstances we will apply the principal amount of the notes against your obligations under the stock purchase contracts. This remedy has the effect similar to an automatic redemption of the notes, but we do not have to give you prior notice or follow any of the other redemption procedures outlined in this section.

        If (i) we give an irrevocable notice of redemption of the notes, and (ii) we have paid to the trustee a sufficient amount of cash in connection with the related redemption or maturity of the notes, then, on the redemption date, such trustee will irrevocably deposit with DTC funds sufficient to pay the redemption price for the notes of that series being redeemed. See "—Book-Entry System." We will also give DTC irrevocable instructions and authority pay the redemption amount in immediately available funds to the holders of beneficial interests in the global security certificates representing such notes. Distributions of interest to be paid on or before time redemption date for any notes called for redemption will be payable to the holders on the record dates for the related dates of distribution.

        Once notice of redemption is given and funds are irrevocably deposited, distributions on the notes will cease to accumulate immediately prior to the close of business on the redemption date and all rights of the holders of such notes will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

        If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if payment on the next business day causes payment of the redemption amount to be in the next calendar year, then payment will be on the immediately preceding business day, in each case with the same force and effect as if made on that payment date,

        If payment of the redemption amount for any notes is improperly withheld or refused and not paid, then interest on such notes will continue to accrue and distributions on the notes will continue to accumulate at the applicable rate then borne by such notes from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

        If we decide to redeem fewer than all of the notes outstanding, the trustee will select the notes to be redeemed by lot, pro rata or by another method the trustee considers fair and appropriate.

Agreement by Purchasers of Certain Tax Treatment

        Each note will provide that, by acceptance of the note or a beneficial interest therein, you intend to treat the note as indebtedness of the Company for all U.S. federal income tax purposes.

Governing Law

        The indenture and the notes provide that they are to be governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

        Notes which are released from the pledge following substitution or settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

        Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

        We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global certificates. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global certificates at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn. Any global security, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units, the ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities and purchase contracts that are or may be the components of an Equity Unit and shares of our common stock acquired under the purchase contracts. This summary applies only to initial holders that acquire Equity Units at the "issue price" in this Offering (which is the first price at which a substantial amount of the Equity Units is sold for money, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the Equity Units, ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities, purchase contracts and shares of our common stock as capital assets (generally, for investment purposes). This summary is based upon the Internal Revenue Code of 1986, as amended ("Code"), existing and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service ("IRS") and judicial decisions, all as currently in effect, and all of which may be subject to change (possibly on a retroactive basis) and differing interpretations.

        As used herein, the term "U.S. holder" means a beneficial owner of Equity Units that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; and (iv) a trust if (A) a U.S. court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. A non-U.S. holder is a beneficial owner of Equity Units that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If an entity that is classified as a partnership for U.S. federal income tax purposes holds Equity Units, ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities, purchase contracts or shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and upon the activities of the partnership. Partnerships that invest in Equity Units and partners of such partnerships should consult their own tax advisors.

        The U.S. federal income tax treatment of holders varies depending on their particular situations, and this summary does not address all of the U.S. federal tax considerations that may be applicable to those particular situations. This summary also does not deal with special classes of holders. For example, this summary does not address:

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  U.S. federal income tax consequences to persons who may be subject to special tax treatment, such as certain financial institutions, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities, traders that elect to use a mark-to-market method of accounting with respect to their securities holdings, tax-exempt investors and U.S. holders whose functional currency is not the U.S. dollar;

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  U.S. federal income tax consequences to persons who hold Equity Units, ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities, purchase contracts or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated transaction for U.S. federal income tax purposes;

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  U.S. federal income tax consequences to non-U.S. holders that are: (i) engaged in a trade or business in the United States; (ii) controlled foreign corporations or (iii) passive foreign investment companies;

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  U.S. federal income tax consequences to any non-U.S. holder that actually or constructively owns 10% or more of the total combined voting power of all classes of our stock;

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  Any alternative minimum tax, gift tax or estate tax consequences, if any; or

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  any state, local or non-U.S. tax consequences.

        The IRS has issued a ruling addressing certain aspects of instruments similar to the Equity Units. In the ruling, the IRS concluded that certain notes issued as part of a unit with a purchase contract were characterized as indebtedness for U.S. federal income tax purposes. Notwithstanding the ruling, there is no assurance that the IRS or a court will agree with the U.S. federal income tax consequences described below in the context of this offering of Equity Units. Prospective investors should consult their own tax advisors with respect to the U.S. federal income and other tax consequences to them of purchasing, owning and disposing of the notes, Treasury portfolio, Treasury securities and purchase contracts that are or may be the components of an Equity Unit and shares of our common stock, including the tax consequences under state, local and non-U.S. income and other tax laws and the possible effects of changes in the U.S. federal income or other tax laws.

U.S. Holders

Ownership of Interests in the Notes, Treasury Securities or Treasury Portfolio

        For U.S. federal income tax purposes, each U.S. holder will be treated as owning the ownership interests in the notes, Treasury securities or applicable ownership interest in the Treasury portfolio, as the case may be, constituting a part of an Equity Unit. We and, by acquiring Equity Units, each U.S. holder agree to treat the ownership interests in the notes, Treasury securities or applicable ownership interest in the Treasury portfolio constituting a part of the Equity Units as owned by such U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment.

Allocation of the Purchase Price

        A U.S. holder's acquisition of a Corporate Unit will be treated as an acquisition of an ownership interest in a note and the purchase contract constituting the Corporate Unit and the purchase price of each Corporate Unit will be allocated between the ownership interest in a note and the purchase price in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder's initial tax basis in the ownership interest in a note and purchase contract. We have determined that 100% of the issue price of a Corporate Unit is allocable to the ownership interest in a note, and 0% is allocable to the purchase contract. Each U.S. holder, by purchasing a Corporate Units, will be deemed to have agreed to our allocation of the purchase price, although the IRS will not be bound by such allocation. The remainder of this discussion assumes that our allocation of the purchase price of a Corporate Unit will be respected for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of Equity Units

        Upon a sale, exchange or other taxable disposition of an Equity Unit, a U.S. holder will be treated as having disposed of the purchase contract and the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, that constitute the Equity Unit. The proceeds realized on such disposition will be allocated between the purchase contract and the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, in proportion to their respective fair market values at the time of disposition. A U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds allocable to each of the purchase contract and the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, and such U.S.

holder's adjusted tax basis in each of the purchase contract, ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be.

        Any such gain or loss attributable to the purchase contract will be capital gain or loss, except that any portion allocable to accrued but unpaid or deferred contract adjustment payments may be treated as ordinary income (and may be taxable as such to the extent not previously included in gross income of a U.S. holder). Any such gain or loss attributable to the applicable ownership interest in the Treasury portfolio or Treasury securities will be capital gain or loss, provided, however, that gain in respect of a Treasury security with a term of one year or less will be treated as ordinary income to the extent of any accrued "acquisition discount" (generally, the excess of the sum of all amounts payable under the Treasury security over the U.S. holder's tax basis in such Treasury security) not previously included in gross income by the U.S. holder. Any such capital gain or loss attributable to the purchase contract or to the applicable ownership interest in the Treasury portfolio or Treasury securities generally will be long-term capital gain or loss if the U.S. holder held the Equity Units for more than one year at the time of such disposition. The rules governing the determination of the character of gain or loss on the sale, exchange, or other taxable disposition of the notes are summarized under "The Notes—Sale, Exchange, or Other Taxable Disposition of Notes."

        Certain non-corporate U.S. holders, including individuals, are eligible for reduced rates of U.S. federal income taxation in respect of long-term capital gain derived from the sale, exchange or other taxable disposition of a capital asset that has been held for more than one year ("long-term capital gain"). Such reduced rates currently are scheduled to increase on January 1, 2011. The deductibility of capital losses is subject to limitations under the Code.

        If the sale, exchange or other taxable disposition of an Equity Unit occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value, and then to have paid such amount to be released from such U.S. holder's obligation under the purchase contract. U.S. holders should consult their tax advisors regarding a disposition of Equity Units at a time when the purchase contract has negative value.

The Notes

        We, and by acquiring Corporate Units, each U.S. holder will be deemed to have agreed to treat the notes as our indebtedness for U.S. federal income tax purposes, and this discussion assumes such treatment applies with respect to the notes for U.S. federal income tax purposes.

  Interest Income and Original Issue Discount

        While the matter is not free from doubt, because of the manner in which the interest rate on the notes is reset, we intend to treat the notes as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in applicable Treasury regulations, and this discussion assumes that the notes will be so treated for U.S. federal income tax purposes. Under the noncontingent bond method, a U.S. holder will accrue original issue discount in respect of the notes on a constant yield basis based on the "comparable yield" of the notes, which generally is the rate at which we would issue a fixed rate debt instrument with terms and conditions otherwise similar to the notes. As discussed more fully below, the application of the noncontingent bond method to the notes will (i) require each U.S. holder, regardless of its usual method of tax accounting, to use an accrual method with respect to the notes, (ii) result in interest income being accrued by a U.S. holder in excess of interest payments actually received for all accrual periods beginning before the earlier of the reset effective date and June 30, 2011 and (iii) generally cause any gain recognized on the sale, exchange, or other taxable disposition of notes to be treated as ordinary income rather than capital gain. See "—Sale, Exchange, or Other Taxable Disposition of Notes."

        We are required to provide the comparable yield and, solely for tax purposes, a projected payment schedule based on the comparable yield, to holders of the notes. We have determined that the comparable yield for the notes is            %, compounded semi-annually. A copy of the projected payment schedule may be obtained by written request to us at the following address: Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202, Attn: Corporate Secretary. The comparable yield and projected payment schedule are supplied by us solely for determining U.S. holders' accrual of original issue discount and adjustments in respect of the notes computing income under the noncontingent bond method for U.S. federal income tax purposes, and does not constitute a projection or representation as to the amounts that U.S. holders of notes actually will receive.

        Original issue discount that accrues on the notes generally will be included in gross income by a U.S. holder as ordinary income. The amount of original issue discount accruing on a note for each accrual period is determined by multiplying the comparable yield of the note (adjusted for the length of the accrual period) by the note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each Corporate Unit described above, the adjusted issue price of each note, per $1,000 of principal amount, at the beginning of each accrual period will be equal to $1,000, increased by any original issue discount previously accrued by the U.S. holder on such note and decreased by projected payments received on such note (without regard to the actual amounts received). The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that the U.S. holder holds the note.

        If the amount of an actual payment on the notes is different from the projected payment set forth in the projected payment schedule, a U.S. holder will be required to take into account the amount of such difference for the relevant taxable year (as either a positive adjustment or negative adjustment). If the U.S. holder has a net positive adjustment for a taxable year, the net positive adjustment will be treated as additional interest income. If a net negative adjustment arises for the taxable year, the net negative adjustment first will reduce the amount of interest in respect of the note that a U.S. holder otherwise would be required to include in gross income for the taxable year, and then would give rise to an ordinary loss, but only to the extent that (i) the U.S. holder's total previous interest inclusions in respect of the note exceed (ii) the total amount of the U.S. holder's net negative adjustments treated as ordinary loss on the note in prior taxable years. Any remaining net negative adjustment for a taxable year will be carried forward to offset future interest income in respect of the note, or to reduce the amount realized on a sale, exchange or other taxable disposition of the note. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

        If, after the reset effective date, the remaining amounts of principal and interest payable on the notes differ from the payments set forth on the projected payment schedule, negative or positive adjustments reflecting such difference should be taken into account by a U.S. holder as adjustments to interest income in a reasonable manner over the period to which the adjustments relate. U.S. holders generally will be bound by the comparable yield and projected payment schedule provided by us, unless our determinations are unreasonable, and in the event that a U.S. holder does not use such comparable yield and projected payment schedule to determine interest accruals, the U.S. holder must apply the foregoing rules using its own comparable yield and projected payment schedule. A U.S. holder that uses its own comparable yield and projected payment schedule must disclose this fact and its reason for such use, which disclosure typically would be made on a statement attached to the timely filed U.S. federal income tax return of the U.S. holder for the taxable year that includes the date of acquisition of Equity Units.

  Sale, Exchange or Other Taxable Disposition of Notes

        Upon the sale, exchange, or other taxable disposition of a note (including in connection with a remarketing of the note or a redemption), a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized in the sale, exchange or other taxable disposition and the U.S. holder's adjusted tax basis in the note. As explained above, a net negative adjustment may be carried forward and can reduce the amount realized upon sale, exchange or other taxable disposition of a note in certain circumstances. A U.S. holder's adjusted tax basis in a note will equal the portion of the purchase price of the Corporate Units allocated to the ownership interest in the notes, increased by the amount of any interest (including original issue discount) included in gross income by such U.S. holder with respect to the note and decreased by any projected payments received with respect to the note (without regard to the actual amounts received).

        Gain recognized on the sale, exchange or other taxable disposition of a note before the remarketing, pursuant to the remarketing, or at any time prior to the date that is six months after the reset effective date (unless, in the case of a disposition on or after the reset effective date, no further payments are due on the senior notes during the remainder of the six month period following the reset effective date) will be treated as ordinary interest income. Loss realized on the sale, exchange or other taxable disposition of a note before the remarketing, pursuant to the remarketing, or at any time prior to the date that is six months after the reset effective date (unless no further payments are due on the notes during the remainder of the six month period following the reset effective date) will be treated as ordinary loss to the extent of a U.S. holder's prior net income inclusions on the note. Any loss in excess of the U.S. holder's prior net income inclusions will be treated as capital loss.

        In general, gain recognized on the sale, exchange or other taxable disposition of a note on or after the date that is six months after the reset effective date (or, if no further payments are due during the remainder of the six month period following the reset effective date, gain recognized on or after the reset effective date) will be ordinary interest income to the extent of the excess, if any, of the total remaining principal and interest payments due on the note over the total remaining payments set forth on the projected payment schedule for the note. Any gain recognized in excess of such amount, and any loss recognized on such a sale, exchange or other taxable disposition of a note under such circumstances, generally will be treated as capital gain or loss. Certain non-corporate U.S. holders, including individuals, are eligible for reduced rates of U.S. federal income taxation in respect of long-term capital gain, which rates currently are scheduled to increase on January 1, 2011. The deductibility of capital losses is subject to limitations under the Code.

        If a U.S. holder does not participate in the remarketing, any reset of the interest rate and/or change to the maturity date of the notes in connection with the remarketing should not cause the U.S. holder to be treated as having sold, exchanged or otherwise disposed of the notes.

Purchase Contracts

  Acquisition of Common Stock under a Purchase Contract

        A U.S. holder generally will not recognize gain or loss on the purchase of shares of our common stock under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of our common stock (which should be treated as paid in exchange for such fractional share). A U.S. holder's aggregate initial tax basis in the shares of common stock received under a purchase contract generally should equal the purchase price paid for such shares of common stock, plus the properly allocable portion of such U.S. holder's adjusted tax basis in the purchase contract (see "—Allocation of the Purchase Price"), less the portion of such purchase price allocable to any fractional share. The holding period for shares of our common stock received under a purchase contract will commence on the day following the acquisition of such shares of common stock.

  Early Settlement of a Purchase Contract

        A U.S. holder will not recognize gain or loss on the receipt of the U.S. holder's ownership interest in the notes, Treasury securities or Treasury portfolio upon early settlement of a purchase contract, and such holder's tax basis in, and holding period for, the ownership interest in notes, Treasury securities or Treasury portfolio, as the case may be, will not be affected by the early settlement.

  Termination of a Purchase Contract

        If a purchase contract terminates, a U.S. holder will recognize a loss equal to such U.S. holder's adjusted tax basis in the purchase contract at the time of the termination. In general, the loss will be capital loss and will be long-term capital loss if the U.S. holder held such purchase contract for more than one year at the time of such termination. The deductibility of capital losses is subject to limitations under the Code. In addition, in the event that the purchase contract agent sells any part of a U.S. holder's interest in a Treasury security or applicable ownership interest in the Treasury Portfolio in connection with a termination, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received for the portion of such securities sold and such holder's adjusted tax basis in that portion. See "—Sale, Exchange, or Other Taxable Disposition of Equity Units," above for a discussion regarding the character of any such gain or loss. A U.S. holder will not recognize gain or loss on the receipt of such U.S. holder's ownership interest in the notes, Treasury securities or Treasury portfolio, as the case may be, upon termination of the purchase contract, and such U.S. holder will have the same adjusted tax basis and holding period in the notes, Treasury securities or Treasury portfolio as before such termination.

  Adjustment to the Settlement Rate

        A U.S. holder might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted (or fails to be adjusted) and as a result of the adjustment (or failure to adjust) such U.S. holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to our common stock. Thus, under certain circumstances, an adjustment to the settlement rate (or a failure to adjust the settlement rate) might give rise to a taxable dividend to a U.S. holder even though such U.S. holder would not receive any cash.

  Contract Adjustment Payments

        There is no direct authority under current law that addresses the treatment of the contract adjustment payments or of deferred contract adjustment payments, and their U.S. federal income tax treatment is, therefore, unclear. In the absence of further guidance, we intend to report the contract adjustment payments as ordinary income to U.S. holders. Under this treatment, U.S. holders should include the contract adjustment payments in gross income when received or accrued, in accordance with their regular method of tax accounting. This discussions assumes that the contract adjustment payments will be treated in such manner; however, other characterizations of the contract adjustment payments are possible. Prospective investors should consult their own tax advisors concerning contract adjustment payments, including the possibility that any contract adjustment payment may be treated as a purchase price adjustment, rebate or payment analogous to an option premium, rather than being included in gross income as paid or accrued.

        The treatment of contract adjustment payments (including deferred contract adjustment payments) could affect a U.S. holder's adjusted tax basis in a purchase contract or our common stock received under a purchase contract or the amount you realize on the sale, exchange, or other taxable disposition of an Equity Unit or the termination of the purchase contract.

Common Stock Acquired under a Purchase Contract

  Distributions on Common Stock

        Any distribution on shares of our common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in gross income by a U.S. holder when received. Any such dividend will be eligible for the dividends-received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets certain holding period and other requirements for the dividends-received deduction. Under current law, for tax years beginning before 2011, certain non-corporate U.S. holders, including individuals, who receive dividends from us are eligible for a reduced rate of U.S. federal income taxation if certain holding period and other requirements are satisfied.

  Sale, Exchange or Other Taxable Disposition of Common Stock

        Upon a sale, exchange or other taxable disposition of shares of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in shares of our common stock (see "—Purchase Contracts—Acquisition of Common Stock under a Purchase Contract"). Such capital gain or loss will be long-term capital gain or loss if the U.S. holder held the shares for more than one year at the time of the disposition. Certain non-corporate U.S. holders, including individuals, are eligible for reduced rates of U.S. federal income taxation in respect of long-term capital gains (which rates currently are scheduled to increase on January 1, 2011). The deduction of a capital loss is subject to limitations under the Code.

The Treasury Portfolio

  Interest Income, Original Issue Discount and Acquisition Discount

        Following a special event redemption, if the Treasury portfolio contains interest-paying securities that are not Treasury strips, a U.S. holder will be required to recognize ordinary income to the extent of the U.S. holder's pro rata portion of the interest paid with respect to such Treasury securities. In addition, each U.S. holder will be required to treat a pro rata portion of each Treasury strip in the Treasury portfolio as a debt instrument that was originally issued on the date that the collateral agent acquired the relevant Treasury strip, and that has original issue discount equal to the U.S. holder's pro rata portion of the excess, if any, of the amounts payable on such Treasury strip over the U.S. holder's pro rata portion of the purchase price for the Treasury strip. A U.S. holder, whether on the cash or accrual method of accounting, generally will be required to accrue such original issue discount into gross income on a constant yield to maturity basis.

        Notwithstanding the foregoing, in the case of any Treasury security with a maturity of one year or less from the date of its issue ("short-term Treasury security"), an accrual basis U.S. holder generally will accrue into in gross income the excess of the amounts payable with respect to such Treasury security over the U.S. holder's tax basis in the short-term Treasury security ("acquisition discount"). The acquisition discount will be accrued on a straight-line basis, unless the accrual basis U.S. holder elects to accrue the acquisition discount on a constant yield to maturity basis. A cash basis U.S. holder generally will recognize the acquisition discount as ordinary income only upon payment on the short-term Treasury securities or a sale, exchange or other taxable disposition of the related Equity Units. If a U.S. holder obtains the release of its applicable ownership interest in the Treasury portfolio and subsequently disposes of such interest, the U.S. holder will recognize ordinary income on such disposition to the extent of any gain realized on any short-term Treasury security that does not exceed an amount equal to the ratable share of the acquisition discount on such Treasury security not previously included in gross income by the U.S. holder.

        A U.S. holder's initial tax basis in its applicable ownership interest in the Treasury portfolio will equal such U.S. holder's proportionate share of the amount paid by the collateral agent for the Treasury portfolio. Such tax basis will be increased by the amount of original issue discount or acquisition discount included in gross income with respect to the Treasury portfolio, and decreased by the amount of cash received with respect to original issue discount or acquisition discount in the Treasury portfolio.

Treasury Units

  Substitution of Treasury Securities to Create Treasury Units

        A U.S. holder of Corporate Units who delivers Treasury securities to the collateral agent in substitution for notes or the applicable ownership interest in the Treasury portfolio generally will not recognize gain or loss upon the delivery of such Treasury securities or the release of the notes or the applicable ownership interest in the Treasury portfolio to such U.S. holder. Rather, the U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by the U.S. holder with respect to the delivered Treasury securities and the released notes or applicable ownership interests in the Treasury portfolio, as the case may be, and the U.S. holder's tax basis in, and holding period for, the notes, the Treasury securities or the applicable ownership interest in the Treasury portfolio (and the purchase contract) will not be affected by the delivery and release. U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the Treasury securities so delivered to the collateral agent.

  Substitution of the Notes or the Applicable Ownership Interests in the Treasury Portfolio to Recreate Corporate Units

        A U.S. holder of Treasury Units who delivers notes or the applicable ownership interest in the Treasury portfolio to the collateral agent in substitution for pledged Treasury securities generally will not recognize gain or loss upon the delivery of such notes or the applicable ownership interest in the Treasury portfolio or the release of the pledged Treasury securities to such U.S. holder. Rather, the U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by the U.S. holder with respect to the released Treasury securities and the delivered notes or applicable ownership interest in the Treasury portfolio. The U.S. holder's adjusted tax basis in the Treasury securities, and the notes or applicable ownership interest in the Treasury portfolio (and the purchase contract) will not be affected by the delivery and release.

Information Reporting and Backup Withholding

        Unless a U.S. holder is an exempt recipient, such as a corporation, information reporting may apply to payments under the Equity Units, ownership interests in the notes, purchase contracts, applicable ownership interests in the Treasury portfolio, Treasury securities or shares of common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from the sale of the Equity Units, ownership interests in the notes, purchase contracts, applicable ownership interests in the Treasury portfolio, Treasury securities or shares of common stock. In addition, such payments and proceeds may be subject to U.S. federal backup withholding at the applicable rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Payments of Principal and Interest on the Notes, Treasury Securities, and the Applicable Ownership Interest in the Treasury Portfolio

        No U.S. federal withholding tax will be imposed on any payment of principal or interest (including any original issue discount or acquisition discount) on the notes, Treasury securities or applicable ownership interest in the Treasury portfolio, provided that the non-U.S. holder provides a properly executed IRS Form W-8BEN (or successor form).

Dividends

        Dividends received by a non-U.S. holder on shares of our common stock generally will be subject to U.S. federal withholding tax at a 30% rate. In certain circumstances, a non-U.S. holder may be entitled to a reduced rate of withholding (or a complete exemption from withholding) pursuant to an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or successor form). As discussed above, an adjustment to the settlement rate (or failure to adjust the settlement rate) of the purchase contract may result in a constructive distribution that is treated as a taxable constructive dividend to the holder of Equity Units (see "U.S. Holders—Purchase Contracts—Adjustment to the Settlement Rate"). If we determine that any such adjustment (or failure to adjust) results in a constructive dividend to a non-U.S. holder of Equity Units, we may withhold on amounts otherwise paid to the non-U.S. holder in respect of the Equity Units in order to pay the proper U.S. federal withholding tax imposed on such constructive dividend.

Contract Adjustment Payments

        We intend to treat any contract adjustment payments paid to a non-U.S. holder as amounts generally subject to U.S. federal withholding tax at a 30% rate. In certain circumstances, a non-U.S. holder may be entitled to a reduced rate of withholding (or a complete exemption from withholding) pursuant to an applicable income tax treaty. In order to claim any benefits of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or successor form). Prospective investors should consult their own tax advisors concerning contract adjustment payments including the possibility that any contract adjustment payment may be treated as a loan, purchase price adjustment, rebate, or payment analogous to an option premium.

Sale, Exchange or Other Taxable Disposition of Equity Units, Notes, Purchase Contracts, Treasury Securities, Applicable Ownership Interest in the Treasury Portfolio or Shares of Common Stock

        Any gain recognized by a non-U.S. holder upon the sale, exchange or other taxable disposition of Equity Units, notes, purchase contracts, Treasury securities, applicable ownership interest in the Treasury portfolio, or shares of our common stock generally will not be subject to U.S. federal income tax, unless (1) the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met or (2) in the case of purchase contracts or shares of our common stock, such purchase contracts or shares of our common stock are considered "United States real property interests" for U.S. federal income tax purposes. Purchase contracts or shares of our common stock generally will be treated as United States real property interests if we are (or, during a specified period, have been) a "United States real property holding corporation" for U.S. federal income tax purposes. We believe that we have not been and are not currently a United States real property holding corporation, and we do not expect to become one in the future based on anticipated business operations.

Information Reporting and Backup Withholding

        Generally, we will report annually to the IRS and to non-U.S. holders the amount of interest, dividends and contract adjustment payments paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends, contract adjustment payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable treaty.

        In general, no backup withholding will be required with respect to payments made by us on the Equity Units, notes, Treasury securities, applicable ownership interest in the Treasury portfolio or shares of our common stock if the non-U.S. holder has provided us with a properly executed IRS Form W-8BEN (or successor form) and we do not have actual knowledge or reason to know that the non-U.S. holder is a United States person. In addition, no information reporting or backup withholding will be required with respect to proceeds from a disposition of Equity Units, notes, Treasury securities, applicable ownership interest in the Treasury portfolio, or shares of our common stock (even if the disposition is considered to be effected within the United States or through a U.S. financial intermediary) if the payor receives a properly executed IRS Form W-8BEN (or successor form) and does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, or if the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is furnished timely to the IRS.

ERISA MATTERS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the regulations issued by the Department of Labor under ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued by the Internal Revenue Service under the Code impose certain restrictions on the following:

  (1)
  "employee benefit plans" (as defined in Section 3(3) of ERISA);

  (2)
  "plans" described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans;

  (3)
  entities whose underlying assets include "plan assets" within the meaning of U.S. Department of Labor Regulation 29. C.F.R. Section 2510.3-101, as amended by Section 3(42) of ERISA, by reason of a plan's investment in such entities (each of (1), (2) and (3) is referred to as a "Plan"); and

  (4)
  persons who have certain specified relationships to Plans ("parties in interest" under ERISA and "disqualified persons" under the Code).

        Both ERISA and the Code prohibit certain transactions between a Plan and parties in interest or disqualified persons. ERISA also imposes certain duties on persons who are fiduciaries of Plans that are subject to Title I of ERISA ("ERISA Plans").

        Because of our activities or the activities of our affiliates, we may be deemed to be a party in interest or disqualified person with respect to a number of Plans (e.g., those to which we provide brokerage, investment or other financial services). If the securities described in this prospectus are acquired and held by a Plan with respect to which we are a party in interest or disqualified person, such acquisition and holding could be deemed to be a direct or indirect prohibited transaction, which could result in the imposition of taxes or penalties on the parties to the prohibited transaction.

        Such transactions may, however, be exempt from the otherwise applicable taxes and penalties by reason of one or more statutory or administrative exemptions such as those described below. Such administrative exemptions may include:

  •
  Prohibited Transaction Class Exemption ("PTE") 95-60 which exempts certain transactions involving insurance company general accounts;

  •
  PTE 96-23 which exempts certain transactions directed by an in-house asset manager;

  •
  PTE 90-1 which exempts certain transactions involving insurance company pooled separate accounts;

  •
  PTE 91-38 which exempts certain transactions involving bank collective investment funds;

  •
  PTE 84-14 as amended, which exempts certain transactions entered into on behalf of a Plan by a qualified professional asset manager; and

  •
  Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, each of which exempts certain transactions between Plans and "service providers to Plans."

        If the conditions of one or more of these exemptions (or some other applicable exemption) are met, the acquisition and holding of the securities by or on behalf of a Plan should be exempt from certain of the prohibited transaction provisions of ERISA and the Code. It should be noted, however, that even if such conditions are met, the scope of relief provided by such exemptions may not necessarily cover all acts that might be construed as prohibited transactions under ERISA and the Code.

        Furthermore, Section 404 of ERISA sets forth standards of care for investment decisions made by a fiduciary of an ERISA Plan. In deciding whether to invest in the offered securities, a fiduciary of an ERISA Plan must take the following into account, among other considerations:

  •
  whether the fiduciary has the authority to make the investment;

  •
  whether the investment is made in accordance with the written documents that govern the ERISA Plan;

  •
  whether the investment constitutes a direct or indirect transaction with a party in interest or disqualified person;

  •
  the composition of the ERISA Plan's portfolio with respect to diversification by type of asset;

  •
  the ERISA Plan's funding objectives;

  •
  the tax effects of the investment; and

  •
  whether under the general fiduciary standards of investment procedure and diversification an investment in the offered securities is appropriate for the ERISA Plan, taking into account the overall investment policy of the ERISA Plan, the composition of the ERISA Plan's investment portfolio and all other appropriate factors.

        Prior to making an investment in the securities, a Plan investor must determine whether we are a party in interest or disqualified person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above. In addition, a fiduciary of an ERISA Plan must determine whether the investment is otherwise a permissible and appropriate investment for the ERISA Plan. Prospective investors should consult with their legal and other advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances.

        Employee benefit plans that are non-U.S. plans (as defined in Section 4(b)(4) of ERISA), governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) (collectively, "Non-ERISA Plans") are not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or the Code but may be subject to similar restrictions under non-U.S., federal, state or local law (any such law, a "Similar Law").

        Each person who acquires the securities or an interest therein will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no assets of a Plan or Non-ERISA Plan have been used to acquire such security or an interest therein, or (ii) the purchase and holding of such security or an interest therein by such person are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or class exemptions or do not violate applicable Similar Law.

        The above is a summary of some of the material ERISA considerations applicable to prospective Plan investors. It is not intended to be a complete discussion, nor is it to be construed as legal advice or a legal opinion. Prospective Plan investors should consult their own counsel on these matters.

UNDERWRITING

        Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as joint bookrunning managers of the offering and representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Equity Units set forth opposite the underwriter's name.

Underwriter	Number of Equity Units
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.

Total	20,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the Equity Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Equity Unites if they purchase any of the Equity Units.

        The underwriters propose to offer some of the Equity Units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Equity Units to dealers at the public offering price less a concession not to exceed            % of the stated amount of the Equity Units. The underwriters may allow, and dealers may reallow, a concession not to exceed            % of the stated amount of the Equity Units on sales to other dealers. After the initial offering of the Equity Units to the public, the representatives may change the public offering price and concessions.

        We have granted to the underwriters an option, exercisable for 13 days from the initial date of issuance of the Corporate Units, to purchase up to an aggregate 3,000,000 additional Equity Units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a stated amount of additional Equity Units approximately proportionate to that underwriter's initial purchase commitment.

        The Equity Units are a new issue of securities with no established trading market. We will apply for listing of the Corporate Units on the New York Stock Exchange and we expect trading on the New York Stock Exchange to begin within 30 days of the initial date of issuance of the Corporate Units. We have been advised by the underwriters that they intend to make a market in the Equity Units but they are not obligated to do so and may discontinue their market making at any time without notice. We can provide no assurance as to the liquidity of any trading market for the Equity Units.

        We have agreed with Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated that, for a period of 90 days, and certain of our officers have agreed with Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated that, subject to certain exceptions, for a period of 60 days, in each case from the date of this prospectus supplement, we and they will not, subject to limited exceptions, without the prior written consent of the representatives, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional Equity Units.

Paid by Legg Mason
	No Exercise	Full Exercise
Per Equity Unit	$	$
Total	$	$

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell Equity Units in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Equity Units in excess of the principal amount of Equity Units to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of Equity Units made in an amount up to the principal amount represented by the underwriters' over-allotment option. In determining the source of Equity Units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Equity Units available for purchase in the open market as compared to the price at which they may purchase Equity Units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Equity Units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of Equity Units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Equity Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Equity Units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Equity Units in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated, in covering syndicate short positions or making stabilizing purchases, repurchases Equity Units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the Equity Units. They may also cause the price of the Equity Units to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering, net of underwriting discounts and commissions, will be approximately $3.0 million.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate Equity Units to underwriters for sale to their online brokerage account holders. The representatives will allocate Equity Units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, Equity Units may be sold by the underwriters to securities dealers who resell Equity Units to online brokerage account holders.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the securities offered hereby to the public in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the securities offered hereby to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        This Offering Document has been prepared on the basis that all offers of the securities offered hereby will be made pursuant to an exemption under the Prospectus Directive, as implemented in Member States of the European Economic Area ("EEA"), from the requirement to produce a prospectus for offers of the securities offered hereby. Accordingly any person making or intending to make any offer within the EEA of the securities which are the subject of the placement contemplated in this Offering Document should only do so in circumstances in which no obligation arises for Legg Mason or any of the Underwriters to produce a prospectus for such offer. Neither Legg Mason nor the Underwriters have authorized, nor do they authorize, the making of any offer of the securities offered hereby through any financial intermediary, other than offers made by the Underwriters which constitute the final placement the securities contemplated in this Offering Document.

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        Certain legal matters with respect to this offering of Equity Units will be passed on for us by Thomas C. Merchant, Esq., our Secretary and Deputy General Counsel. Mr. Merchant beneficially owns, or has rights to acquire under our employee benefit plans, less than one percent of our common stock. Certain legal matters will be passed on for us by Shearman & Sterling, LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended March 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by subsequently incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

        Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date our offering of securities has been completed:

SEC Filings (File No. 001-08529)	Date Filed
Annual Report on Form 10-K for the year ended March 31, 2007	May 30, 2007
Quarterly Report on Form 10-Q for the quarter ended June 30, 2007	August 7, 2007
Quarterly Report on Form 10-Q for the quarter ended September 30, 2007	November 8, 2007
Quarterly Report on Form 10-Q for the quarter ended December 31, 2007	February 11, 2008
Current Report on Form 8-K	April 30, 2007
Current Report on Form 8-K	June 6, 2007
Current Report on Form 8-K	July 5, 2007
Current Report on Form 8-K	December 28, 2007
Current Report on Form 8-K	January 7, 2008
Current Report on Form 8-K	January 18, 2008
Current Report on Form 8-K	February 1, 2008
Current Report on Form 8-K	February 6, 2008
Current Report on Form 8-K	March 7, 2008
Current Report on Form 8-K	March 31, 2008
The description of our common stock, par value $0.10 per share, contained in Amendment No. 6 to our Registration Statement on Form 8-A	September 29, 2006

PROSPECTUS

LEGG MASON, INC.

DEBT SECURITIES
CONVERTIBLE DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
STOCK PURCHASE CONTRACTS
EQUITY UNITS

        Pursuant to a "shelf" registration statement of which this prospectus is a part, we, Legg Mason, Inc., may offer notes, debentures or other debt securities, including debt securities which may be convertible into shares of our common stock, par value $.10 per share, shares of common stock, shares of preferred stock, par value $10.00 per share, warrants, stock purchase contracts and equity units. Pursuant to this process, we may sell such securities from time to time together or separately in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale.

        This prospectus will describe the general terms of the securities and the general manner in which we will offer such securities. Each time we sell securities, we will provide a prospectus supplement that will contain the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which we will offer the securities.

        The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and the additional information described under "Where You Can Find More Information" carefully before you invest.

        Our common stock is listed on the New York Stock Exchange under the ticker symbol "LM."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2008

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol "LM". Information about us also is available at the exchange.

        This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

        The SEC allows us to incorporate by reference much of the information we file with them. This means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date our offering of securities has been completed:

  •
  Our Annual Report on Form 10-K for the year ended March 31, 2007;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007;

  •
  Our Current Report on Form 8-K filed with the SEC on April 30, 2007;

  •
  Our Current Report on Form 8-K filed with the SEC on June 6, 2007;

  •
  Our Current Report on Form 8-K filed with the SEC on July 5, 2007;

  •
  Our Current Report on Form 8-K filed with the SEC on December 28, 2007;

  •
  Our Current Report on Form 8-K filed with the SEC on January 7, 2008;

  •
  Our Current Report on Form 8-K filed with the SEC on January 18, 2008 (except Item 2.02);

  •
  Our Current Report on Form 8-K filed with the SEC on February 1, 2008;

  •
  Our Current Report on Form 8-K filed with the SEC on February 6, 2008;

  •
  Our Current Report on Form 8-K filed with the SEC on March 7, 2008;

  •
  Our Current Report on Form 8-K filed with the SEC on March 31, 2008; and

  •
  The description of our common stock, par value $0.10 per share, contained in Amendment No. 6 to our Registration Statement on Form 8-A, filed September 29, 2006.

        You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

Legg Mason, Inc.
100 Light Street
Baltimore, Maryland 21202
Attn: Corporate Secretary
(410) 539-0000

        Exhibits to these filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

        You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. The information contained in this prospectus is current only as of the date hereof. Unless the context requires otherwise, the terms "Legg Mason," "we," "us," and "our" refer to Legg Mason, Inc. and its predecessors and subsidiaries.

FORWARD-LOOKING INFORMATION

        Certain statements included in this prospectus and any documents incorporated by reference constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking statements. These forward-looking statements may contain information related, but not limited to:

  •
  anticipated growth in revenues or earnings per share;

  •
  anticipated changes in our business or in the amount of client assets under management;

  •
  anticipated expense levels and expectations regarding financial market conditions;

  •
  anticipated investment performance of, or levels of asset flows to, asset management products we manage;

  •
  anticipated future transactions such as acquisitions; and

  •
  anticipated performance of recent, pending and future acquisitions.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially due to a number of factors including, but not limited to:

  •
  the volatile and competitive nature of the asset management industry;

  •
  changes in domestic and foreign economic and market conditions;

  •
  the loss of key employees or principals of our current or future operating subsidiaries;

  •
  the effect of current and future federal, state and foreign regulation of the asset management industry, including potential liability under applicable securities laws;

  •
  market, credit and liquidity risks associated with our investment management activities;

  •
  the impairment of acquired intangible assets and goodwill;

  •
  costs associated with any credit support activities we engage in with regard to funds managed by our subsidiaries;

  •
  potential restrictions on the business of, and withdrawal of capital from, certain of our subsidiaries due to net capital requirements; and

  •
  the effect of any acquisitions.

        Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking statements after the date of this prospectus. In assessing these forward-looking statements you should carefully consider the factors discussed under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Statements" and "Risk Factors" in our Quarterly Reports on Form 10-Q, and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Statements" and "Risk Factors" in our most recent Annual Report on Form 10-K.

        We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks or the impact of such new risks on our businesses. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

OUR COMPANY

        Legg Mason is a global asset management company. Acting through our subsidiaries, we provide investment management and related services to institutional and individual clients, company-sponsored mutual funds and other investment vehicles. We offer these products and services directly and through various financial intermediaries. We divide our business into three divisions: Managed Investments; Institutional; and Wealth Management. Within each of our divisions, we provide our services through a number of asset managers, each of which is an individual business that generally markets its products and services under its own brand name.

        Legg Mason, Inc. was incorporated in Maryland in 1981 to serve as a holding company for its brokerage and related subsidiaries. The predecessor companies to Legg Mason trace back to Legg & Co., a Maryland-based broker-dealer formed in 1899. Our subsequent growth has occurred primarily through internal expansion and the acquisition of asset management and broker-dealer firms. In December 2005, Legg Mason completed a transaction in which it sold its broker-dealer businesses to concentrate on the asset management industry.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND CONSOLIDATED RATIO OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Nine Months Ended December 31, 2007
			Years Ended March 31,
			2007		2006		2005		2004		2003
Ratio of earnings to fixed charges	11.8	x	11.0	x	11.6	x	9.8	x	6.7	x	4.0	x
Ratio of earnings to combined fixed charges and preferred stock dividends	11.8	x	11.0	x	11.6	x	9.8	x	6.7	x	4.0	x

        The ratio of earnings to fixed charges was computed by dividing the sum of our earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of all interest and one-third of the total of Rent, Marketing Data Services, Maintenance, Data Processing Service Bureau and Equipment Rental expenses (considered representative of the interest factor).

        The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing the sum of our earnings before income taxes and fixed charges by the sum of fixed charges and preferred stock dividends. As of May 6, 2008, we had one share of preferred stock outstanding and we have never declared any dividends on this share of preferred stock.

USE OF PROCEEDS

        Except as may be described otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes. This may include our continued expansion and diversification, both by internal growth and by acquisition, primarily of our asset management business and repayment of our outstanding indebtedness. Pending any of the foregoing applications, the net proceeds may be invested temporarily in short-term, interest bearing securities.

THE SECURITIES

        We intend to sell our securities from time to time. These securities may include the following, in each case as specified by us at the time of offering:

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  common stock;

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  preferred stock which may be:

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  convertible into another series of preferred stock or common stock; or

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  exchangeable for debt securities;

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  warrants to purchase shares of common stock or preferred stock;

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  debt securities, comprising senior debt securities and subordinated debt securities, each of which may be convertible or exchangeable into other securities, including our debt securities, preferred stock or common stock or securities of another company;

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  warrants to purchase debt securities;

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  stock purchase contracts which obligate holders to purchase from us and obligate us to sell to the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates; and

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  equity units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the equity units to purchase the securities under the stock purchase contracts.

        We may offer the securities independently or together with other securities and the securities may be attached to, or separate from other securities. We will offer the securities to the public on terms determined by market conditions at the time of sale. The terms will be described in a prospectus supplement relating to the specific issue of securities.

DESCRIPTION OF DEBT SECURITIES

        The following description sets forth certain general terms and provisions that are common to all debt securities that we may offer. Most of the financial terms and other specific terms of any debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. If the information in the applicable prospectus supplement is different than information contained in this prospectus, you should rely on information in the prospectus supplement.

        The debt securities will constitute either senior debt (the "Senior Securities") or subordinated debt (the "Subordinated Securities") of Legg Mason. Senior Securities will be issued under the Indenture dated as of February 9, 1996 between us and The Bank of New York, as Trustee (the "Senior Trustee") (as it may be supplemented from time to time, the "Senior Indenture"). Subordinated Securities will be issued under a separate Indenture to be entered into between us and The Bank of New York (the "Subordinated Trustee") (as it may be supplemented from time to time, the "Subordinated Indenture"). We will refer to the Senior Indenture and the Subordinated Indenture together as the "Indentures" and each as an "Indenture." The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). We have filed forms of each of the Indentures together with our Form S-3, filed with the SEC on January 11, 1996, and an execution copy of the Senior Indenture together with our Form 8-K, filed with the SEC on February 12, 1996. The term "Trustee" refers to either the Senior Trustee or the Subordinated Trustee, as the context requires.

        Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Indentures, including definitions of certain terms used in the Indentures. For example, in this section we use capitalized words to signify terms that have been specifically defined in the Indentures. Some of the definitions are repeated herein, but for the rest you will need to read the Indentures. We also include references in parentheses to certain sections of the Indentures or the TIA. Whenever we refer to particular sections or defined terms of the Indentures in this prospectus or in the applicable prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. Unless otherwise noted, the section numbers refer to both Indentures. Except as otherwise indicated, the terms of the Indentures are identical. As used in the discussion under this caption "Description of Debt Securities," the term "we" or "us" means Legg Mason, Inc.

General

        Neither Indenture limits the aggregate principal amount of debt securities that we may issue from time to time. Each Indenture provides that we may issue debt securities from time to time in one or more series. (Section 3.1) Unless otherwise specified in the applicable prospectus supplement, the Senior Securities, when issued, will be our unsecured and unsubordinated obligations and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The Subordinated Securities, when issued, will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our Senior Debt (as defined in the Subordinated Indenture) under the circumstances described herein and in the applicable prospectus supplement. (Section 15.1 of the Subordinated Indenture) Substantially all of our assets are owned by our subsidiaries. Therefore, our rights and the rights of our creditors, including holders of debt securities, to participate in the distribution of the assets of any of our subsidiaries upon its liquidation, recapitalization or otherwise, will generally be subject to the prior claims of such subsidiary's creditors. In addition, dividends, loans and advances to us from certain of our subsidiaries are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and various domestic and foreign regulatory bodies.

        You should read the applicable prospectus supplement for the following terms and provisions with respect to the offered debt securities:

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  the title of the debt securities;

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  whether the debt securities are Senior Securities or Subordinated Securities;

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  the aggregate principal amount, and any limit on the aggregate principal amount, of the debt securities;

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  the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form or in the form of Book-Entry Securities, as Registered Securities, Bearer Securities or both, any restrictions on the offer, sale or delivery of Bearer Securities and the terms, if any, upon which Bearer Securities may be exchanged for Registered Securities and vice versa (if permitted by applicable laws and regulations);

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  the circumstances under which any global securities or Book-Entry Securities may be registered to a Person other than the Depository for these global securities or Book-Entry Securities or its nominee;

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  the price or prices (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

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  the date or dates on which the debt securities will mature;

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  the rate or rates per annum at which the debt securities will bear interest, if any, and the date from which any such interest will accrue;

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  the Interest Payment Dates on which any such interest on the debt securities will be payable, the Regular Record Date for any interest payable on any debt securities which are registered securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global security on an Interest Payment Date will be paid;

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  any mandatory or optional sinking fund or analogous provisions;

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  each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the debt securities will be payable;

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  each office or agency where, subject to the terms of the applicable Indenture as described below under "Form, Exchange, Registration and Transfer," the debt securities may be presented for registration of transfer or exchange;

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  the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions, which may include with respect to a particular series or particular debt securities within a series, a redemption option of Holders upon certain conditions, as defined in the applicable Indenture;

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  the denominations in which any debt securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are Bearer Securities will be issuable, if other than the denomination of $5,000;

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  the currency or currency units of payment of the principal of (and premium, if any) and interest on the debt securities;

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  any index or formula used to determine the amount of payments of the principal of (and premium, if any) and interest on the debt securities and the manner in which such amounts shall be determined;

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  the terms and conditions, if any, pursuant to which such debt securities are convertible or exchangeable into other securities, including our debt securities, common stock or preferred stock or securities of another company;

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  the terms pursuant to which such debt securities are subject to defeasance; and

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  any other terms of such debt securities.

        We may issue debt securities as Original Issue Discount Securities. An Original Issue Discount Security is a debt security, including any Zero-Coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity of the debt security and which provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the Stated Maturity, determined in accordance with the terms of the debt security, shall become due and payable. (Sections 3.1 and 5.2) We will describe certain special United States federal income tax considerations applicable to debt securities sold at an original issue discount in the applicable prospectus supplement relating to these debt securities. In addition, we will describe certain special United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars in the applicable prospectus supplement relating to these debt securities.

        Under the Indentures, we will have the ability to issue debt securities with terms different from those of debt securities previously issued. In addition, we will have the ability, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of this series (unless a reopening was restricted when this series was created), in an aggregate principal amount determined by us. (Section 3.1)

Form, Exchange, Registration and Transfer

  Form

  We may issue debt securities of a series in definitive form

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  solely as Registered Securities;

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  solely as Bearer Securities; or

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  as both Registered Securities and Bearer Securities. (Section 3.1)

        Unless otherwise indicated in the applicable prospectus supplement, we will attach interest coupons to all Bearer Securities. (Section 2.1) The Indentures also provide that we may issue debt securities of a series in temporary or permanent global form and as Book-Entry Securities that will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") or another depository named by us and identified in a prospectus supplement with respect to such series. See "Global and Book-Entry Debt Securities." Each Bearer Security, and any coupon attached thereto, other than a temporary global Bearer Security will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code."

        In connection with its original issuance, we may not mail or otherwise deliver a Bearer Security (including a debt security exchangeable for a Bearer Security or a debt security in global form that is either a Bearer Security or exchangeable for Bearer Securities) to any location in the United States or to any United States person (as defined under "Limitations on Issuance of Bearer Securities"). Also, we may deliver a Bearer Security in connection with its original issuance only if the Person entitled to receive such Bearer Security furnishes written certification of the beneficial ownership of the Bearer Security as required by Treasury Regulation Section 1.163-5(c)(2)(i)(D)(3) (or any comparable successor provisions). If you hold a Bearer Security in permanent global form, you must give certification of the beneficial owner's interest in such Bearer Security at the time such debt security is originally issued. See "Global and Book-Entry Debt Securities" and "Limitations on Issuance of Bearer Securities."

  Exchange

        You may exchange Registered Securities of any series for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both Registered Securities and Bearer Securities, you as holder have the option to exchange Bearer Securities of such series into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

        If you surrender Bearer Securities in exchange for Registered Securities before the relevant date for payment of interest on such Bearer Securities, you must do so without the coupon relating to that date for payment of interest. Interest accrued as of that date will not be paid on the Registered Security but only to the holder of the coupon when due.

        You may not register a Book-Entry Security for transfer or exchange unless

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  the Depository or a nominee of the Depository notifies us that it is unwilling or unable to continue as Depository;

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  the Depository ceases to be qualified as required by the applicable Indenture;

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  we instruct the Trustee otherwise;

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  there exists an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the debt securities evidenced by such Book-Entry Securities; or

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  there exists such other circumstances if any, as may be specified in the applicable prospectus supplement.

        You may present debt securities for exchange as provided above. You may present or surrender Registered Securities for registration of transfer or for exchange (with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Any transfer or exchange will be effected after the Security Registrar or a transfer agent, as the case may be, has verified the documents of title and identity of the person making the request.

        We may at any time rescind the designation of any transfer agent initially made by us and referred to in the applicable prospectus supplement or approve a change in its location. We will be required, however, to maintain a transfer agent in each Place of Payment for any series of debt securities issuable solely as Registered Securities. For any series issuable as Bearer Securities, we will be required to maintain a transfer agent in a Place of Payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 10.2)

        If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption or publish such notice (in the case of Bearer Securities) and ending on the day of that mailing or publication, as the case may be, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed and except that we will continue to exchange Bearer Securities for Registered Securities if such Bearer Securities are simultaneously surrendered for redemption. (Section 3.5)

Payment and Paying Agents

        If Bearer Securities are issued, unless otherwise indicated in the applicable prospectus supplement, we will maintain an office or agency outside the United States for the payments of all amounts due on the Bearer Securities. Unless otherwise indicated in the prospectus supplement, payment of interest on any Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon for such Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of ours in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of the principal of, premium and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of our Paying Agent in The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.2)

        Unless otherwise indicated in the applicable prospectus supplement, we will pay principal, interest, and premium, if any, on Registered Securities to you at the office of the Paying Agent as we may designate from time to time, except that we have the option to pay by wire transfer of immediately available funds or check mailed to the address of the entitled person in the Security Register. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Holders of Record on the Record Date. (Section 3.7)

        Unless otherwise indicated in the applicable prospectus supplement, for payment with respect to Registered Securities, we will designate the Corporate Trust Office of our Trustee in The City of New York as our Paying Agent. For payment with respect to debt securities that are issuable solely as Bearer Securities, or both as Registered Securities and Bearer Securities, we will maintain a Paying Agent outside of the United States. (Section 10.2) The applicable prospectus supplement will name any Paying Agents outside the United States and any other Paying Agent in the United States initially designated by us for the debt securities. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the location of any office or agency, except that if debt securities of a series are issuable solely as Registered Securities, we will be required to maintain a Paying Agent in each Place of Payment for such series and, if debt securities of a series are issuable as Bearer Securities, we will be required to maintain (1) a Paying Agent in The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (2) a Paying Agent in a Place of Payment located outside the United States where debt securities of such series and any coupons relating to these debt securities may be presented and surrendered for payment. If the debt securities are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain a Paying Agent in any city located outside the United States required by such stock exchange. (Section 10.2)

        We will make payments of any amounts due on Book-Entry Securities registered in the name of the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner of the global security representing such Book-Entry Securities. We expect that the Depository, upon receipt of any amounts due on any debt securities, will credit immediately the accounts of the participants in amounts proportionate to their respective beneficial interests. Neither we, the Trustee, any Paying Agent nor the Securities Registrar for such debt securities will have any responsibility or liability for any aspects of the records relating to, or payments made on account of, such beneficial ownership interests in the Book-Entry Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        All moneys we pay to a Paying Agent for the payment of any amounts due on any debt securities which remain unclaimed at the end of two years after the amount has become due will be repaid to us and the Holder of such debt security or any coupon will thereafter be an unsecured general creditor and look only to us for payment of any such amount. (Section 10.3)

Global and Book-Entry Debt Securities

        Debt securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement. If so specified in the prospectus supplement, debt securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary or permanent global debt securities, without interest coupons, to be deposited with a common depository in London for the benefit of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") and credited to the accounts of the beneficial owners of such debt securities. (Section 3.4) Unless otherwise indicated by the applicable prospectus supplement, on or after 40 days following its issuance, each temporary global debt security will be exchangeable for definitive Bearer Securities, definitive Registered Securities, all or a portion of a permanent global debt security, or any combination thereof, as specified in the prospectus supplement, only upon written certification in the form and to the effect described under "Form, Exchange, Registration and Transfer." No Bearer Security (including a debt security in permanent global form) delivered in exchange for a portion of a temporary or permanent global debt security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 3.5)

        An investor should be aware that when debt securities are issued in the form of global debt securities:

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  the investor cannot get debt securities registered in his or her own name;

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  the investor cannot receive physical certificates for his or her interest in the debt securities;

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  the investor must look to his or her own bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

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  the investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

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  the Depository's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global debt security. We and the Trustee have no responsibility for any aspect of the Depository's actions or for its records of ownership interests in the global security. We and the Trustee also do not supervise the Depository in any way; and

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  the Depository will usually require that interests in a global debt security be purchased or sold within its system using same-day funds.

        If debt securities to be sold in the United States are designated by us in a prospectus supplement as Book-Entry Securities, a global debt security representing the Book-Entry Securities will be deposited in the name of a nominee for the Depository representing the securities to be sold in the United States. Upon such deposit of the Book-Entry Securities, the Depository shall credit an account maintained or designated by an institution to be named by us or any purchaser of the debt securities represented by the Book-Entry Securities with an aggregate amount of debt securities equal to the total number of debt securities that have been so purchased. The specific terms of any depository arrangement with respect to any portion of a series of debt securities to be represented by one or more global securities will be described in the applicable prospectus supplement. Beneficial interests in such debt securities will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depository and the institutions that are Depository participants.

Subordination of Subordinated Securities

        Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the Subordinated Securities.

        Upon any distribution of our assets in the event of any dissolution, winding up, liquidation or reorganization, among other things, the payment of any amounts due on the Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt. (Sections 15.1 and 15.2 of the Subordinated Indenture) To that end, the holders of our Senior Debt shall be entitled to receive, for application to the payment of such debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Securities. (Section 15.2 of the Subordinated Indenture)

        By reason of such subordination, in the event of liquidation or insolvency, our creditors may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Subordinated Securities.

        In the event of the acceleration of the maturity of any Subordinated Securities, we must first pay the Holders of all Senior Debt outstanding at the time of such acceleration payment in full of all amounts due before we pay the Holders of the Subordinated Securities any payment upon the principal of (and premium, if any) or interest on, the Subordinated Securities. (Section 15.3 of the Subordinated Indenture)

        We may not make any payments on account of any amounts due in respect of the Subordinated Securities if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity of such Senior Debt, or if any judicial proceeding shall be pending with respect to any such default. (Section 15.4 of the Subordinated Indenture) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than our stock and certain subordinated securities) upon conversion of a Subordinated Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security. (Section 15.14 of the Subordinated Indenture)

        The Subordinated Indenture does not limit or prohibit us from incurring additional Senior Debt, which may include indebtedness that is senior to the Subordinated Securities, but subordinate to our other obligations. The Senior Securities constitute Senior Debt under the Subordinated Indenture.

        "Senior Debt" is defined to include the principal of (and premium, if any) and interest on all of our indebtedness (including indebtedness of others guaranteed by us), other than any obligations specifically designated as being subordinate in right of payment to Senior Debt, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is for money borrowed or evidenced by bonds, debentures, notes or similar instruments and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. (Section 1.1 of the Subordinated Indenture)

        The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Securities of a particular series.

Conversion or Exchange Rights

        The terms on which debt securities of any series are convertible into or exchangeable for other securities, including our debt securities, our preferred stock or common stock or securities of another company will be set forth in the applicable prospectus supplement relating to such securities. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the Holder or at our option, and may include provisions pursuant to which the number of shares or amount of the security to be received by the Holders of debt securities would be subject to adjustment. (Section 3.1 and Article XIV)

Certain Covenants

        Unless otherwise specified in the applicable prospectus supplement and as set forth below, the Indentures contain no other restrictive covenants or other provisions providing for a put or increased interest or otherwise, including any that would afford holders of the debt securities protection in the event of a highly leveraged transaction involving us or any of our affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios and acquisitions and divestitures.

        Consolidation, Merger or Sale of Assets.    We, without the consent of the Holders of any of the Outstanding debt securities under the applicable Indenture, may consolidate with or merge with or into, or sell, lease, transfer or otherwise dispose of our assets substantially as an entirety to, any Person which is a corporation, partnership, trust or other business entity organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge with or into us or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to us, provided that, among other things,

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  any successor Person assumes our obligations on the debt securities and under the applicable Indenture,

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  after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and

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  certain other conditions are met. (Section 8.1)

Events of Default

        You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection. (Section 5.1)

        What Is An Event of Default?    The term "Event of Default" in respect of the debt securities of your series means any of the following:

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  we do not pay the principal of a debt security of your series on its due date;

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  we do not pay interest on a debt security of your series within 30 days of its due date;

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  we remain in breach of a covenant in respect of debt securities of your series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of your series;

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  we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur;

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  we do not pay an amount due at maturity on indebtedness of over $50 million for 30 days after we receive notice of such default. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of your series;

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  we default on indebtedness and, as a result, over $50 million of our indebtedness is accelerated and not cured within 30 days after we receive a written notice of default. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of your series; and

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  any other Event of Default in respect of debt securities of your series described in the applicable prospectus supplement occurs. (Section 5.1)

        Remedies If An Event of Default Occurs.    If an Event of Default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the Holders of at least a majority in principal amount of the debt securities of the affected series. (Section 5.2)

        Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the Trustee protection satisfactory to it from expenses and liability (called an "indemnity"). (Section 5.7 and TIA Section 315) If such indemnity is provided, the Holders of a majority in principal amount of the Outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. (Section 5.12) No delay or omission in exercising any right or remedy will be treated as a waiver of such right, remedy or Event of Default. (Section 5.11)

        Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

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  you must give the Trustee written notice that an Event of Default has occurred and remains uncured;

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  the Holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action;

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  the Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

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  the holders of a majority in principal amount of the debt securities must not have given the Trustee a direction inconsistent with the above notice. (Section 5.7)

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. (Section 5.8)

        Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium, interest or (2) in respect of a covenant that cannot be modified or amended without the consent of each Holder. (Section 5.13)

        If your securities are held for you by a bank or brokerage firm, you should consult such bank or brokerage firm for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

        Each Indenture contains a covenant that we will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 10.8 of the Senior Indenture; Section 10.7 of the Subordinated Indenture)

Defeasance and Discharge

        If so specified with respect to any particular series of debt securities, we may discharge our indebtedness and our obligations or certain of our obligations under the applicable Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the Trustee. (Section 4.3)

        If so specified with respect to the debt securities of any series, we will be discharged from our obligations in respect of the debt securities of such series (except for certain obligations relating to temporary debt securities and exchange of debt securities, registration of transfer or exchange of debt securities of such series, replacement of stolen, lost or mutilated debt securities of such series, maintenance of paying agencies to hold monies for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit in trust to your benefit and the benefit of all other holders of debt securities of a combination of money and U.S. Government Obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. (Section 4.6)

        Such a trust may only be established if, among other things:

  •
  we have delivered to the applicable Trustee an opinion of counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves;

  •
  the debt securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge; and

  •
  in the case of the Subordinated Securities, no default with respect to any Senior Debt has occurred and is continuing or has resulted in the acceleration of such Senior Debt.

        In the event of any such defeasance and discharge of debt securities of such series, holders of debt securities of such series would be able to look only to such trust fund for payment of principal of and any premium and any interest on their debt securities until Maturity. (Section 4.6)

Defeasance of Certain Obligations

        If so specified with respect to the debt securities of any series, we may omit to comply with any covenants applicable to such debt securities which are subject to covenant defeasance and any such omission shall not be an Event of Default with respect to the debt securities of such series, upon the irrevocable deposit in trust to your benefit and the benefit of all other Holders of debt securities of a combination of money and U.S. Government Obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. (Sections 4.5 and 4.6) Our obligations under the applicable Indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 4.5) Such a trust may be established only if, among other things,

  •
  under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves; and

  •
  the debt securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge. (Section 4.6)

        In the event we exercise our option to omit compliance with the covenants described under "Certain Covenants" above with respect to the debt securities of any series or in the applicable prospectus supplement with respect to the debt securities of such series and such debt securities are declared due and payable because of the occurrence of any Event of Default and the amount of money and U.S. Government Obligations on deposit with the Trustee may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such Default, then we will in any event remain liable for such payments as provided in the Indentures.

        The Trustee must deliver or pay to us from time to time, upon our request, any amounts held by it with respect to any debt securities which, in the opinion of a nationally recognized firm of independent public accountants, are in excess of the amount which would then be required to be deposited to effect a satisfaction, discharge or defeasance, as the case may be, with respect to such debt securities.

Modification and Waiver

        There are three types of changes we can make to the Indentures and the debt securities.

  Changes Not Requiring Approval

        First, there are changes that we and the Trustee may make without the consent of the Holders. These include changes to:

  •
  secure any debt securities in a manner not prohibited under the Indentures;

  •
  evidence the assumption by a successor corporation of our obligations;

  •
  add covenants for the protection of the holders of debt securities;

  •
  cure any ambiguity or correct any inconsistency in an Indenture;

  •
  establish the forms or terms of debt securities of any series; and

  •
  evidence the acceptance of appointment by a successor trustee. (Section 9.1)

  Changes Requiring Each Holder's Approval

        Second, there are changes that we and the Trustee cannot make without the approval of each holder of debt securities affected by the change. We cannot:

  •
  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such debt security;

  •
  reduce the principal amount of (and premium, if any) or interest on, any such debt security;

  •
  change any obligation of us to pay additional amounts;

  •
  reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the maturity thereof;

  •
  change the coin or currency in which any debt security or any premium or interest thereon is payable;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such debt security (if applicable);

  •
  in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Securities;

  •
  reduce the percentage in principal amount of Outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults;

  •
  reduce the requirements contained in the applicable Indenture for quorum or voting,

  •
  change any obligations of us to maintain an office or agency in the places and for the purposes required by the Indentures; or

  •
  modify any of the above provisions. (Section 9.2)

  Changes Requiring Majority Approval

        Unless otherwise specified in the applicable prospectus supplement for such series, any other change to the Indentures and the debt securities of such series may be made by us and the Trustee under the applicable Indenture with the consent of the holders of not less than a majority in principal amount of the Outstanding debt securities of those series affected by such change (voting as one class).

        Unless otherwise specified in the applicable prospectus supplement for such series, the same majority approval would be required for us to obtain a waiver of any of our covenants in each Indenture and, if applicable, the debt securities of such series. If the holders agree to waive a covenant, we will not have to comply with it. Unless otherwise specified in the applicable prospectus supplement for such series, the same majority approval would also be required for us to obtain a waiver of any past default under the applicable Indenture, except a default

  •
  in the payment of principal of (and premium, if any) or any interest on any debt security, and

  •
  in respect of a covenant or provision of the applicable Indenture and, if applicable, such debt securities, which cannot be modified or amended without the consent of the holder of each Outstanding debt security. (Section 5.13)

Notices

        Except as otherwise provided in the applicable Indenture, we will give notices to Holders of Bearer Securities by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such debt securities. We will give notices to Holders of Registered Securities by mail to the address of such Holders as they appear in the Security Register. (Section 1.6)

Title

        Title to any temporary global debt security, any Bearer Securities (including Bearer Securities in permanent global form) and any coupons relating thereto will pass by delivery. We, the Trustee and any of our or the Trustee's agents may treat the bearer of any Bearer Security, the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such debt security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 3.8)

Replacement of Debt Securities and Coupons

        We will replace any mutilated debt security or a debt security with a mutilated coupon attached thereto at the expense of the Holder upon surrender of such debt security to the Trustee. We will replace debt securities or coupons that became destroyed, stolen or lost at the expense of the Holder upon delivery of the Trustee of the debt security and coupons or evidence of the destruction, loss or theft thereof satisfactory to us and the Trustee. We will replace any coupon which becomes destroyed, stolen or lost by issuance of a new debt security in exchange for the debt security to which such coupon appertains. In the case of a destroyed, lost or stolen debt security or coupon, we may require an indemnity satisfactory to the Trustee and us at the expense of the Holder of such debt security or coupon before a replacement debt security will be issued. (Section 3.6)

Governing Law

        The Indentures, the debt securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. (Section 1.13)

Regarding the Trustee

        The Indentures contain limitations on the right of a Trustee, as our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. (Section 6.11) In addition, a Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under one of the Indentures it is our creditor. (Section 6.9) We and our subsidiaries may from time to time maintain deposit accounts and credit facilities and conduct our banking transactions with a Trustee in the ordinary course of business. (Section 6.4)

DESCRIPTION OF DEBT WARRANTS

        We may issue warrants for the purchase of debt securities ("Debt Warrants"). The Debt Warrants are to be issued under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, as set forth in the applicable prospectus supplement relating to the specific issue of Debt Warrants being offered. We will file with the SEC the debt warrant agreement, including the form of warrant certificates representing the Debt Warrants, reflecting the alternative provisions to be included in the debt warrant agreements that will be entered into with respect to particular offerings of Debt Warrants. The following summaries of certain material provisions of the debt warrant agreement and the debt warrant certificates are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the debt warrant agreement and the debt warrant certificates, respectively, including the definitions of terms.

Terms of the Debt Warrants

        The applicable prospectus supplement will describe the terms of the specific issue of Debt Warrants being offered, the debt warrant agreement relating to the Debt Warrants and the debt warrant certificates representing the Debt Warrants, including the following:

  •
  the designation and aggregate principal amount of the debt securities that the holder of a Debt Warrant may purchase upon exercise of the Debt Warrant and the price at which the purchase may be made;

  •
  the designation and terms of any debt securities issued with or purchasable upon exercise of the Debt Warrants, including whether the debt securities will be senior debt securities or subordinated debt securities and under which indenture the debt securities will be issued;

  •
  the procedures and conditions relating to the exercise of the Debt Warrants;

  •
  the number of Debt Warrants issued with each debt security;

  •
  any date on and after which the Debt Warrants and any related debt securities are separately transferable;

  •
  the date on which the right to exercise the Debt Warrants begins and expires;

  •
  whether the Debt Warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

  •
  any circumstances which will cause the Debt Warrants to be deemed to be automatically exercised;

  •
  the identity of the debt warrant agent; and

  •
  any other material terms of the Debt Warrants.

        Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations. Holders may exercise Debt Warrants at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the debt securities that may be purchased upon exercise of the Debt Warrants and will not be entitled to payment or delivery of any amounts which may be due on the debt securities purchasable upon exercise of the Debt Warrants.

        Prospective purchasers of Debt Warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as Debt Warrants and to the debt securities purchasable upon exercise of the Debt Warrants. The prospectus supplement relating to any issue of Debt Warrants will describe these considerations.

Book-Entry Procedures

        Except as may otherwise be provided in the applicable prospectus supplement, the Debt Warrants will be issued in the form of global debt warrant certificates, registered in the name of a depositary or its nominee. Except as may otherwise be provided in the applicable prospectus supplement, beneficial owners will not be entitled to receive definitive certificates representing Debt Warrants unless the depositary is unwilling or unable to continue as depositary or we decide to have the Debt Warrants represented by definitive certificates. A beneficial owner's interest in a Debt Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner's account. In turn, the total number of Debt Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Debt Warrant will be effected only through the selling beneficial owner's brokerage firm.

Governing Law

        The debt warrant agreements, the Debt Warrants and the debt warrant certificates will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Exercise of Debt Warrants

        Each Debt Warrant will entitle the holder to purchase for cash a principal amount of debt securities at the exercise price set forth in, or determined in the manner set forth in, the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, holders may exercise Debt Warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised Debt Warrants will become void.

        Holders may exercise Debt Warrants in the manner described in the applicable prospectus supplement. Upon receipt of payment and properly completed and duly executed debt warrant certificate at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchased. If less than all of the Debt Warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of Debt Warrants.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

        The following description sets forth certain general terms of our common stock and preferred stock. The description set forth below is not complete, and is subject to, and qualified in its entirety by reference to, our Articles of Incorporation, as amended, our By-laws and the Articles Supplementary filed December 7, 2005 which are incorporated by reference. Additional Articles Supplementary to our Articles of Incorporation, as amended, will be adopted for each particular series of the preferred stock that we may issue, which will be filed with the SEC at or before the issuance of the series of preferred stock.

        Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.10 per share, and 4,000,000 shares of preferred stock, par value $10.00 per share. As of April 1, 2008, we had 138,555,367 shares of common stock and 1.3650 shares of preferred stock outstanding. Prior to the issuance of convertible debt securities or the related debt warrants, common stock warrants, preferred stock warrants, stock purchase contracts, equity units, or additional common stock or preferred stock, we may need to increase our authorized common stock or preferred stock, as applicable, which would require the approval of our stockholders.

  Common Stock

        The holders of the outstanding common stock shall be entitled as a class, share for share, to receive, when and as declared by the board of directors, dividends payable in cash, in property or in shares of preferred or common stock. We may not pay any dividend (other than in shares of our common stock) or make any distributions of assets on shares of our common stock until cumulative dividends on any preferred stock then outstanding have been paid.

        The holders of common stock shall be entitled to notice of all meetings of stockholders, shall have one vote per share and shall have exclusive voting rights on all questions requiring a vote of stockholders, except as may be provided in articles supplementary or as required by law. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. This means that holders of more than half of the shares can elect all of the directors and holders of the remaining shares will not be able to elect any directors. Our By-laws provide for a classified board of directors consisting of three classes with staggered three-year terms.

        In the event of any dissolution, liquidation or winding up of Legg Mason, the holders of the common stock shall be entitled as a class, share for share, after due payment or provision for payment of the debts and other liabilities of Legg Mason and the payment of the full preferential amounts to which the holders of its preferred stock are entitled, to share ratably in the remaining net assets of Legg Mason. A consolidation or merger of Legg Mason shall not be deemed to be a liquidation, dissolution or winding up.

        The common stock may be redeemed in whole or in part at the option of the board of directors, at any time or from time to time, at a price equal to its consolidated book value determined as of the last day of the month in which we give notice of such redemption ("Valuation Date"), determined in accordance with generally accepted accounting principles in the following manner (the "Book Value"):

  (i)
  No allowance of any kind shall be made for our goodwill or any similar intangible asset;

  (ii)
  All accounts payable shall be taken at the face amount less discounts deductible therefrom and all accounts receivable shall be taken at the face amount thereof less a reasonable reserve for bad debts;

  (iii)
  All unpaid and accrued taxes shall be deducted as liabilities;

  (iv)
  Every membership on a national securities exchange held for our benefit or the benefit of one or our subsidiaries shall be taken at its fair value, which shall be the price contracted for at the last sale of a comparable membership on the Valuation Date, or if there is no sale contracted for on that date, the value shall be the mean between the bid and asked prices on that date. If there is no quotation on the Valuation Date, then the value shall be determined by the quotation (either of a sale or on a bid and asked basis) which occurred before and closest in point of time to the Valuation Date;

  (v)
  All securities owned by us shall be taken at their fair market value. The word "securities" as used in herein includes any instrument defined as a "security" by the Securities Act;

  (vi)
  All other assets and liabilities shall be taken as shown on our books; and

  (vii)
  The excess of the proceeds over the cash surrender value of any policy of insurance on the life of an employee or stockholder, or former employee or stockholder, received by us or one of our subsidiaries because of the death of the insured within six (6) months of the Valuation Date shall be excluded.

        Not less than thirty (30) nor more than fifty (50) days prior to the date fixed for redemption, we shall give notice by mail, postage prepaid, to any holders of record of common stock to be redeemed, such notice to be addressed to each such stockholder at his post office address as shown on our stock transfer books.

        The amount of the common stock to be redeemed at the option of the board of directors must be approved by a two-thirds (2/3) vote of the entire board of directors but need not be ratable or proportionate among the holders of the common stock.

        On or after the date fixed for redemption as stated in such notice, each holder of common stock called for redemption shall surrender his certificate evidencing such shares to us at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price in cash. In case less than all of the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then notwithstanding that the certificate evidencing any shares of common stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after such date cease and terminate, except only the right of the holders, subject to applicable law, to receive the redemption price without interest upon surrender of the certificate therefor.

  Preferred Stock

        Our Articles of Incorporation, as amended, authorize our board of directors to issue up to 4,000,000 shares of preferred stock from time to time in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors and set forth in articles supplementary filed for record with the State Department of Assessments and Taxation, and as are not contrary to those stated and expressed in these articles of incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

  (i)
  The designation of and number of shares constituting such series;

  (ii)
  The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

  (iii)
  Whether the shares of such series shall be subject to redemption by us, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

  (iv)
  The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

  (v)
  Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of our capital stock, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

  (vi)
  The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

  (vii)
  The restrictions, if any, on the issue or reissue of any additional preferred stock; and

  (viii)
  The rights of the holders of the shares of such series upon the dissolution or the distribution of our assets.

        The preferred stock will be, when issued against payment, fully paid and non-assessable. Holders will have no preemptive rights to subscribe for any additional securities that we may issue. Each series of preferred stock will rank senior to our common stock as to payment of dividends and/or distribution of assets upon liquidation, and senior to any other stock we issue that is expressly made junior to that series of preferred stock. Each convertible or exchangeable series of preferred stock will specify the terms on which share of the series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

  Special Voting Stock

        On May 26, 2000, we issued one special voting share of preferred stock in connection with our acquisition of Legg Mason Canada Inc. This special voting share provides the holders of exchangeable shares of our subsidiary, Legg Mason Canada Holdings Ltd., with substantially the same voting rights as the holders of our common stock. The special voting share has a number of votes, which may be cast at a Legg Mason stockholders' meeting, equal to the number of exchangeable shares outstanding. As of April 1, 2008, there were 1,983,572 exchangeable shares outstanding.

  Series A Non-Voting Convertible Preferred Stock

        As of April 1, 2008, we had 0.3650 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") outstanding. We may issue fractional shares of Series A Preferred Stock, such fractions to be carried out to seven (7) decimal places. In the event that the conversion rate is adjusted as a result of a subdivision of our outstanding common stock or a dividend in shares of common stock, such number of decimal places shall be increased in the same proportion. Shares of Series A Preferred Stock are not subject to redemption at our option or subject to any sinking fund or other mandatory right of redemption accruing to the holders thereof. All Series A Preferred Stock, as to payment of distribution of assets upon liquidation, dissolution or winding up, whether voluntary or involuntary, shall rank senior to common stock.

        Holders shall be entitled to:

  •
  receive, with respect to each share of Series A Preferred Stock held, a dividend or distribution in an amount equal to and in the same form that would be received by a holder of the number of shares of common stock into which such share of Series A Preferred Stock is convertible (including for fractional shares of common stock);

  •
  vote as a class upon a proposed amendment of the Articles Supplementary or the Articles of Incorporation, as amended, if such amendment would increase or decrease the par value of the shares of Series A Preferred Stock or alter or change (by way of merger, consolidation or otherwise) the powers, preferences, or special rights of the shares of Series A Preferred Stock so as to affect them adversely;

  •
  conversion rights upon transfer of the Series A Preferred Stock to an entity that is not an affiliate of Citigroup Inc. into shares of common stock at the ratio of one (1) Series A Preferred Stock share to one million (1,000,000) common stock shares; and

  •
  upon any voluntary or involuntary liquidation, dissolution or winding-up, receive a liquidation preference equal to the greater of (1) $0.10 per share of Series A Preferred Stock (but not more than $1,000 in the aggregate for all outstanding shares of Series A Preferred Stock) or (2) the amount to which such holders are entitled in connection with a dividend or distribution.

        Shares of Series A Preferred Stock are not transferable except:

  •
  in a widely distributed public offering;

  •
  to us;

  •
  to an affiliate of the holder or to one of our affiliates;

  •
  in a transaction that involves the transfer of two percent (2%) or less of the common stock then outstanding to any person or group of persons under common control or acting in concert;

  •
  to a third party acquiring control of a majority of our voting interest without reliance upon the transfer by the holder or its affiliates of its shares of Series A Preferred Stock; or

  •
  in any transaction approved by the Board of Governors of the Federal Reserve System.

        Upon a transfer of shares of Series A Preferred Stock to an entity that is not an affiliate of Citigroup Inc., the preferred stock automatically converts into shares of our Common Stock at a ratio of 1,000,000 shares of Common Stock for each share of Series A Preferred Stock.

Corporate Governance

  Two-Tier Business Combination Provision

        Maryland law requires the affirmative vote of at least a majority of all of the outstanding shares entitled to vote to approve a merger, consolidation, share exchange or disposition of all or substantially all of our assets. Our Articles of Incorporation, as amended, require the affirmative vote of not less than 70% of our then outstanding voting shares to approve any "business combination" of us with any "Related Person" unless certain conditions have been met. In addition, the 70% vote must include the affirmative vote of at least 55% of the outstanding shares of voting stock held by stockholders other than the Related Person. Accordingly, the actual vote required to approve the business combination may be greater than the 70%, depending upon the number of shares controlled by the Related Person. A Related Person is defined to include any person or entity which is, directly or indirectly, the beneficial owner of 15% or more of the outstanding shares of our voting stock, including any affiliate or associate of such person or entity. The term "business combination" is defined to include a wide variety of transactions between us and a Related Person, including a merger, consolidation, share exchange or sale of assets having a fair market value greater than 10% of the book value of our consolidated assets.

        However, if the Related Person pays a "fair price" to our stockholders in the transaction, the 70% requirement would not be applicable and the proposed business combination could be approved by a simple majority of the stockholders unless otherwise required by Maryland law, provided that such affirmative vote includes at least 55% of the voting stock held by persons other than the Related Person. Under our Articles of Incorporation, as amended, the "fair price" must be at least equal to the greater of:

  •
  the highest price paid or agreed to be paid by the Related Person to purchase shares of our common stock during the 24-month period prior to the taking of such vote; or

  •
  the highest market price of the common stock during the 24-month period prior to the taking of such vote; or

  •
  the per share book value of our common stock at the end of the calendar quarter immediately preceding the taking of such vote.

        In addition, the "fair price" consideration to be received by our stockholders must be of the same form and kind as the most favorable form and kind of consideration paid by the Related Person in acquiring any of its shares of our common stock.

        The special voting provisions are not applicable to a business combination authorized by our board of directors by a vote which includes a majority of our "Disinterested Directors." A Disinterested Director is defined to include any member of our board of directors who is not the Related Person (or an affiliate or associate of the Related Person) and who was a director prior to the time that the Related Person became a Related Person, and any successor of a Disinterested Director who is not the Related Person (or an affiliate or associate of the Related Person) and who is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on our board of directors.

        Our special voting provisions may not be amended, altered, changed or repealed except by the affirmative vote of at least 70% of the shares of stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, and at least 55% of the outstanding shares of stock entitled to vote thereon held by stockholders who are not Related Persons, unless such proposal was proposed by our board of directors by a vote which includes a majority of the Disinterested Directors.

        The business combination provisions under our Articles of Incorporation, as amended, could have the effect of delaying, deterring or preventing a change in control. Any possible change in control could also be affected by the applicability of certain Maryland anti-takeover statutes dealing with business combinations and acquisitions of controlling blocks of shares, as well as by our classified board of director provisions.

  Staggered Board

        Our board of directors is divided into three classes serving staggered three-year terms. Directors elected to succeed directors whose terms have expired have a term of office lasting three years.

  Unanimous Written Consent; Special Meetings

        Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting:

  •
  if a unanimous consent in writing or by electronic transmission is signed by all the stockholders entitled to vote on the subject matter; or

  •
  by the holders of any class of stock, other than common stock entitled to vote generally in the election of directors, by delivering a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting if the corporation gives notice of the action to each holder of the class of stock not later than ten days after the effective time of the action.

        Special meetings of the stockholders can be called by the chairman of the board, the chief executive officer, the president or a majority of the board of directors. Special meetings of stockholders shall also be called by the secretary upon written request of the holders of shares entitled to cast no less than a majority of all the votes entitled to be cast in such meeting.

  Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF COMMON STOCK WARRANTS

        We may issue warrants for the purchase of common stock ("Common Stock Warrants"). Each series of Common Stock Warrants will be issued under a common stock warrant agreement to be entered into between us and a bank or trust company, as common stock warrant agent, all as set forth in the applicable prospectus supplement. The common stock warrant agreement, including the form of warrant certificates representing the Common Stock Warrants, reflecting the provisions to be included in the common stock warrant agreements that will be entered into with respect to particular offerings of Common Stock Warrants, will be filed with the SEC. The following summaries of certain material provisions of the common stock warrant agreement and common stock warrant certificates are not complete, are subject to, and are qualified in their entirety by reference to, all of the provisions of the common stock warrant agreement and the common stock warrant certificates, including the definitions of terms.

Terms of the Common Stock Warrants

        The applicable prospectus supplement will describe the terms of the Common Stock Warrants being offered, the common stock warrant agreement relating to the Common Stock Warrants and the common stock warrant certificates, including the following:

  •
  the offering price or prices;

  •
  the aggregate number of shares of common stock that may be purchased upon exercise of the Common Stock Warrants and minimum number of Common Stock Warrants that are exercisable;

  •
  the number of securities, if any, with which the Common Stock Warrants are being offered and the number of the Common Stock Warrants being offered with each security;

  •
  the date on and after which the Common Stock Warrants and the related securities, if any, will be transferable separately;

  •
  the number of shares of common stock purchasable upon exercise of each Common Stock Warrant, the price at which the common stock may be purchased, and events or conditions under which the number of shares purchasable may be adjusted;

  •
  the date on which the right to exercise the Common Stock Warrants will begin and the date on which the right to exercise will expire;

  •
  the circumstances, if any, which will cause the Common Stock Warrants to be deemed to be automatically exercised;

  •
  any material risk factors relating to the Common Stock Warrants;

  •
  the identity of the common stock warrant agent; and

  •
  any other material terms of the Common Stock Warrants.

        Holders may exchange common stock warrant certificates for new common stock warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and may exercise the Common Stock Warrants, at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any Common Stock Warrants to purchase common stock, holders of the Common Stock Warrants will not have any rights of holders of common stock purchasable upon exercise of the Common Stock Warrants, including the right to receive payments of dividends, if any, on the common stock purchasable upon any exercise or the right to vote the underlying Common Stock.

        Prospective purchasers of Common Stock Warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as Common Stock Warrants. The prospectus supplement relating to any issue of Common Stock Warrants will describe these considerations.

Book-Entry Procedures

        Except as may otherwise be provided in the applicable prospectus supplement, the Common Stock Warrants will be issued in the form of global common stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Common Stock Warrants unless the depositary is unwilling or unable to continue as depositary, certain specified events of bankruptcy or insolvency occur with respect to us or we decide to have the Common Stock Warrants represented by definitive certificates. A beneficial owner's interest in a Common Stock Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains a beneficial owner's account. In turn, the total number of Common Stock Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Common Stock Warrant will be effected only through the selling beneficial owner's brokerage firm.

Exercise of Common Stock Warrants

        Each Common Stock Warrant will entitle its holder to purchase a specific number of shares of Common Stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the Common Stock Warrants expires, or any later date if extended by us, unexercised Common Stock Warrants will become void.

        Common Stock Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed common stock warrant certificate at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock purchased upon exercise. If less than all of the Common Stock Warrants represented by any common stock warrant certificate are exercised, a new common stock warrant certificate will be issued for the remaining Common Stock Warrants.

Modifications

        We and the common stock warrant agent may amend any common stock warrant agreement and the terms of the related Common Stock Warrants, without the consent of the holders of the Common Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which we may deem necessary or desirable and which will not materially and adversely affect the interests of the common stock warrantholders.

        We and the common stock warrant agent also may amend any common stock warrant agreement and the terms of the related Common Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Common Stock Warrants affected by amendment. However, without the consent of each of the common stock warrantholders affected, no amendment will be effective that:

  •
  shortens the period of time during which the Common Stock Warrants may be exercised;

  •
  otherwise materially and adversely affects the exercise rights of the common stock warrantholders; or

  •
  reduces the number of outstanding Common Stock Warrants the consent of whose holders is required to approve an amendment of the common stock warrant agreement or the terms of the related Common Stock Warrants.

Governing Law

        The common stock warrant agreements, the Common Stock Warrants and the common stock warrant certificates will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Enforceability of Rights by Common Stock Warrantholders

        Any common stock warrantholder may, without the consent of the related common stock warrant agent, enforce by appropriate legal action, and for its own behalf, its right to exercise its Common Stock Warrant.

DESCRIPTION OF PREFERRED STOCK WARRANTS

        We may issue warrants for the purchase of preferred stock ("Preferred Stock Warrants"). Each series of Preferred Stock Warrants is to be issued under a preferred stock warrant agreement to be entered into between us and a bank or trust company, as preferred stock warrant agent, as described in the applicable prospectus supplement relating to the Preferred Stock Warrants being offered. The preferred stock warrant agreement, including the form of warrant certificates representing the Preferred Stock Warrants, will be filed with the SEC. The following summaries of certain material provisions of the preferred stock warrant agreement and preferred stock warrant certificates are not complete and are subject to and are qualified in their entirety by reference to, all the provisions of the preferred stock warrant agreement and the preferred stock warrant certificates, respectively, including the definitions of terms.

Terms of the Preferred Stock Warrants

        The applicable prospectus supplement will describe the terms of the specific issue of Preferred Stock Warrants being offered, the preferred stock warrant agreement relating to the Preferred Stock Warrants and the preferred stock warrant certificates representing the Preferred Stock Warrants, including the following:

  •
  the offering price or prices;

  •
  designation, aggregate number and terms of the series of preferred stock that may be purchased upon exercise of the Preferred Stock Warrants and the minimum number of Preferred Stock Warrants that are exercisable;

  •
  any designation and terms of the securities with which the Preferred Stock Warrants are being offered and the number of Preferred Stock Warrants being offered with each security;

  •
  any date on and after which the Preferred Stock Warrants and the related securities will be transferable separately;

  •
  the number and stated values of the series of preferred stock that may be purchased upon exercise of each Preferred Stock Warrant and the price at which the shares of preferred stock of that series may be purchased upon exercise, and events or conditions under which the number of shares that may be purchased may be adjusted;

  •
  the date on which the right to exercise the Preferred Stock Warrants will begin and the date on which the right to exercise will expire;

  •
  any circumstances that will cause the Preferred Stock Warrants to be deemed to be automatically exercised;

  •
  any material risk factors relating to the Preferred Stock Warrants;

  •
  the identity of the preferred stock warrant agent; and

  •
  any other material terms of the Preferred Stock Warrants.

        Holders may exchange preferred stock warrant certificates for new preferred stock warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and may exercise the Preferred Stock Warrants, at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any Preferred Stock Warrant, a holder will not have the rights of a holder of shares of the preferred stock that may be purchased upon exercise of the Preferred Stock Warrant, including the right to receive payment of dividends, if any, on the underlying preferred stock or the right to vote the underlying preferred stock.

        Prospective purchasers of Preferred Stock Warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as Preferred Stock Warrants. The prospectus supplement relating to any issue of Preferred Stock Warrants will describe these considerations.

Book-Entry Procedures

        Except as may otherwise be provided in the applicable prospectus supplement, the Preferred Stock Warrants will be issued in the form of global preferred stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Preferred Stock Warrants unless the depositary is unwilling or unable to continue as depositary, specified events of bankruptcy or insolvency occur with respect to us or we decide to have the Preferred Stock Warrants represented by definitive certificates. A beneficial owner's interest in a Preferred Stock Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner's account. In turn, the total number of Preferred Stock Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Preferred Stock Warrant will be effected only through the selling beneficial owner's brokerage firm.

Exercise of Preferred Stock Warrants

        Each Preferred Stock Warrant will entitle its holder to purchase a number of shares of preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the Preferred Stock Warrants expires, or any later date if extended by us, unexercised Preferred Stock Warrants will become void.

        Holders may exercise the Preferred Stock Warrants in the manner set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed preferred stock warrant certificate at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of preferred stock purchased upon exercise. If less than all of the Preferred Stock Warrants represented by any preferred stock warrant certificate are exercised, we will issue a new preferred stock warrant certificate for the remaining number of Preferred Stock Warrants.

Modifications

        We and the preferred stock warrant agent may amend any preferred stock warrant agreement and the terms of the related Preferred Stock Warrants, without the consent of the holders of the Preferred Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which we may deem necessary or desirable and which will not materially and adversely affect the interests of the preferred stock warrantholders.

        We and the preferred stock warrant agent also may amend any preferred stock warrant agreement and the terms of the related Preferred Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Preferred Stock Warrants affected by the amendment. However, without the consent of each of the preferred stock warrantholders affected, no amendment will be effective that:

  •
  shortens the period of time during which the Preferred Stock Warrants may be exercised;

  •
  otherwise materially and adversely affects the exercise rights of the preferred stock warrantholders; or

  •
  reduces the number of outstanding Preferred Stock Warrants the consent of whose holders is required to approve an amendment of the preferred stock warrant agreement or the terms of the related Preferred Stock Warrants.

Governing Law

        The preferred stock warrant agreements, the Preferred Stock Warrants and the preferred stock warrant certificates will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Enforceability of Rights by Preferred Stock Warrantholders

        Any preferred stock warrantholder may, without the consent of the related preferred stock warrant agent, enforce by appropriate legal action, in and of its own behalf, its right to exercise its Preferred Stock Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts, or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured or unrefunded on some basis.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by that prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or equity units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, which will be filed with the SEC or otherwise incorporated by reference in our previous filings each time we issue stock purchase contracts or equity units. Certain material United States federal income tax considerations applicable to the equity units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

        In compliance with United States federal tax laws and regulations,

  •
  Bearer Securities (including securities that are exchangeable for Bearer Securities and securities in permanent global form that are either Bearer Securities or exchangeable for Bearer Securities) may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D) including offers and sales to offices located outside the United States of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(1)(iv)) which agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code (as defined below) and the regulations thereunder; and

  •
  any underwriters, agents and dealers participating in the offering of Bearer Securities must agree in writing that they will not offer, sell or resell any Bearer Securities to persons within the United States or to United States persons (except as described above) nor deliver Bearer Securities within the United States.

        In addition,

  •
  any such underwriters, agents and dealers must have in effect, in connection with the offer and sale of the Bearer Securities, procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling the securities are aware that Bearer Securities cannot be offered or sold to a person who is within the United States or is a United States person except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D);

  •
  the owner of the Bearer Security (or the financial institution or clearing organization through which the owner holds the obligation) must certify that the owner is not a United States person; and

  •
  Bearer Securities and any coupons attached thereto must bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code."

        Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws.

        As used herein, "United States person" means:

  •
  an individual who is, for United States Federal income tax purposes, a citizen or resident of the United States;

  •
  a corporation, partnership or one of certain other entities created or organized in or under the laws of the United States or of any political subdivision thereof; or

  •
  an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

        "United States" means the United States of America (including the States and the District of Columbia), its territories and its possessions.

ERISA MATTERS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the regulations issued by the Department of Labor under ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued by the Internal Revenue Service under the Code impose certain restrictions on the following:

  (1)
  "employee benefit plans" (as defined in Section 3(3) of ERISA);

  (2)
  "plans" described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans;

  (3)
  entities whose underlying assets include "plan assets" within the meaning of U.S. Department of Labor Regulation 29. C.F.R. Section 2510.3-101, as amended by Section 3(42) of ERISA, by reason of a plan's investment in such entities (each of (1), (2) and (3) is referred to as a "Plan"); and

  (4)
  persons who have certain specified relationships to Plans ("parties in interest" under ERISA and "disqualified persons" under the Code).

        Both ERISA and the Code prohibit certain transactions between a Plan and parties in interest or disqualified persons. ERISA also imposes certain duties on persons who are fiduciaries of Plans that are subject to Title I of ERISA ("ERISA Plans").

        Because of our activities or the activities of our affiliates, we may be deemed to be a party in interest or disqualified person with respect to a number of Plans (e.g., those to which we provide brokerage, investment or other financial services). If the securities described in this prospectus are acquired and held by a Plan with respect to which we are a party in interest or disqualified person, such acquisition and holding could be deemed to be a direct or indirect prohibited transaction, which could result in the imposition of taxes or penalties on the parties to the prohibited transaction.

        Such transactions may, however, be exempt from the otherwise applicable taxes and penalties by reason of one or more statutory or administrative exemptions such as those described below. Such administrative exemptions may include:

  •
  Prohibited Transaction Class Exemption ("PTE") 95-60 which exempts certain transactions involving insurance company general accounts;

  •
  PTE 96-23 which exempts certain transactions directed by an in-house asset manager;

  •
  PTE 90-1 which exempts certain transactions involving insurance company pooled separate accounts;

  •
  PTE 91-38 which exempts certain transactions involving bank collective investment funds;

  •
  PTE 84-14 as amended, which exempts certain transactions entered into on behalf of a Plan by a qualified professional asset manager; and

  •
  Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, each of which exempts certain transactions between Plans and "service providers to Plans."

        If the conditions of one or more of these exemptions (or some other applicable exemption) are met, the acquisition and holding of the securities by or on behalf of a Plan should be exempt from certain of the prohibited transaction provisions of ERISA and the Code. It should be noted, however, that even if such conditions are met, the scope of relief provided by such exemptions may not necessarily cover all acts that might be construed as prohibited transactions under ERISA and the Code.

        Furthermore, Section 404 of ERISA sets forth standards of care for investment decisions made by a fiduciary of an ERISA Plan. In deciding whether to invest in the offered securities, a fiduciary of an ERISA Plan must take the following into account, among other considerations:

  •
  whether the fiduciary has the authority to make the investment;

  •
  whether the investment is made in accordance with the written documents that govern the ERISA Plan;

  •
  whether the investment constitutes a direct or indirect transaction with a party in interest or disqualified person;

  •
  the composition of the ERISA Plan's portfolio with respect to diversification by type of asset;

  •
  the ERISA Plan's funding objectives;

  •
  the tax effects of the investment; and

  •
  whether under the general fiduciary standards of investment procedure and diversification an investment in the offered securities is appropriate for the ERISA Plan, taking into account the overall investment policy of the ERISA Plan, the composition of the ERISA Plan's investment portfolio and all other appropriate factors.

        Prior to making an investment in the securities, a Plan investor must determine whether we are a party in interest or disqualified person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above. In addition, a fiduciary of an ERISA Plan must determine whether the investment is otherwise a permissible and appropriate investment for the ERISA Plan. Prospective investors should consult with their legal and other advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances.

        Employee benefit plans that are non-U.S. plans (as defined in Section 4(b)(4) of ERISA), governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) (collectively, "Non-ERISA Plans") are not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or the Code but may be subject to similar restrictions under non-U.S., federal, state or local law (any such law, a "Similar Law").

        Each person who acquires the securities or an interest therein will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no assets of a Plan or Non-ERISA Plan have been used to acquire such security or an interest therein, or (ii) the purchase and holding of such security or an interest therein by such person are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or class exemptions or do not violate applicable Similar Law.

        The above is a summary of some of the material ERISA considerations applicable to prospective Plan investors. It is not intended to be a complete discussion, nor is it to be construed as legal advice or a legal opinion. Prospective Plan investors should consult their own counsel on these matters.

HOLDING COMPANY STRUCTURE

        We are a holding company and our assets consist primarily of investments in our subsidiaries. A substantial portion of our consolidated liabilities have been incurred by our subsidiaries. Our rights and the rights of our creditors, including holders of our debt securities and holders of our preferred stock, to participate in the distribution of assets of any subsidiary upon liquidation or reorganization of this subsidiary or otherwise will be subject to prior claims of such subsidiary's creditors, including trade creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Accordingly, the holders of our debt securities and preferred stock may be deemed to be effectively subordinated to such claims. As of December 31, 2007, our subsidiaries had a total of approximately $2.3 billion of outstanding liabilities, including indebtedness.

        Our ability to service our indebtedness and other obligations, including the securities, and our ability to pay dividends on our capital stock is dependent primarily upon the earnings and cash flow of our subsidiaries and the distribution or other payment to us of such earnings and cash flow.

PLAN OF DISTRIBUTION

        We may sell any series of debt securities, stock purchase contracts, equity units and warrants and shares of common stock and shares of preferred stock being offered by this prospectus in three ways: (1) to or through underwriters or dealers, (2) directly to other purchasers, or (3) through agents. The prospectus supplement with respect to any series of securities will set forth the terms of the offering of the securities, including

  •
  the name or names of any underwriters, dealers or agents;

  •
  the price of the offered securities;

  •
  the net proceeds to us from such sale;

  •
  any underwriting discounts or other items constituting underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

        In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

        If we use underwriters in the sale of the securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public price or at varying prices determined at the time of sale. We will name the underwriter or underwriters with respect to a particular underwritten offering of securities in the prospectus supplement relating to such offering, and if an underwriting syndicate is used, we will name the managing underwriter or underwriters on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or agents to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If we use a dealer to offer and sell any securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

        Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent—in each case, less other expenses attributable to issuance and distribution. Underwriters, agents, and dealers participating in the distribution of such securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of such securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

        Each underwriter, dealer and agent participating in the distribution of any securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D). See "Limitations on Issuance of Bearer Securities."

        Certain persons participating in an offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, such securities in the open market. These activities may stabilize or maintain the market price of such securities at a level higher than that which might otherwise prevail for a limited period after the issue date of such securities. However, there may be no obligation on the underwriters or any other person to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

        We may issue series of securities with no established trading market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

        If so indicated in the prospectus supplement, one or more firms, which we refer to as "remarketing firms," acting as principals for their own accounts or as agents for us, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the prospectus supplement.

        Remarketing firms, agents, dealers, and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Underwriters, dealers, or agents and their associates may be customers of, engage in transactions with and perform services for, us in the ordinary course of business.

        The maximum commission or discount to be received for the sale of the offered securities by any member of the Financial Industry Regulatory Authority (the "FINRA") or independent broker or dealer will not be greater than 8%.

        Under Rule 2720 of the Conduct Rules administered by FINRA, when a FINRA member participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of Rule 2720. Any offer and sale of offered securities by any qualified affiliate of Legg Mason, Inc. will comply with the requirements of Rule 2720 regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on Legg Mason affiliates by the Federal Reserve Board.

        No member of FINRA participating in offers and sales of the offered securities may execute a transaction in the offered securities in the United States in a discretionary account without the specific prior written approval of the member's customer.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Thomas C. Merchant, Esq., our Secretary and Deputy General Counsel. Mr. Merchant beneficially owns, or has rights to acquire under our employee benefit plans, less than one percent of our common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

20,000,000 Equity Units

Legg Mason, Inc.

PRELIMINARY  PROSPECTUS  SUPPLEMENT
MAY  6,  2008

Citi
Merrill Lynch & Co.
Goldman, Sachs & Co.
JPMorgan

QuickLinks

  Filed Pursuant to Rule 424(b)3 Registration No. 333-150653
Investing in the Equity Units involves risks. See "Risk Factors" starting on page S-23.

ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY
Legg Mason, Inc.
LEGG MASON, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except per share amounts) (Unaudited)
LEGG MASON, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except per share amounts)
Summary Historical Consolidated Financial Data of Legg Mason, Inc.
The Offering
THE OFFERING—EXPLANATORY DIAGRAMS
RISK FACTORS
Risks Related to Our Business
Risks That Relate to This Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
ACCOUNTING TREATMENT
DESCRIPTION OF THE EQUITY UNITS
DESCRIPTION OF THE PURCHASE CONTRACTS
CERTAIN PROVISIONS OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT
DESCRIPTION OF THE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
ERISA MATTERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INCORPORATION BY REFERENCE

WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING INFORMATION
OUR COMPANY
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
USE OF PROCEEDS
THE SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF DEBT WARRANTS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF COMMON STOCK WARRANTS
DESCRIPTION OF PREFERRED STOCK WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS
LIMITATIONS ON ISSUANCE OF BEARER SECURITIES
ERISA MATTERS
HOLDING COMPANY STRUCTURE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS